SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K
ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

☑	Annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934
For the fiscal year ended December 31, 2010.
Or

☐	Transition report Pursuant to Section 15(d) of the Securities Exchange Act of 1934
For the transition period from                      to

Commission file number 001-14965

A.	Full title of the plan and the address of the plan, if different from that of issuer named below:
The GOLDMAN SACHS 401(k) PLAN
B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
THE GOLDMAN SACHS GROUP, INC
200 West Street
New York, NY 10282

The Goldman Sachs 401(k) Plan
Financial Statements and Supplemental Schedules
December 31, 2010 and 2009
(With Independent Registered Public Accounting Firm’s Report Thereon)

The Goldman Sachs 401(k) Plan
Index
December 31, 2010 and 2009

Page(s)

Report of Independent Registered Public Accounting Firm	1

Financial Statements

Statements of Net Assets Available for Benefits	2

Statements of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4–25

Supplemental Schedules*

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	26–61

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within the Plan Year)	62

Schedule G, Part 1 — Schedule of Loans or Fixed Income Obligations in Default or Classified as Uncollectible	63

Signatures

Index to Exhibits

Consent of PricewaterhouseCoopers, LLP EX-23: Consent of PricewaterhouseCoopers, LLP

*	All other schedules required by 29 CFR §2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended, are not included because they are not applicable.

Report of Independent Registered Public Accounting Firm
To the Participants and Administrator of
The Goldman Sachs 401(k) Plan
In our opinion, the accompanying Statements of Net Assets Available for Benefits and the related Statements of Changes in Net Assets Available for Benefits present fairly, in all material respects, the net assets available for benefits of The Goldman Sachs 401(k) Plan (the “Plan”) as of December 31, 2010 and 2009, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets (Held at End of Year), Schedule of Assets (Acquired and Disposed of Within the Plan Year), and Schedule of Loans or Fixed Income Obligations in Default or Classified Uncollectible are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended. The supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ PricewaterhouseCoopers LLP
New York, NY
June 29, 2011

The Goldman Sachs 401(k) Plan
Statements of Net Assets Available for Benefits
December 31, 2010 and 2009

	As of December
(in thousands)	2010	2009
Assets

Net investments at fair value (Note 3)	$4,843,692	$4,262,451

Employee contributions	5,407	7,149
Employer contributions, net	93,252	79,556
Notes receivable from participants	24,326	24,038
Interest and dividends	6,197	15,237
Due from brokers	99,416	123,208

Total receivables	228,598	249,188

Total assets at fair value	5,072,290	4,511,639

Liabilities

Due to brokers and other payables	64,325	19,136
Accrued expenses	14,000	888

Total liabilities at fair value	78,325	20,024

Net assets available for benefits at fair value	4,993,965	4,491,615
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	13,461	38,664

Net assets available for benefits	$5,007,426	$4,530,279

The accompanying notes are an integral part of these financial statements.

The Goldman Sachs 401(k) Plan
Statements of Changes in Net Assets Available for Benefits
December 31, 2010 and 2009

	Year Ended December
(in thousands)	2010	2009
Additions

Investment income:
Net appreciation in fair value of investments (Note 3)	$453,706	$711,019
Interest and dividends	37,265	49,488

Total investment income	490,971	760,507

Interest income on notes receivable from participants	1,338	1,338

Contributions:

Employee	180,291	136,857
Employer, net	92,947	79,266

Total contributions	273,238	216,123

Total additions	765,547	977,968

Deductions

Benefits paid	288,400	235,501

Total deductions	288,400	235,501

Net increase	477,147	742,467

Net assets available for benefits

Beginning of year	4,530,279	3,787,812

End of year	$5,007,426	$4,530,279

The accompanying notes are an integral part of these financial statements.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009
1.	Plan Description
The following description of The Goldman Sachs 401(k) Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document, as most recently amended December 21, 2010, for a more complete description of the Plan’s provisions. Items referenced “as defined” are defined in the Plan document or separate provisions to the Plan.

The Plan became effective on January 1, 1945 and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Effective January 1, 2008, the Goldman Sachs Employees’ Profit Sharing Retirement Income Plan was amended to incorporate a 401(k) safe harbor design, and was renamed “The Goldman Sachs 401(k) Plan.” The Plan has been subsequently amended for various reasons, including to reflect changes in law.

General

The Plan is a defined contribution plan to which participants, in addition to rolling over contributions from other qualified plans, may elect to make pre-tax 401(k) and after-tax Roth 401(k) contributions each year based on their compensation, as determined under the Plan. The Plan offers a dollar-for-dollar Firm “Matching Contribution” of up to 4% of an eligible participant’s total compensation, capped by applicable statutory limitations. If 4% of an eligible participant’s total compensation is less than $6,000, The Goldman Sachs Group, Inc. (the “Firm”) will allocate a “Supplemental Contribution” equal to the difference. In addition to these contributions, the Firm will also allocate to each eligible participant an “Additional Retirement Contribution” up to $4,000. Collectively, the Matching, Supplemental and Additional Retirement Contributions are herein referred to as the “Firm Contributions.”

The Plan’s “Plan Year” is the 12-month period commencing on January 1 and ending on the following December 31.

The Plan’s Retirement Committee, as defined (the “Committee”), monitors the investment objectives and performance of the Plan’s individual investment options. The Committee consists of employees of the Firm or its affiliates, including, in some cases, senior management of the Firm or its affiliates. Participants direct their and the Firm Contributions into various investment options offered by the Plan through the Goldman Sachs Profit Sharing Master Trust (the “Master Trust”). The Plan is the sole investor in the Master Trust. Participants’ directed investments are managed in mutual funds, collective trusts and managed accounts. Hewitt Associates, LLC is the recordkeeper of the Plan.

The Plan also offers participants the option to invest in the Stock Fund, as defined (the “Company Stock Fund”), a separately managed account, which primarily invests in shares of the Firm’s common stock. In accordance with a policy adopted by the Committee, no more than 20% of any contribution made on behalf of each participant can be invested in the Company Stock Fund. When a participant reallocates his or her total investment balance, he or she is limited to reallocating 20% of his or her total investment balance into the Company Stock Fund. In addition, participants are restricted from transferring into or out of the Company Stock Fund during the “black-out” periods that are part of the Firm’s compliance procedures designed to avoid violations of applicable securities laws.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009
Eligibility

Employees become eligible to make pre-tax 401(k) and after-tax Roth 401(k) contributions to the Plan as of the first day of the month after they join the Firm as employees. In addition, employees are eligible, as determined under the Plan document, to participate in the Firm Matching and Supplemental Contributions generally as of the first day of the month after they complete one Year of Service, as defined, and attaining age 21. In addition, to be eligible for the Supplemental Contribution, the employee must be employed on the last day of the Plan Year. Generally, to be eligible for the Additional Retirement Contribution, employees must have been (i) eligible for and receiving benefits under the Goldman Sachs Employees’ Pension Plan as of November 27, 2004, (ii) age 46 or older as of November 27, 2004, and (iii) employed by the Firm as of the last day of the current fiscal year.

Vesting

Participants are immediately fully vested in their own 401(k) contributions, the Firm Matching and Supplemental Contributions, and the earnings thereon. Participants are fully vested after three Years of Service in the Firm Profit Sharing (which were discretionary profit sharing contributions made by the Firm prior to January 1, 2008) and Additional Retirement Contributions, and the earnings thereon. Additionally, upon the earliest to occur of the following: (i) attainment of age 65 while employed by the Firm, (ii) disability retirement, (iii) death or (iv) Plan termination, each participant or beneficiary will be 100% vested and may receive a lump-sum amount equal to the value of the funds allocated to the account or may receive periodic distributions from the Plan. Forfeitures of terminated participants’ non-vested Firm Profit Sharing and Additional Retirement Contributions can be used to reduce employer contributions. For the years ended December 31, 2010 and 2009, forfeited non-vested accounts totaled $180,405 and $351,882, respectively, and, in part, have been used to reduce employer contributions.

Benefits

Any benefits provided by the Plan are paid from net assets available for benefits. The benefit to which a Plan participant is entitled equals the amount that can be provided by the vested contributions and net earnings thereon (including net realized and unrealized investment gains and losses) allocated to such participant’s account.

Notes Receivable from Participants

A participant in the Plan is permitted to borrow from $1,000 to $50,000, reduced by (i) the highest outstanding balance of loans to such participant from the Plan during the one-year period ending on the day before the date on which such new loan is made, less (ii) the outstanding balance of loans to such participant from the Plan on the date of such new loan, subject to an overall cap of the lesser of (a) one-half of the participant’s total vested account balance (including Firm Contributions) or (b) the balance in the participant’s pre-tax 401(k) and rollover contribution accounts. A participant may not borrow any amounts attributable to after-tax Roth 401(k) contributions or to the Firm Contributions. Interest on loans is fixed at prime plus one percent for the life of the respective loan. Loans generally must be repaid within five years or in some cases

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009
ten years. Loans are repaid (principal and interest) and added back to participants’ account balances generally through regular after-tax payroll deductions.

Trust Agreement

The Plan’s investments are included in the Master Trust which is subject to a trust agreement (the “Trust Agreement”) with State Street Bank & Trust Company (the “Trustee”).
2.	Summary of Significant Accounting Policies
Basis of Accounting

These financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) using the accrual basis of accounting.

Use of Estimates

U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of additions and deductions during the reporting periods. The most important of these estimates and assumptions relate to fair value measurements of the Plan investments. These and other estimates and assumptions are based on the best available information but actual results could be materially different from those estimates.

Reclassifications

Certain prior year amounts have been reclassified to conform with the current year presentation.

Employer Contributions

The employer contributions receivable is presented on the Statements of Net Assets Available for Benefits, net of forfeited non-vested account balances as of December 31, 2010 and 2009.

Payment of Benefits

Benefits are recorded when paid.

Notes Receivable from Participants

Notes receivable from participants equals the outstanding principal balances plus accrued interest.

Risks and Uncertainties

The Plan provides for various investment options, which include investments in any combination of equities, fixed income securities, individual guaranteed investment contracts, currency and commodities, futures, forwards, options, derivative contracts and real estate investment trusts. Investment securities are exposed to various risks, such as interest rate, market and credit risk. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investment securities, it is possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the Statements of Changes in Net Assets Available for Benefits.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009
Expenses

Investment advisory expenses incurred by the managed accounts and collective trusts of the Plan are borne by the Plan participants through the Plan and are included in net appreciation/ (depreciation) of investments. The investment managers of the Multi-Market Hedge Fund Option, Multi-Strategy Hedge Fund Option and Global Equity Long-Short Hedge Fund Option (each of which is a separate account managed on behalf of the Plan), charge fixed asset-based management fees plus annual incentive fees of 15% to 20% of the net investment income earned, if any, by each fund. Other administrative and custodial fees are paid by the Firm.

Investments

The investments of the Plan are reported at fair value. The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Mutual funds and collective trusts represent investments with various investment managers. The respective fair values of these investments are determined by reference to the funds’ underlying assets, which are principally marketable equity and fixed income securities. Shares held in mutual funds traded on national securities exchanges are valued at the net asset value as of December 31, 2010 and 2009. Units held in collective trusts are valued at the unit value as reported by the investment managers as of December 31, 2010 and 2009.

Investments in managed accounts are described below:

Cash and short-term investments include cash and short-term interest-bearing investments with initial maturities of three months or less. Such amounts are recorded at cost, plus accrued interest.

Common stock, preferred stock, fixed income securities, real estate investment trusts, options and futures traded in active markets on national and international securities exchanges are valued at closing prices on the last business day of each period presented. Securities traded in markets that are not considered active are valued based on quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency. Securities that trade infrequently and therefore have little or no price transparency are valued using the investment manager’s best estimate of fair value.

Forward foreign currency contracts are valued at fair value, as determined by the investment managers (or independent third parties on behalf of the investment managers), using quoted forward foreign currency exchange rates. At the end of each period presented, open contracts are valued at the current forward foreign currency exchange rates and the change in market value is recorded as an unrealized gain or loss. When the contract is closed or delivery taken, the Plan records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009
Swap contracts are valued at fair value, as determined by the investment managers (or independent third parties on behalf of the investment managers) utilizing their proprietary models and taking into consideration exchange quotations on underlying instruments, dealer quotations and other market information.

Investments denominated in currencies other than the U.S. dollar are converted using exchange rates prevailing at the end of the periods presented. Purchases and sales of these investments are translated at the rate of exchange on the respective dates of such transactions.

Money market mutual funds typically value their investments using the amortized cost method as permitted by Rule 2a-7 under the Investment Company Act of 1940, which approximates fair value.

The fair value of asset backed securities is estimated based on analyses which incorporate comparisons to recent data for the same or similar asset backed securities and loan portfolios. Significant inputs include the amount and timing of expected future cash flows and market yields implied by transactions of similar or related assets.

Dividend income is recorded on the ex-dividend date. Interest income is recorded on the accrual basis.

Purchases and sales of the investments within the Plan are reflected on a trade-date basis.

Due from brokers and due to brokers and other payables may include cash or securities maintained with brokers and counterparties for margin account balances, collateral held in conjunction with the Plan’s investment portfolio, and the amounts due to brokers for the settlement of purchase and sale transactions. These balances are not considered cash and short-term investments of the Plan. As of December 31, 2010, the Plan’s due from brokers and due to brokers and other payables balances were $99,416,482 and $64,325,174, respectively. As of December 31, 2009, the Plan’s due from brokers and due to brokers and other payables balances were $123,208,422 and $19,136,087, respectively. As of December 31, 2010 and 2009 due from brokers primarily included margin account balances, receivables for unsettled trades and collateral paid. As of December 31, 2010 and 2009 due to brokers and other payables included margin account balances, payables for unsettled trades and collateral received. Certain of the Plan’s securities held by the clearing brokers or prime brokers are pledged to the brokers on terms that permit the brokers to repledge the securities to other, subject to certain limitations. Securities held at custodians under custody agreements cannot be repledged to others by the custodian.

Note 3 presents the net appreciation/(depreciation) in the fair value of Plan investments, which consists of realized gains or losses and unrealized appreciation/(depreciation) on those investments.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009
New Accounting Pronouncements

In September 2010, the Financial Accounting Standards Board, as defined (“FASB”), issued Accounting Standard Update (“ASU”) No. 2010-25, “Reporting Loans to Participants by Defined Contribution Pension Plans.” This guidance amends the classification and measurement of loans to participants by defined contribution pension benefit plans. Previous guidance required loans to participants to be classified as plan investments, which are generally measured at fair value. ASU No. 2010-25 requires that loans to participants be classified as notes receivable from participants and measured at their unpaid principal balance plus any accrued but unpaid interest. ASU No. 2010-25 is effective for fiscal years ending after December 15, 2010 and has been applied retrospectively to all prior periods presented.

In January 2010, the FASB issued ASU No. 2010-06, “Improving Disclosures about Fair Value Measurements.” This guidance requires separate (i) disclosure of significant transfers between Level 1 and Level 2 and the reasons for the transfers; (ii) disclosure, on a gross basis, of purchases, sales, issuances, and net settlements within Level 3, and (iii) disclosures by class of assets and liabilities. The guidance also requires a description of the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements, and the amount of total gains or losses for the period related to fair value measurements using significant unobservable inputs (Level 3) that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date. This guidance is effective for reporting periods beginning after December 15, 2009, except for the Level 3 disclosure requirements, which will be effective for fiscal years beginning after December 15, 2010 and interim periods within those fiscal years. Early adoption is permitted. Since these amended principles require only additional disclosures concerning fair value measurements, adoption did not and will not affect the Plan’s Statements of Net Assets Available for Benefits or Statements of Changes in Net Assets Available for Benefits.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurements and Disclosures (Topic 820) — Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” ASU No. 2011-04 clarifies the application of existing fair value measurement and disclosure requirements and changes certain principles related to measuring fair value and disclosing information about fair value measurements. The ASU is effective for periods beginning after December 15, 2011, and adoption is not expected to have a significant impact on the Plan’s Statement of Net Assets Available for Benefits or Statement of Changes in Net Assets Available for Plan Benefits.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009
3.	Net Investments at Fair Value
The following is a summary of the fair value of the Plan’s net investments:

	As of December
(in thousands)	2010	2009
Assets
Investments, at fair value

Collective trusts	$1,504,948	$1,402,534
Mutual funds	1,463,433	1,198,023
Managed accounts
Common and preferred stocks	1,013,478	834,934
Collective trusts	618,979	675,778
Fixed income securities	333,512	221,151
Cash and short-term investments	66,589	54,433
Derivative contracts	19,803	13,536
Asset-backed securities	7,277	3,583
Real estate investment trusts	6,414	6,597

Total investment assets at fair value	5,034,433	4,410,569

Liabilities
Derivative contracts	20,223	12,588
Cash and short-term investments	392	47
Investments sold, but not yet purchased, at fair value
Managed accounts
Common and preferred stocks	147,883	118,991
Fixed income securities	20,410	14,418
Real estate investment trusts	1,833	2,074

Total investment liabilities at fair value	190,741	148,118

Net investments at fair value	$4,843,692	$4,262,451

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009
The Plan’s investments appreciated/(depreciated) (including gains and losses on investments bought, sold, as well as held during the year) as follows:

	Year Ended December
(in thousands)	2010	2009
Net appreciation/(depreciation) of investments
Collective trusts	$146,938	$199,123
Mutual funds	139,184	214,047
Managed accounts
Common and preferred stocks	143,197	268,905
Fixed income securities	23,214	21,679
Derivative contracts	1,934	(4,047)
Collective trusts	813	1,982
Asset-backed securities	(132)	6,770
Cash and short-term investments	(1,442)	2,560

Total net appreciation/(depreciation) of investments	$453,706	$711,019

The following presents the fair value of investments that represent 5% or more of the Plan’s net assets available for benefits:

	As of December
(in thousands)	2010	2009
Goldman Sachs Asset Management, L.P. Financial Square Money Market Fund	$411,599	$487,871
State Street Global Advisors S&P 500 Index Fund	337,651	292,822
Goldman Sachs Asset Management, L.P. Mid Cap Value Equity Fund	275,741	230,558
In 2008, State Street Global Advisers (“SSgA”), as investment manager for the S&P 500 Index securities lending fund, S&P Mid Cap Index Securities Lending Fund and the Treasury Inflation Protected Securities (“TIPS”) Securities Lending Fund, placed restrictions on the amount of redemptions that can be made or directed by plan sponsors relative to plan investments in those funds. The restrictions provide that between 2 and 4 percent, depending on the fund, may be withdrawn per month from the funds. If unused, these monthly withdrawal amounts may be accumulated and banked for withdrawal in a lump sum at a later point in time. In March 2010, the firm made the decision to migrate, over time, assets from these funds to funds with the same investment strategy that do not participate in securities lending, at the maximum rate allowable under the funds’ withdrawal provisions. In addition, as of March 2010, all new contributions were directed to the non-lending funds. In August 2010, SSgA removed the withdrawal restrictions from the securities lending funds, and the transfer from the securities lending funds to the non-securities lending funds was completed on August 18, 2010. Effective December 15, 2010, the SSgA TIPS Fund was removed from the Plan.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009
4.	Fair Value Measurements
The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between markets participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs.

The best evidence of fair value is a quoted price in an active market. If listed prices or quotations are not available, fair value is determined by reference to prices for similar instruments, quoted prices or recent transactions in less active markets, or internally developed models that primarily use, as inputs, market-based or independently sourced parameters, including but not limited to interest rates, volatilities, equity or debt prices, foreign exchange rates, commodities prices and credit curves.

U.S. GAAP has a three-level fair value hierarchy for disclosure of fair value measurements. The fair value hierarchy prioritizes inputs to the valuation techniques used to measure fair value, giving the highest priority to level 1 inputs and the lowest priority to level 3 inputs. A financial instrument’s level in the fair value hierarchy is based on the lowest level of any input that is significant to its fair value measurement.

The fair value hierarchy is as follows:

Level 1	Inputs are unadjusted quoted prices in active markets to which the firm had access at the measurement date for identical, unrestricted assets or liabilities;

Level 2	Inputs to valuation techniques are observable, either directly or indirectly;

Level 3	One or more inputs to valuation techniques are significant and unobservable.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009
Total Plan investment assets at fair value classified within Level 3 as of December 31, 2010 and 2009 were $660,384,655 and $670,467,228, respectively, which primarily consisted of the Plan’s Stable Value Fund collective trusts and guaranteed investment contracts holdings. Such amounts were approximately 13% and 15%, respectively, of “Total investment assets at fair value” of the Plan’s net assets at fair value (See Note 3).

Investment Assets and Investment Liabilities by Level
The tables below present, by level within the fair value hierarchy, investment assets and investment liabilities of the Plan accounted for at fair value (See Note 3).

	Investment Assets at Fair Value as of December 31, 2010
(in thousands)	Level 1	Level 2	Level 3		Total
Collective trusts
Fixed income	$462,224	$—	$—		$462,224
Large cap	454,206	—	—		454,206
Asset allocation	233,391	—	—		233,391
International	171,952	—	—		171,952
Small cap	99,569	—	—		99,569
Mid cap	83,606	—	—		83,606

Total collective trusts	1,504,948	—	—		1,504,948
Mutual funds
Fixed income	496,016	—	—		496,016
Mid cap	353,150	—	—		353,150
Large cap	243,757	—	—		243,757
International	185,211	—	—		185,211
Real estate investment trusts	117,624	—	—		117,624
Commodities	67,675	—	—		67,675

Total mutual funds	1,463,433	—	—		1,463,433
Managed accounts
Common and preferred stocks	998,090	15,388	—		1,013,478
Collective trusts	10,385	—	608,594	[1]	618,979
Fixed income securities	38,706	245,245	49,561	[2]	333,512
Cash and short-term investments	49,421	17,168	—		66,589
Derivative contracts	—	19,803	—		19,803
Real estate investment trusts	6,414	—	—		6,414
Asset-backed securities	—	5,047	2,230		7,277

Total investment assets at fair value	$4,071,397	$302,651	$660,385		$5,034,433

1.	Principally consists of investments in non-public investment vehicles.

2.	Principally consists of mortgage backed securities and collateralized debt obligations.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009

	Investment Liabilities at Fair Value as of December 31, 2010
(in thousands)	Level 1	Level 2	Level 3	Total
Derivative contracts	$—	$20,223	$—	$20,223
Cash and short-term investments	392	—	—	392
Managed accounts
Common and preferred stocks	145,192	2,691	—	147,883
Fixed income securities	11,723	8,687	—	20,410
Real estate investment trusts	1,833	—	—	1,833

Total investment liabilities at fair value	$159,140	$31,601	$—	$190,741

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009

	Investment Assets at Fair Value as of December 31, 2009
(in thousands)	Level 1	Level 2	Level 3		Total
Collective trusts
Fixed income	$603,346	$—	$—		$603,346
Large cap	383,426	—	—		383,426
Asset allocation	149,397	—	—		149,397
International	140,995	—	—		140,995
Small cap	65,853	—	—		65,853
Mid cap	59,517	—	—		59,517

Total collective trusts	1,402,534	—	—		1,402,534
Mutual funds
Fixed income	376,414	—	—		376,414
Mid cap	294,499	—	—		294,499
Large cap	220,446	—	—		220,446
International	175,352	—	—		175,352
Real estate investment trusts	79,977	—	—		79,977
Commodities	51,335	—	—		51,335

Total mutual funds	1,198,023	—	—		1,198,023
Managed accounts
Common and preferred stocks	828,045	6,862	27	[1]	834,934
Collective trusts	22,435	—	653,343	[2]	675,778
Fixed income securities	38,475	168,298	14,378	[3]	221,151
Cash and short-term investments	33,892	20,541	—		54,433
Derivative contracts	—	13,536	—		13,536
Real estate investment trusts	6,597	—	—		6,597
Asset-backed securities	—	864	2,719		3,583

Total investment assets at fair value	$3,530,001	$210,101	$670,467		$4,410,569

1.	Consists of private placement investments.

2.	Principally consists of investments in non-public investment vehicles.

3.	Principally consists of mortgage backed securities and collateralized debt obligations.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009

	Investment Liabilities at Fair Value as of December 31, 2009
(in thousands)	Level 1	Level 2	Level 3	Total
Derivative contracts	$—	$12,588	$—	$12,588
Cash and short-term investments	47	—	—	47
Managed accounts
Common and preferred stocks	118,991	—	—	118,991
Fixed income securities	10,407	4,011	—	14,418
Real estate investment trusts	2,074	—	—	2,074

Total investment liabilities at fair value	$131,519	$16,599	$—	$148,118

The tables below present a summary of changes in the fair value of the Plan’s Level 3 investment assets:

	Year Ended December 31, 2010
				Common
		Fixed	Asset-	and
	Collective	Income	Backed	Preferred
(in thousands)	Trusts	Securities	Securities	Stocks	Total
Balance, beginning of year	$653,343	$14,378	$2,719	$27	$670,467
Realized gains/(losses)	—	6,034	25	—	6,059
Unrealized gains/(losses) relating to instruments still held at the reporting date	25,202	1,198	(62)	—	26,338
Purchases, issuances, and settlements	(69,951)	27,951	(452)	(27)	(42,479)
Transfers in and/or out of level 3	—	—	—	—	—

Balance, end of year	$608,594	$49,561	$2,230	$—	$660,385

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009

	Year Ended December 31, 2009
					Common
		Guaranteed	Fixed	Asset-	and
	Collective	Investment	Income	Backed	Preferred
(in thousands)	Trusts	Contracts	Securities	Securities	Stocks	Total
Balance, beginning of year	$653,183	$12,528	$160	$4,356	$26	$670,253
Realized gains/(losses)	15,807	1,885	186	45	—	17,923
Unrealized gains/(losses) relating to instruments still held at the reporting date	20,353	85	1,077	191	(3)	21,703
Purchases, issuances, and settlements	(36,000)	(14,498)	12,955	(1,873)	4	(39,412)
Transfers in and/or out of level 3	—	—	—	—	—	—

Balance, end of year	$653,343	$—	$14,378	$2,719	$27	$670,467

5.	Description of the Plan’s Investment Contracts
Fully benefit-responsive investment contracts held by a defined-contribution plan are required to be reported at fair value rather than contract value with an offsetting asset or liability in the Statements of Net Assets Available for Benefits.
The Plan’s Stable Value Fund (the “Fund”) invests in a variety of stable value products, including guaranteed investment contracts (“GICs”) issued by insurance companies and other financial institutions, synthetic GICs with similar characteristics, and a stable value collective investment trust.
Traditional GICs are investment contracts backed by the general account of the issuer. The Fund deposits a lump sum with the issuer and receives a guaranteed interest rate for a specified time. Interest is accrued on either a simple interest or fully compounded basis and paid either periodically or at the end of the contract term. The issuer guarantees that all qualified participant withdrawals will occur at contract value (principal plus accrued interest). At December 31, 2010 and 2009 the Plan did not have any investments in traditional GICs.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009
A synthetic GIC, also known as a wrap contract, is an investment contract issued by an insurance company or other financial institution, designed to provide a contract value “wrapper” around a portfolio of bonds or other fixed income securities that are owned by the Fund. The assets underlying the Fund’s wrap contracts are units of fixed income collective investment trusts (Dwight Target 2 and Dwight Target 5 Funds), and separate account bond portfolios (managed by PIMCO and BlackRock). The wrap contracts are obligated to provide an interest rate not less than zero. These contracts provide that realized and unrealized gains and losses on the underlying assets are not reflected immediately in the net assets of the Fund, but rather are amortized, over the duration of the underlying assets or other amortization period agreed upon by the investment manager and wrap provider, through adjustments to the future interest crediting rate. The issuer guarantees that all qualified participant withdrawals will occur at contract value.
A stable value collective investment trust is a commingled investment vehicle that provides liquidity at contract value. The Fund owned units of the SEI Stable Asset Fund, which served as the Fund’s short-term liquidity vehicle. Effective October 1, 2010, the Fund discontinued its use of the SEI Stable Asset Fund, but will continue to use the Financial Square Money Market Fund to manage short-term liquidity.

Variables that impact future crediting rates

Primary variables impacting future crediting rates of wrap contracts include:
-	current yield of the underlying assets within the wrap contract

-	duration of the underlying assets covered by the wrap contract or other amortization period agreed upon by the investment manager and the wrap provider

-	existing difference between the market value and contract value of the underlying assets within the wrap contract
The Fund’s traditional GICs do not experience fluctuating crediting rates.
Crediting rate calculation methodology
The Fund uses the following formula to calculate future crediting rates for the wrap contracts:
CR =	[(1+Y)*(MV/CV) ^ (1/D)]-1-Fees
CR =	crediting rate
MV =	market value of underlying assets
CV =	contract value
D =	weighted average duration of the portfolio or other amortization period agreed upon by the investment manager and the wrap provider
Y =	weighted average annual effective yield to maturity of the underlying portfolio
The net crediting rate reflects fees paid to wrap contract issuers and other fees agreed upon by the investment manager and the wrap provider.
Traditional GICs provide a fixed rate of interest over the term to maturity of the contract.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009
Basis and frequency of determining interest crediting rates
The wrap contract crediting rates are reset on a staggered, quarterly basis, with one of the three contracts resetting every month.
Traditional GICs do not reset their crediting rates.
Minimum crediting rates
Wrap contracts provide an interest rate floor of zero percent.
Relationship between future crediting rates and adjustment between fair value (market value) and contract value
The crediting rate of the wrap contracts will track current market yields on a trailing basis. The rate reset allows the contract value of the underlying assets to converge to the market value over time, assuming the market value continues to earn the current portfolio yield for a period of time equal to the current portfolio duration.
Limitations on the ability of the Fund to transact at contract value
The benefit-responsive investment contracts, including the traditional GICs and wrap contracts, which are agreements with insurance companies and other financial institutions, are designed to help preserve principal and provide a stable crediting rate. These contracts are fully benefit-responsive and provide that Plan participant-initiated withdrawals permitted under the Plan will be paid at contract value. In addition to certain wrap agreement termination provisions discussed below, wrap contracts provide for withdrawals associated with certain events which are not in the ordinary course of Plan operations, and that the issuer determines will have a material adverse effect on the issuer’s financial interest, will be paid with a market value adjustment to the contract value amount of such withdrawal as defined in such contracts. While each contract issuer specifies the events which may trigger such a market value adjustment, such events include all of the following: (i) amendments to the Plan documents or Plan’s administration; (ii) changes to the Plan’s prohibition on competing investment options or deletion of equity wash provisions; (iii) complete or partial termination of the Plan or its merger with another plan; (iv) failure of the Plan or its trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA; (v) any change in law, regulation, ruling, administrative or judicial position or accounting requirement, in any case applicable to the Plan or fund; (vi) the delivery of any communication to Plan participants designed to influence a participant not to invest in the fund; and (vii) unless made in accordance with the withdrawal provisions of the Plan, the withdrawal from the wrap contract at the direction of the Plan sponsor (“employer-initiated event[1]”). At this time, the Plan Sponsor does not believe that the occurrence of any such market value event, which would limit the Fund’s ability to transact at contract value with participants, is probable.
1.	For purposes of the Plan’s contracts, “employer-initiated events” are defined as follows: (i) a change of employment status due to (a) the transfer or other change of employment from an employer to a parent, subsidiary or any company under common ownership or control with the employer or (b) a spin-off, sale or merger of any unit of the employer where a withdrawal is the result of a transfer to another plan unless, in any of these cases, there is a cessation of employment constituting a “separation from service” for purposes of Section 401(k) or Section 402 of the

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009
Internal Revenue Code of 1986, as amended; (ii) a partial or full Plan termination which is not the result of financial hardship, such as a court ordered liquidation under applicable bankruptcy or insolvency statutes; (iii) any change in law, regulation, ruling, administrative or judicial position or accounting requirement, in any case applicable to the Plan or fund; and (iv) the delivery of any communication to Plan participants designed to influence a participant not to invest in the fund.
Terminations at other than contract value
GICs generally do not permit issuers to terminate the agreement prior to the scheduled maturity date. Wrap contracts are evergreen contracts that contain termination provisions. Wrap agreements permit the Fund’s investment manager to terminate upon notice at any time at market value and provide for automatic termination of the wrap contract if the contract value or the market value of the contract equals zero. The issuer is not excused from paying the excess contract value when the market value equals zero. Wrap contracts permit the issuer to terminate at market value and provide that the Fund may elect to convert such termination to an Amortization Election as described below. In addition, if the Fund defaults in its obligations under the agreement (including the issuer’s determination that the agreement constitutes a non-exempt prohibited transaction as defined under ERISA) and such default is not cured within the time permitted by any cure period, then the wrap contract may be terminated by the issuer and the Fund will receive the market value as of the date of termination. The wrap contracts permit the issuer or investment manager to elect at any time to convert the underlying assets to a declining duration strategy whereby the contract would terminate at a date which corresponds to the duration of the underlying assets on the date of the amortization election (“Amortization Election”) or such other date agreed upon by the investment manager and wrap provider. After the effective date of an Amortization Election, the underlying assets must conform to the guidelines agreed upon by the wrap issuer and the investment manager for the Amortization Election period. Such guidelines are intended to result in contract value equaling market value of the underlying assets by such termination date.

Average yield calculation
Average yields for Stable Value Fund

	Year Ended December
	2010	2009
Based on actual earnings [1]	1.82%	3.08%
Based on interest rate credited to participants [2]	1.41%	1.11%

1.	Computed by dividing the annualized one-day actual earnings of the Fund on the last day of the Plan Year by the fair value of the investments of the Fund on the same date.

2.	Computed by dividing the annualized one-day earnings credited to participants in the Fund on the last day of the Plan Year by the fair value of the investments of the Fund on the same date.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009
6.	Related Party Transactions
An affiliate of the Firm manages several mutual fund investment options within the Plan. These investments include the Treasury Money Market and Money Market, Short Duration Bond, Core Bond, High Yield Bond, Large Cap Structured Equity, Large Cap Value Equity, Large Cap Growth Equity, Mid Cap Growth Equity, Mid Cap Value Equity, and Real Estate Equity funds, each of which is an investment company registered under the Investment Company Act of 1940. No fees were paid, or were payable by the Plan for investment management services relating to these funds for the years ended December 31, 2010 and 2009; however, investment advisory fees may be paid from the funds to the Firm or its affiliates.
In addition, an affiliate of the Trustee manages several investment options within the Plan. These investments include the S&P 500 Index, Mid Cap Equity Index, Small Cap Equity Index, and Emerging Markets Index Funds, each of which is a bank collective trust fund. Fees associated with the management of these funds qualify as party-in-interest transactions. An affiliate of the Trustee also served as a counterparty to one of the Plan’s synthetic investment contracts at December 31, 2010 and 2009.
The Plan has invested in the Company Stock Fund, which primarily invests in shares of the Firm’s common stock. As of December 31, 2010 and 2009, the Plan’s interest in the Company Stock Fund represented 619,639 and 586,704 shares of the Firm’s common stock with a fair market value of $104,198,494 and $99,059,103, respectively. Purchases of $9,632,836 and $6,294,479 and sales of $4,937,481 and $5,281,833 of the Firm’s common stock were made through the Company Stock Fund during the years ended December 31, 2010 and 2009, respectively. The Company Stock Fund is managed by an affiliate of the Trustee.
7.	Plan Termination
The Firm intends to continue the Plan indefinitely but reserves the right to discontinue or amend the Plan at any time subject to the provisions of ERISA. In the event of discontinuance, affected participants will become fully vested in the Firm Contributions and the related investment income as required by ERISA.
8.	Income Tax Status
The Internal Revenue Service has determined and informed the Firm by a letter dated September 23, 2002 that the Plan and Master Trust are designed in accordance with applicable sections of the Internal Revenue Code. Although the Plan has been amended since the receipt of the letter, Plan management and legal counsel for the Plan believe that the Plan continues to be designed and operated in all material respects in compliance with the applicable requirements of the Internal Revenue Code. On January 28, 2011, a new application was submitted to the Internal Revenue Service to re-affirm that the Plan is and continues to be designed in accordance with applicable sections of the Internal Revenue Code.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009
9.	Reconciliation of Financial Statements to Form 5500
The following is a reconciliation of net assets available for benefits from the Plan’s financial statements to the Form 5500:

	As of December
(in thousands)	2010	2009
Net assets available for benefits, per Statements of Net Assets Available for Benefits	$5,007,426	$4,530,279
Less: Adjustment from contract value to fair value	(13,461)	(38,664)
Less: Amounts allocated to withdrawing participants	(18,065)	(19,442)
Less: Amounts allocated to deemed distribution from defaulted loans	—	(34)

Net assets available for benefits, per the Form 5500	$4,975,900	$4,472,139

The following is a reconciliation of benefits paid to participants from the Plan’s financial statements to the Form 5500:

	Year Ended December
(in thousands)	2010	2009
Benefits paid to participants, per Statements of Changes in Net Assets Available for Benefits	$288,400	$235,501
Add: Amounts allocated to withdrawing participants, end of year	18,065	19,442
Less: Amounts allocated to withdrawing participants, beginning of year	(19,442)	(13,514)
Less: Amounts allocated to deemed distribution from defaulted loans	—	(34)

Benefits paid to participants, per the Form 5500	$287,023	$241,395

Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2010 and 2009 but had not yet been paid as of that date.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009
The following is a reconciliation of investment income from the Plan’s financial statements to the Form 5500:

	Year Ended December
(in thousands)	2010	2009
Total net appreciation, per Statements of Changes in Net Assets Available for Benefits	$453,706	$711,019
Prior year adjustments from fair value to contract value for fully benefit-responsive investment contracts	38,664	62,092
Adjustments from fair value to contract value for fully benefit-responsive investment contracts	(13,461)	(38,664)

Total investment gain, per the Form 5500	$478,909	$734,447

10.	Financial Instruments with Off-Balance-Sheet Risk
In accordance with the investment strategy of the managed accounts, the Plan’s investment managers execute transactions in various financial instruments that may give rise to varying degrees of off-balance-sheet market and credit risk. These instruments can be executed on an exchange or negotiated in the over-the-counter market. These financial instruments include futures, forward settlement contracts, swap and option contracts.
Swap contracts include equity, credit default and interest rate swap contracts. Equity swaps involve an agreement to exchange cash flows based on the total return of underlying securities. Credit default swaps involve the exchange of cash flows based on the creditworthiness of the underlying issuer of securities. Interest rate swaps involve an agreement to exchange periodic interest payment streams (typically fixed vs. variable) calculated on an agreed upon periodic interest rate multiplied by a predetermined notional principal amount.
Market risk arises from the potential for changes in value of financial instruments resulting from fluctuations in interest and foreign exchange rates and in prices of debt and equity securities. The gross notional (or contractual) amounts used to express the volume of these transactions do not necessarily represent the amounts potentially subject to market risk. In many cases, these financial instruments serve to reduce, rather than increase, the Plan’s exposure to losses from market or other risks. In addition, the measurement of market risk is meaningful only when all related and offsetting transactions are identified. The investment managers generally limit the Plan’s market risk by holding or purchasing offsetting positions.
As a writer of option contracts, the Plan receives a premium to become obligated to buy or sell financial instruments for a period of time at the holder’s option. During this period, the Plan bears the risk of an unfavorable change in the market value of the financial instrument underlying the option, but has no credit risk, as the counterparty has no performance obligation to the Plan once it has paid its cash premium.

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009
The Plan is subject to credit risk of counterparty nonperformance on derivative contracts in a gain position, except for written options, which obligate the Plan to perform and do not give rise to any counterparty credit risk.
All derivative financial instruments are carried at fair value. The fair values of the Plan’s derivative financial instruments (see Notes 3 and 4) are presented below:
(in thousands, except number of contracts)

As of December 2010
Type of	Assets	Liabilities	Number of
Derivative Exposure	Fair Value	Fair Value	Contracts
Equity and Bond	$14,522	$13,071	530
Credit	2,803	3,096	182
Currency	1,761	3,008	165
Interest Rate	717	1,026	78
Commodities	—	22	3

	$19,803	$20,223	958

As of December 2009
Type of	Assets	Liabilities	Number of
Derivative Exposure	Fair Value	Fair Value	Contracts
Equity and Bond	$8,484	$7,774	478
Currency	3,570	532	256
Interest Rate	825	949	30
Credit	609	3,320	131
Commodities	48	13	2

	$13,536	$12,588	897

The Goldman Sachs 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009
The following presents the Plan’s appreciation/(depreciation) of derivatives:

	Appreciation/(Depreciation) for the years ended
(in thousands)	December 31,
Type of Derivative Exposure	2010	2009
Currency	$1,910	$(4,386)
Interest rate	1,750	2,379
Credit	399	(5,596)
Other	110	56
Commodities	(36)	(74)
Equity and Bond	(2,199)	3,574

Total	$1,934	$(4,047)

The Plan’s investment managers enter into various derivative transactions that are considered credit derivatives under U.S. GAAP. The Plan’s written and purchased credit derivatives include credit default swaps and total return swaps. All of the Plan’s written and purchased credit derivative transactions are with financial institutions and are subject to stringent collateral thresholds. As of December 2010 and 2009, the Plan had purchased credit derivatives with total gross notional amounts of $85.8 million and $78.1 million, respectively.
Investments sold, but not yet purchased as of December 31, 2010 and 2009 involve obligations to deliver specified securities at contracted prices and thereby create a liability to purchase the securities at prevailing future market prices. Accordingly, these transactions result in off-balance sheet risk as the Plan’s ultimate obligation to satisfy the sale of financial instruments sold, but not yet purchased, may exceed the amount recognized in the financial statements.
The Plan’s investment managers typically monitor risk exposure related to financial instruments through the use of financial, credit and legal reporting systems.

Goldman Sachs 401(k) Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)
December 31, 2010

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate	Shares/ Par
of Interest, Collateral, Par, or Maturity Value	Value	Current Value
Common Collectives
BLACKROCK/20+ TREASURY BOND FUND FUND	1,199,500	32,074,630
BLACKROCK/LIFEPATH IDX RETIREMENT FUND	561,400	6,242,772
BLACKROCK/LIFEPATH INDEX 2015 FUND	1,578,979	16,768,754
BLACKROCK/LIFEPATH INDEX 2020 FUND	2,197,305	22,873,940
BLACKROCK/LIFEPATH INDEX 2025 FUND	2,675,866	27,347,346
BLACKROCK/LIFEPATH INDEX 2030 FUND	3,273,374	32,864,678
BLACKROCK/LIFEPATH INDEX 2035 FUND	3,619,859	35,728,005
BLACKROCK/LIFEPATH INDEX 2040 FUND	3,700,473	35,931,594
BLACKROCK/LIFEPATH INDEX 2045 FUND	4,178,220	39,943,785
BLACKROCK/LIFEPATH INDEX 2050 FUND	1,641,252	15,690,369
BLACKROCK/EQUITY GROWTH FUND	4,468,848	48,621,071
BLACKROCK/EQUITY VALUE FUND	4,770,644	67,933,964
ISHARES RUSSELL 2000 INDEX FUND	27,300	2,135,679
STATE STREET GLOBAL ADVISORS/S&P 400 MIDCAP INDEX	5,383,145	83,605,628
STATE STREET GLOBAL ADVISORS/DAILY EMERGING MARKETS INDEX FUND	6,038,907	171,951,828
STATE STREET GLOBAL ADVISORS/S&P 500 INDEX FUND	13,969,255	337,650,860
STATE STREET GLOBAL ADVISORS/SMALL CAP EQUITY INDEX	3,515,662	97,433,045
GOLDMAN SACHS FINANCIAL SQUARE MONEY MKT	430,149,727	430,149,727

Total Common Collectives	492,949,715	1,504,947,677

Mutual Funds
EMERGING MARKET DEBT	371,741	3,773,168
GMO INTERNATIONAL INTRINSIC VALUE FUND	8,476,490	185,211,313
GOLDMAN SACHS SHORT DURATION GOVERNMENT FUND	8,589,080	87,780,393
WESTERN ASSET CORE PLUS BOND PORTFOLIO	7,889,383	85,047,553
GOLDMAN SACHS STRUCTURED US EQUITY FUND	3,766,799	89,838,164
GOLDMAN SACHS MID CAP VALUE FUND	7,627,683	275,740,735
GOLDMAN SACHS HIGH YIELD FUND	15,689,141	114,530,727
GOLDMAN SACHS CAPITAL GROWTH FUND	3,109,675	69,065,892
GOLDMAN SACHS LARGE CAP VALUE FUND	7,136,511	84,853,116
GOLDMAN SACHS CORE FIXED INCOME FUND	5,862,014	57,682,219
GOLDMAN SACHS GROWTH OPPORTUNITIES FUND	3,179,048	77,409,807
GOLDMAN SACHS REAL ESTATE SECURITIES FUND	9,320,442	117,623,976
OPPENHEIMER COMMODITY STRATEGY FUND	18,439,946	67,674,603
GOLDMAN SACHS FINANCIAL SQUARE TREASURY OBLIGATIONS FUND	38,769,512	38,769,512
GOLDMAN SACHS FINANCIAL SQUARE TREASURY OBLIGATIONS FUND	10,426,161	108,432,078

Total Mutual Funds	148,653,626	1,463,433,256

Managed Accounts
COMMON COLLECTIVES
MARTIN CURRIE BUSINESS TRUST	750,462	4,120,036
MARTIN CURRIE BUSINESS TR	336,225	2,111,492

Total Managed Accounts Common Collectives	1,086,687	6,231,527

Dwight Stable Value Fund Common Collective
GOLDMAN SACHS FINANCIAL SQUARE MONEY MKT	4,154,337	4,154,337

Synthetic Investment Contracts — Dwight
IXIS FINANCIAL PRODUCTS	207,368,969	202,881,602
MONUMENTAL LIFE	207,378,885	202,891,304
STATE STREET SYNTHETIC	207,306,720	202,820,701

Total Dwight Stable Value Fund Common Collective	626,208,911	612,747,944

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
Common Stock
3M CO	62,685	5,409,716
7 DAYS GROUP HOLDINGS LT-ADR	10,840	230,892
AARON’S INC	(29,970)	(611,088)
ABB LTD-REG	56,530	1,261,133
ABBOTT LABORATORIES	10,175	487,484
ABERCROMBIE & FITCH CO	15,560	896,723
ABIOMED INC	110,300	1,059,983
ABITIBIBOWATER INC/NEW	18,000	426,060
ACCENTURE PLC-CL A	(2,093)	(101,490)
ACCO BRANDS CORP	62,500	532,500
ACE AVIATION HOLDINGS INC-A	4,063	52,185
ACE LTD	32,100	1,998,225
ACERGY SA	(14,036)	(344,646)
ACME PACKET INC	17,134	910,843
ACUITY BRANDS INC	13,900	801,613
ADECCO SA-REG	(121,978)	(8,001,663)
ADELPHIA CONTINGENT CVV 1	2,946,191	29,462
ADELPHIA CONTINGENT CVV 4	2,537,894	0
ADELPHIA CONTINGENT CVV 6D	620,000	0
ADELPHIA CONTINGENT CVV 6E/F	4,855,113	0
ADIDAS AG	17,844	1,172,376
ADOBE SYSTEMS INC	(2,093)	(64,423)
ADTRAN INC	46,966	1,700,639
ADVANCE AUTO PARTS	(6,435)	(425,675)
ADVANCED MICRO DEVICES INC	(376)	(3,076)
AEGON NV	450,600	—
AERCAP HOLDINGS NV	22,810	322,077
AEROFLEX HOLDING CORP	7,000	115,150
AES CORP	84,400	1,027,992
AFC ENTERPRISES	42,400	589,360
AFRICAN MINERALS LTD	81,000	531,635
AGRICULTURAL BANK OF CHINA	1,755,080	880,577
AGRICULTURAL BANK OF CHINA-H	(1,166,000)	(585,025)
AIA GROUP LTD	914,680	2,571,166
AIR CANADA-CLASS A	5,903	20,451
AIR CANADA-CLASS B	33,583	116,350
AIR PRODUCTS + CHEMICALS INC	3,515	319,689
AIRASIA BHD	946,902	776,929
AIRGAS INC	30,366	1,896,660
AIRTRAN HOLDINGS CO	(30,244)	(223,503)
AIXTRON SE	19,025	707,885
AIXTRON SE ADR	(7,792)	(289,862)
AKFEN HOLDING AS	38,200	310,266
ALBEMARLE CORP	8,816	491,756
ALCOA INC	(64,248)	(988,777)
ALCON INC	39,886	6,517,372
ALFA LAVAL AB	33,321	703,591
ALIBABA.COM LTD	(211,960)	(380,121)
ALKERMES INC	23,000	282,440
ALLERGAN INC	(1,819)	(124,911)
ALLIANCE DATA SYSTEMS CORP	(10,619)	(754,268)
ALLIED WORLD ASSURANCE CO	28,182	1,675,138
ALLSCRIPTS HEALTHCARE SOLUTI	39,980	770,415
ALPINE ELECTRONICS INC	14,448	205,713
ALTISOURCE PORTFOLIO SOL	79,100	2,270,961
ALUMINUM CORP OF CHINA	(120,000)	(109,456)
AMAZON.COM INC	25,177	4,531,860
AMBUJA CEMENT REG S GDR	195,124	625,022
AMBUJA CEMENTS LTD	251,670	803,723
AMDOCS LTD	63,896	1,755,223
AMERICA MOVIL ADR SERIES L	60,433	3,465,228
AMERICAN EXPRESS CO	34,714	1,489,925
AMERICAN SUPERCONDUCTOR CORP	(32,954)	(942,155)
AMERIS BANCORP	27,694	291,895
AMGEN INC	1,295	71,096
AMIL PARTICIPACOES SA	78,999	847,098
AMLIN PLC	171,892	1,100,443
AMMB HOLDINGS BHD	355,070	809,516
AMPHENOL CORP-CL A	(909)	(47,977)
AMR CORP	8,395	65,397
ANADARKO PETROLEUM CORP	47,173	3,592,696
ANADIGICS INC	84,400	584,892
ANADOLU EFES BIRACILIK	110,046	1,673,214
ANALOGIC CORP	17,700	876,327
ANDHRA BANK	232,269	781,762
ANGANG STEEL CO LTD-H	(194,000)	(297,002)
ANGLO AMERICAN PLC	176,826	9,167,716
ANGLO IRISH BANK CORP PLC	43,800	642,996
ANGLOGOLD ASHANTI-SPON ADR	5,970	293,903
ANHEUSER-BUSCH INBEV NV	55,291	3,166,835

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
ANHUI CONCH CEMENT CO LTD H	576,247	2,701,970
ANNALY MORTGAGE MANAGMENT	(35,256)	(631,788)
ANNTAYLOR STORES CORP	33,700	923,043
AOL INC NEW	(1,155)	(27,385)
APACHE CORP	16,255	1,938,084
APOLLO GROUP INC	66,288	2,617,713
APPLE INC	26,504	8,549,130
APPLIED INDUSTRIAL TECH INC	15,700	509,936
ARCELORMITTAL	(112,445)	(4,267,577)
ARCHER-DANIELS-MIDLAND CO	9,450	284,256
ARDEA BIOSCIENCES INC	2,900	75,400
ARENA PHARMACEUTICALS INC	83,600	143,792
ARTHROCARE CORP	12,900	400,674
ARTIO GLOBAL INVESTORS INC	5,430	80,093
ARVINMERITOR INC	(36,630)	(751,648)
ARYZTA AG	24,847	1,148,279
ARYZTA AG COR USD	8,282	382,744
ASSURANT INC	3,290	126,731
ASTRAZENECA PLC-SPONS ADR	(2,740)	(126,561)
AT&T INC	(20,030)	(588,481)
ATLAS ENERGY INC	372,408	16,374,780
ATLAS PIPELINE PARTNERS LP	286,700	7,072,889
ATMEL CORP	2,093	25,786
ATOS ORIGIN SA	3,933	209,543
AUTONATION INC	(45,624)	(1,286,597)
AUXILIUM PHARMACEUTICALS INC	3,100	65,410
AV CONCEPT HOLDINGS LTD	608,000	139,231
AVAGO TECHNOLOGIES LTD	31,300	889,311
AVALONBAY COMMUNITIES INC	(1,216)	(136,861)
AVANIR PHARMACEUTICALS INC A	16,400	66,912
AVIS BUDGET GROUP INC	(90,498)	(1,408,149)
AXA	2,202	36,662
AXIS BANK LTD	70,474	2,124,070
BABCOCK & WILCOX COMPANY	7,859	201,112
BADGER METER INC	2,200	97,284
BAE SYSTEMS PLC	159,637	653,432
BAIDU INC SPON ADR	28,805	2,780,547
BAJAJ AUTO LTD	21,992	754,092
BALLY TECHNOLOGIES INC	8,200	345,958
BANCO BILBAO VIZCAYA ARGENTARIA	(415,121)	(4,196,868)
BANCO DO BRASIL S.A.	53,504	1,012,708
BANCO DO BRASIL SA SPON ADR	64,900	1,265,550
BANCO MACRO SA ADR	11,600	582,320
BANCO SANTANDER (BRASIL) SA	52,856	718,014
BANCO SANTANDER BRASIL ADS	194,440	2,644,384
BANCOLOMBIA S.A. SPONS ADR	17,897	1,108,003
BANCOLOMBIA SA	24,800	381,042
BANGKOK BANK PCL FOREIGN REG	239,000	1,209,073
BANK OF AMERICA CORP	59,175	789,395
BANK OF CHINA LTD — H	(515,000)	(271,645)
BANK OF KENTUCKY FINL CORP	7,700	149,457
BANK OF MONTREAL	(4,188)	(241,742)
BANK OF NEW YORK MELLON CORP	85,595	2,584,969
BANK OF YOKOHAMA LTD/THE	236,000	1,225,029
BANK RAKYAT INDONESIA PERSER	1,408,834	1,641,815
BARCLAYS PLC	388,916	1,593,204
BASF SE	22,705	1,818,457
BAXTER INTERNATIONAL INC	5,075	256,897
BAYERISCHE MOTOREN WERKE AG	7,303	574,747
BB&T CORP	(62,128)	(1,633,345)
BBMG CORPORATION — H	316,500	429,166
BE AEROSPACE INC	23,177	858,244
BEAR STEARNS COMPANIES INC ESC	26,594	—
BECKMAN COULTER INC	14,780	1,111,899
BECTON DICKINSON & CO	(10,434)	(881,882)
BED BATH & BEYOND INC	20,765	1,020,600
BEIJING ENTERPRISES HLDGS LTD	(7,000)	(43,407)
BENEFICIAL MUTUAL BANCORP IN	28,400	250,772
BERRY PETROLEUM CO-CLASS A	6,870	300,219
BEST BUY CO INC	13,514	463,395
BHP BILLITON LTD-SPON ADR	(3,202)	(297,530)
BHP BILLITON PLC ADR	47,133	3,794,207
BIDVEST GROUP LTD	78,344	1,856,240
BLACKROCK INC	38,299	7,299,023
BLACKSTONE GROUP LP/THE	117,600	1,664,040
BLUE NILE INC	(2,720)	(155,203)
BORGWARNER INC	(35,590)	(2,575,292)
BOSTON PRIVATE FINL HOLDING	64,600	423,130
BOSTON PROPERTIES INC	(6,258)	(538,814)
BP PLC-SPONS ADR	17,285	763,478
BRIDGESTONE CORP	61,000	1,181,081

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
BRITISH AMERICAN TOBACCO PLC	70,982	2,737,762
BROADCOM CORP-CL A	3,421	148,985
BROADRIDGE FINANCIAL SOLUTIO	195,700	4,291,701
BULGARI SPA	127,006	1,377,563
BUMI RESOURCES TBK PT	1,565,000	527,244
BYD CO LTD-H	(116,292)	(611,150)
CABELA’S INC	(14,140)	(307,545)
CABLEVISION SYSTEMS-NY GRP-A	95,200	3,221,568
CADENCE DESIGN SYS INC	140,900	1,163,834
CAIRN ENERGY PLC	171,545	1,128,034
CAMELOT INFORMATION SYS-ADS	24,040	575,037
CAMERON INTERNATIONAL CORP	(13,802)	(700,175)
CANWEST EQUITY	9,621	125,601
CAP GEMENI SA	(645)	(30,129)
CAPELLA EDUCATION CO	7,740	515,329
CAPITALAND LTD	(155,400)	(448,874)
CAPITOL FEDERAL FINANCIAL INC	15,849	188,762
CARDINAL HEALTH INC	20,928	801,752
CAREFUSION CORP	37,671	968,145
CARREFOUR SUPERMARCHE	(1,555)	(64,153)
CAVIUM NETWORKS INC	23,608	889,549
CBS CORP-CLASS B	(32,070)	(610,934)
CELADON GROUP INC	46,500	687,735
CEMEX SAB-SPONS ADR PART CER	(1,674)	(17,929)
CENTERSTATE BANKS INC	10,400	82,368
CENTRAL EUROPEAN MEDIA ENT-A	23,920	486,772
CENTRAL PATTANA PUB CO FOREI	709,000	629,151
CEPHALON INC	(18,103)	(1,117,317)
CERNER CORP	(7,087)	(671,422)
CF INDUSTRIES HOLDINGS INC	3,139	424,236
CHARMING SHOPPES	398,700	1,415,385
CHEESECAKE FACTORY INC/THE	25,700	787,962
CHEMED CORP	(671)	(42,615)
CHEMICAL FINANCIAL CORP	1,049	23,235
CHESAPEAKE ENERGY CORP	456	11,815
CHEVRON CORP	(1,046)	(95,448)
CHILDREN S PLACE	15,559	772,349
CHINA COMMUNICATIONS CONSTRUCTION	49,000	42,866
CHINA CONSTRUCTION BANK-H	(878,730)	(787,952)
CHINA FOODS LTD	136,089	86,657
CHINA HIGH PRECISION AUTOMATION GROUP LTD	292,000	230,655
CHINA ITS HOLDINGS CO LTD	212,000	147,279
CHINA LIANSU GROUP HOLDINGS	246,000	198,117
CHINA LIFE INSURANCE CO H	245,000	999,080
CHINA LODGING GROUP-SPON ADS	7,080	154,202
CHINA LONGYUAN POWER GROUP-H	(123,000)	(112,509)
CHINA MEDICAL TECH-SPON ADR	(1,735)	(19,501)
CHINA MENGNIU DAIRY CO	(20,000)	(53,004)
CHINA MERCHANTS BANK — H	438,946	1,116,657
CHINA MERCHANTS HOLDINGS INTL	219,434	866,659
CHINA MOBILE LTD	332,198	3,301,190
CHINA NATURAL GAS INC	(6,617)	(36,460)
CHINA NEW TOWN DEVELOPMENT	2,144,651	215,496
CHINA NUOKANG BIO ADR	4,490	17,017
CHINA OVERSEAS LAND + INVEST	622,251	1,152,665
CHINA PETROLEUM & CHEM-ADR	1,137	108,800
CHINA PETROLEUM & CHEMICAL-H	(120,900)	(115,721)
CHINA RESOURCES ENTERPRISES	678,280	2,779,031
CHINA SHENHUA ENERGY CO — H	537,520	2,254,236
CHINA SUNTIEN GREEN ENERGY-H	24,000	6,762
CHINA YUCHAI INTL LTD	35,500	1,124,995
CHINA YURUN FOOD GROUP LTD	(22,000)	(72,314)
CHIQUITA BRANDS INTL	(16,185)	(226,914)
CHONGQING RURAL COMMERCIAL-H	762,990	513,365
CHROMA ATE INC	14,000	41,823
CHUBB CORP	2,510	149,696
CHUO MITSUI TRUST HOLDINGS	135,000	560,283
CIA BRASILEIRA SP ADR PREF A	12,222	513,080
CIA SIDERURGICA NACIONAL SA	73,242	1,176,725
CIENA CORP	(13,470)	(283,544)
CIGNA CORP	21,694	795,302
CIMB GROUP HOLDINGS BHD	701,801	1,934,590
CISCO SYSTEMS INC	15,122	305,918
CITI TRENDS INC	45,100	1,107,205
CITIGROUP INC	1,856,820	8,782,759
CITRIX SYS INC	12,290	840,759
CITRIX SYSTEMS INC	2,511	171,778
CITY NATIONAL CORP	(5,232)	(321,036)
CKX INC	72,035	290,301
CLARIANT AG-REG	(1,752)	(35,539)
CLECO CORPORATION	34,500	1,061,220

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
CLOUD PEAK ENERGY INC	15,093	350,610
CMS ENERGY CORP	(62,539)	(1,163,225)
COBIZ FINANCIAL INC	13,800	83,904
COCA COLA HELLENIC BOTTLING	46,235	1,200,835
COCA COLA ICECEK AS	50,820	673,637
COCA-COLA ENTERPRISES (COR EUR)	30,678	767,870
COCA-COLA ENTERPRISES (COR GBP)	16,524	413,596
COCA-COLA ENTERPRISES (COR USD)	31,228	781,637
COGNIZANT TECHNOLOGY SOLUTIO	12,078	885,197
COLFAX CORP	15,800	290,878
COLLECTIVE BRANDS INC	1,856	39,162
COMCAST CORP- CL A	55,310	1,215,161
COMCAST CORP NEW	58,460	1,216,553
COMCAST CORP-CL A	26,160	574,735
COMERICA INC	20,180	852,403
COMMERCIAL INTERNATIONAL BAN	77,324	630,713
COMMERCIAL METALS CO	23,300	386,547
COMMSCOPE INC	37,404	1,167,753
COMMUNITY HEALTH SYSTEMS INC	3,901	145,780
COMPASS GROUP PLC	395,932	2,430,734
COMPLETE PRODUCTION SERVICES	(1,318)	(38,947)
COMVERSE TECHNOLOGY INC	181,028	1,314,263
CONAGRA FOODS INC	13,045	294,556
CONSOL ENERGY INC	(2,171)	(105,815)
CONSUMER STAPLES SPDR	(18,622)	(545,811)
CORNING INC	137,031	2,647,439
CORP MOCTEZUMA SER	142,622	355,572
COSCO CORP SINGAPORE LTD	(363,600)	(606,283)
COTT CORPORATION	213,000	1,919,130
COVENANT TRANSPORT GRP CL A	34,449	334,844
CP ALL PCL FOREIGN	442,928	576,710
CREDIT SUISSE GROUP AG REG	28,592	1,156,289
CROWN CASTLE INTL CORP	93,258	4,087,498
CRUCIALTEC CO LTD	6,194	262,122
CST MINING GROUP LTD	7,064,000	176,305
CSX CORP	24,946	1,611,761
CTRIP.COM INTERNATIONAL — ADR	(21,110)	(853,900)
CUBIC CORP	4,770	224,906
CUBIST PHARMACEUTICALS INC	14,200	303,880
CUMMINS INC	17,073	1,878,201
CURTISS WRIGHT CORP	15,153	503,080
CVS/CAREMARK CORP	62,665	2,178,862
CYPRESS BIOSCIENCE INC	27,300	176,904
CYPRESS SEMICONDUCTOR CORP	10,464	194,421
CYTOKINETICS INC	48,700	101,783
DABUR INDIA LTD	249,139	559,957
DAEWOO INTERNATIONAL CORP	1,506	48,401
DAI ICHI LIFE INSURANCE	930	1,512,447
DAI-ICHI MUTUAL LIFE INSURANCE	(234)	(380,106)
DAIKIN INDUSTRIES LTD	(4,158)	(147,476)
DAIMLER AG-REGISTERED SHARES	(3,357)	(227,743)
DANONE	7,325	460,595
DANSKE BANK A/S	30,976	794,727
DAVITA INC	11,342	788,156
DEAN FOODS CO	15,300	135,252
DEBENHAMS PLC	284,409	313,983
DELHAIZE GROUP	(9,695)	(717,172)
DELL INC	115,749	1,568,399
DENBURY RESOURCES INC	156,900	2,995,221
DEUTSCHE BANK AG-REG	20,056	1,048,697
DEUTSCHE POST	8,373	142,205
DEVELOPERS DIVERSIFIED RLTY	(14,940)	(210,505)
DEVON ENERGY CORPORATION	8,450	663,410
DEVRY INC DEL	6,333	303,857
DIALOG AXIATA PLC	1,673,770	179,529
DICE HOLDINGS INC	8,600	123,410
DIGITALGLOBE INC	9,422	298,772
DILLARDS INC	(14,883)	(564,661)
DIONEX CORP	1,616	190,704
DIRECTV-CLASS A	61,122	2,440,601
DISH NETWORK CORP-A	123,000	2,418,180
DJ STOXX 600 OPT AUTOMOBILES & PARTS	(1,812)	(497,941)
DJ STOXX 600 OPT BASIC RESOURCES	(361)	(187,699)
DJ STOXX 600 OPT CONS & MATERIALS	(255)	(61,866)
DJ STOXX 600 OPT FOOD & BEVERAGE	(917)	(222,574)
DJ STOXX 600 OPT HEALTH CARE	(4,853)	(688,321)
DJ STOXX 600 OPT INDUSTRIAL	(20,982)	(3,516,663)
DJ STOXX 600 OPT INSURANCE	(6,648)	(385,842)
DJ STOXX 600 OPT MEDIA	2,015	146,994
DJ STOXX 600 OPT OIL & GAS	(1,052)	(204,273)
DJ STOXX 600 OPT RETAIL ETF	(3,064)	(483,053)

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
DJ STOXX 600 OPT TELECOM	(5,986)	(640,326)
DJ STOXX 600 OPT TRAVEL & LEISURE	(2,151)	(282,475)
DJ STOXX 600 OPT UTILITIES	843	163,115
DJ STOXX 600 OPTIMISED BANKS	(19,633)	(1,732,581)
DNB NOR ASA	125,200	1,764,108
DNO INTERNATIONAL ASA	21,262	33,113
DOLBY LABORATORIES INC-CL A	(8,880)	(592,296)
DOLE FOOD CO INC	(81,434)	(1,100,173)
DOLLAR FINANCIAL CORP	49,283	1,410,972
DOLLAR GENERAL CORP	94,118	2,886,599
DOMINION RESOURCES INC/VA	109	4,656
DOMTAR CORP	41,900	3,181,048
DONGFENG MOTOR GRP CO LTD-H	68,000	117,226
DOVER CORP	5,765	336,964
DOW CHEMICAL	(11,236)	(383,597)
DOW CHEMICAL CO/THE	160,657	5,484,830
DREAMWORKS ANIMATION SKG-A	(6,278)	(185,013)
DSW INC-CLASS A	(4,875)	(190,613)
DULUTH METALS LTD	92,700	270,580
E*TRADE FINANCIAL CORP	272,320	4,357,120
EAST WEST BANCORP INC	26,700	521,985
EATON CORP	42,259	4,289,711
ECB BANCORP INC	369	4,970
E-COMMERCE CHINA-SPON ADR	(15,580)	(421,751)
EL PASO ELECTRIC CO	16,800	462,504
ELECTROLUX AB-SER B	(21,155)	(602,051)
ELI LILLY & CO	(32,537)	(1,140,096)
ELSEWEDY ELECTRIC CO	47,858	444,201
EMBOTELLADORA ANDINA ADR B	24,904	753,844
EMDEON INC CLASS A	40,100	542,954
EMULEX CORP	60,000	699,600
ENCANA CORP	48,600	1,415,232
ENERGY XXI BERMUDA	208,440	5,767,535
ENN ENERGY HOLDINGS LTD	246,457	737,122
ENSCO PLC-SPON ADR	(1,046)	(55,835)
ENVESTNET INC	24,000	409,440
EOG RESOURCES INC	16,022	1,464,571
EQUINOX MINERALS LTD	45,080	276,601
ERICSSON (LM) TEL-SP ADR	55,110	635,418
ERICSSON LM-B SHS	176,829	2,059,062
ERSTE BANK DER OESTER SPARK	(2,356)	(110,715)
ERSTE BANK DER OESTERREICHISCH	(13,099)	(616,064)
ESTERLINE TECHNOLOGIES CORP	7,100	486,989
EUROPEAN GOLDFIELDS LTD	13,466	188,373
EVRAZ GROUP SA — GDR REG S	(73,339)	(2,630,670)
EXELON CORP	(2,093)	(87,153)
EXLSERVICE HOLDINGS INC	89,689	1,926,520
EXPEDIA INC	(403)	(10,111)
EXPRESS INC	73,100	1,374,280
EXXON MOBIL CORP	5,535	404,719
FALCON OIL + GAS LTD	277,409	43,273
FASTENAL CO	(9,930)	(594,906)
FEDERATED INVESTORS INC-CL B	(23,180)	(606,621)
FEDEX CORP	13,860	1,289,119
FIAT SPA	64,261	1,325,996
FINANCIAL INSTITUTIONS INC	(1,943)	(36,859)
FINISAR CORPORATION	31,040	921,578
FIRST BUSEY CORP	48,370	227,339
FIRST CALIFORNIA FINANCIAL GRP INC	44,808	125,462
FIRST CITIZENS BCSHS CL A	2,200	415,910
FIRST COMMONWEALTH FINL CORP	77,855	551,213
FIRST MIDWEST BANCORP INC/IL	7,338	84,534
FIRST QUANTUM MINERALS LTD	42,975	4,670,961
FIRST TRACTOR CO-H	128,000	143,100
FLEXTRONICS INTL LTD	(63,200)	(496,120)
FLIR SYSTEMS INC	(20,720)	(616,420)
FLUOR CORP	3,020	200,105
FLUSHING FINANCIAL CORP	10,464	146,496
FOMENTO ECONOMICO MEX SP ADR	29,707	1,661,215
FORD MOTOR CO	384,054	6,448,267
FOREST CITY ENTERPRISES CL A	81,200	1,355,228
FORRESTER RESEARCH INC	12,270	433,008
FORTINET INC	12,500	404,375
FORWARD AIR CORPORATION	3,500	99,330
FOX CHASE BANCORP INC	13,050	154,643
FREEPORT MCMORAN COPPER	13,988	1,679,819
FRESENIUS MEDICAL CARE	(36,929)	(2,134,920)
FRESENIUS SE-PREF	22,500	957,034
FRONTEER GOLD INC	32,000	375,360
FUJI HEAVY INDUSTRIES LTD	59,000	457,759
FUSHAN INTERNATIONAL ENERGY	238,000	163,198

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
FXCM INC-A	5,830	77,248
GALLERY MEDIA GROUP LTD	126	—
GAMESTOP CORP NEW CLASS A	(39,860)	(911,997)
GANNETT CO.	(56,370)	(850,623)
GARMIN LTD	(42,170)	(1,306,848)
GAZPROM OAO-SPON ADR	29,765	751,566
GEMALTO	33,663	1,438,140
GENERAL DYNAMICS CORP	24,865	1,764,420
GENERAL GROWTH PROPERTIES	195,170	3,021,232
GENERAL MILLS INC	7,900	281,161
GENERAL MOTORS CO	278,263	10,256,774
GENESEE + WYOMING INC CL A	7,300	386,535
GENOMMA LAB INTERNACIONAL B	337,304	819,878
GENON ENERGY INC	297,800	1,134,618
GENZYME CORP	35,698	2,541,698
GEO GROUP INC/THE	35,020	863,593
GEORESOURCES INC	8,600	191,006
GERRESHEIMER AG	4,211	185,932
GILEAD SCIENCES INC	21,730	787,495
GIVEN IMAGING LTD	154,293	2,258,850
GKN PLC	564,791	1,964,838
GLOBAL DAIRY HOLDINGS LTD	317,000	107,257
GLOBAL LOGISTIC PROPERTIES LTD	248,000	417,066
GLOBALSTAR INC	14,520	21,054
GOLD FIELDS LTD SPONS ADR	63,500	1,151,255
GOLDCORP INC	(6,047)	(278,607)
GOLDEN AGRI-RESOURCES LTD	(1,563,000)	(973,529)
GOLDMAN SACHS GROUP INC	619,639	104,198,494
GOME ELECTRICAL APPLIANCES	2,478,000	892,628
GOODRICH CORP	72,994	6,428,582
GOOGLE INC	2,970	1,764,091
GREEN PLAINS RENEWABLE ENERG	30,100	338,926
GRUPO ELEKTRA SA	(1,370)	(58,047)
GRUPO FINANCIERO BANORTE O	48,657	231,569
GRUPO FINANCIERO INBURSA O	329,657	1,449,700
GUANGZHOU AUTOMOBILE GROUP-H	(92,687)	(127,828)
GUARANTY TRUST BANK GDR	110,077	648,395
HALLIBURTON CO	29,578	1,207,670
HARMONIC INC	12,200	104,554
HARTE-HANKS INC	(7,380)	(94,243)
HARTFORD FINANCIAL SVCS GRP	9,139	242,092
HAWAIIAN ELECTRIC INDS	(6,184)	(140,933)
HEALTH CARE SELECT SECTOR SPDR FUND	(32,063)	(1,009,985)
HEALTHSOUTH CORP	38,800	803,548
HEARTWARE INTERNATIONAL INC	13,170	1,153,297
HEIDELBERGCEMENT AG	9,538	598,217
HEINEKEN NV	26,293	1,294,181
HENDERSON LAND DEVELOPMENT	199,000	1,355,483
HENGDELI HOLDINGS LTD	1,700,000	1,012,523
HENNES & MAURITZ AB	(3,723)	(124,272)
HENNES & MAURITZ AB-B SHS	(10,940)	(365,134)
HERITAGE COMMERCE CORP	11,208	50,436
HERSHEY CO/THE	(12,026)	(567,026)
HERTZ GLOBAL HOLDINGS INC	(18,670)	(270,528)
HEWLETT-PACKARD CO	20,841	877,406
HISOFT TECHNOLOGY INT-ADR	41,559	1,255,082
HITACHI CONSTRUCTION MACHINE	(3,500)	(83,879)
HITTITE MICROWAVE CORP	13,900	848,456
HOCHTIEF AG	2,328	197,815
HOLCIM LTD-REG	(1,287)	(97,383)
HOME INNS & HOTELS MANAG-ADR	21,340	874,086
HOST HOTELS & RESORTS INC	(33,951)	(606,704)
HOWARD HUGHES CORP/THE	1,660	90,337
HUDSON PACIFIC PROPERTIES IN	16,600	249,830
HUNTINGTON BANCSHARES INC	(46,525)	(319,627)
HURON CONSULTING GROUP INC	25,800	682,410
HYNIX SEMICONDUCTOR INC	3,050	65,078
HYUNDAI HEAVY INDUSTRIES	24	9,452
IBERIA LINEAS AER DE ESPANA	490,156	2,094,277
ICF INTERNATIONAL INC	10,800	277,776
ICICI BANK LTD SPON ADR	21,139	1,070,479
IDACORP INC	22,300	824,654
ILLINOIS TOOL WORKS	6,240	333,216
ILUKA RESOURCES LTD	2,608	24,400
IMPERIAL TOBACCO GROUP PLC	36,980	1,134,588
INCHCAPE PLC	318,112	1,776,055
INCITEC PIVOT LTD	508,057	2,062,304
INCYTE CORP	32,400	536,544
IND & COMM BK OF CHINA — H	2,729,756	2,027,131
INDOCEMENT TUNGGAL PRAKARSA	932,759	1,651,222
INFORMATICA CORP	44,939	1,978,664

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
ING GROEP NV	172,377	1,683,518
ING GROEP NV-CVA	477,486	2,904,168
INGERSOLL-RAND PLC	(75,353)	(3,548,373)
INPEX CORP	375	2,197,942
INSPIRE PHARMACEUTICALS INC	8,100	68,040
INTEL CORP	(4,188)	(88,074)
INTERACTIVE BROKERS GRO-CL A	7,342	130,834
INTERNATIONAL BANCSHARES CRP	(2,835)	(56,785)
INTERPUBLIC GROUP COS	(23,857)	(253,361)
INTL BUSINESS MACHINES CORP	5,168	758,456
INTL CONTAINER TERM SVCS INC	856,361	879,622
INTL GAME TECHNOLOGY	(19,604)	(346,795)
INTL RECTIFIER CORP	17,300	513,637
IRONWOOD PHARMACEUTICALS INC	36,250	375,188
ISHARES DJ US REAL ESTATE	(30,885)	(1,728,325)
ISHARES FTSE CHINA 25 INDEX	(4,780)	(205,970)
ISHARES FTSE/ XINHUA CHINA A50 IDX	(907,900)	(1,488,054)
ISOFTSTONE HOLDINGS LTD-ADS	3,245	58,962
ITRON INC.	2,787	154,539
J.C. PENNEY CO INC	31,392	1,014,276
J2 GLOBAL COMMUNICATIONS INC	(14,030)	(406,169)
JABIL CIRCUIT INC	57,200	1,149,148
JAPAN REAL ESTATE INVESTMENT	(22)	(228,128)
JEFFERIES GROUP INC (NEW)	(5,223)	(139,088)
JETBLUE AIRWAYS CORP	77,100	509,631
JFE HOLDINGS INC	(1,900)	(66,172)
JOHNSON & JOHNSON	(3,395)	(209,981)
JPMORGAN CHASE & CO	145,318	6,164,390
JUNIPER NETWORKS INC	8,109	299,384
JYSKE BANK-REG	226	10,502
KAISER FEDERAL FINANCIAL GRP	5,755	66,643
KAKAKU.COM INC	95	565,643
KALINA	3,900	105,300
KAMAN CORP	1,137	33,053
KATANGA MINING LTD	276,323	396,808
KAYABA INDUSTRY CO LTD	55,000	421,305
KAZAKHGOLD REG S GDR	39,564	154,300
KBC GROEP NV	13,033	444,440
KEPPEL CORP	(4,000)	(35,254)
KEYCORP	(33,483)	(296,325)
KIA MOTORS CORPORATION	7,890	354,938
KIMBERLY CLARK CORP	3,145	198,261
KIRIN HOLDINGS CO LTD	136,000	1,909,919
KIRKLAND’S INC	3,800	53,314
KIWOOM SECURITIES CO LTD	4,252	217,677
KKR & CO LP	155,000	2,201,000
KKR FINANCIAL HOLDINGS LLC	703,755	6,544,922
KLA TENCOR CORPORATION	8,145	314,723
KNOLL INC	43,400	726,082
KODIAK OIL + GAS CORP	105,300	694,980
KOHLS CORP	23,165	1,258,786
KONINKLIJKE KPN NV	83,085	1,213,317
KONINKLIJKE PHILIPS ELECTRON	69,648	2,141,561
KOREA ELECTRIC POWER CORP	90,513	2,404,588
KRONOS WORLDWIDE INC	10,464	444,615
KT CORP SP ADR	68,000	1,414,400
KTB SECURITIES CO LTD	20,442	96,365
KUBOTA CORP	(15,300)	(144,898)
KUNLUN ENERGY CO LTD	176,000	273,068
KUONI REISEN HLDG-REG(CAT B)	274	133,302
L&L ENERGY INC.	(16,750)	(180,900)
LAFARGE MALAYAN CEMENT BHD	130,497	324,603
LAFARGE SA	(1,018)	(63,876)
LAM RESEARCH CORP	(2,281)	(118,110)
LDK SOLAR CO LTD — ADR	1,191	12,053
LEAP WIRELESS INTL INC	136,400	1,672,264
LEGG MASON INC	(5,943)	(215,553)
LEH CLAIM OZGR	1	65,710
LEIGHTON HOLDINGS LTD	51,117	1,612,795
LENNAR CORP-CL A	(17,994)	(337,388)
LENNOX INTERNATIONAL INC	29,500	1,395,055
LI NING CO LTD	588,295	1,248,689
LIBERTY GLOBAL INC-A	(23,481)	(830,758)
LIBERTY MEDIA CORP-CAP SER A	11,300	706,928
LIFE TECHNOLOGIES CORP	30,882	1,713,951
LIGAND PHARMACEUTICALS CL B	692	6,176
LINCARE HOLDINGS INC	(19,705)	(528,685)
LINCOLN NATIONAL CORP	105,700	2,939,517
LINDSAY CORP	3,400	202,062
LINEAR TECHNOLOGY CORP	2,489	86,095
LINN ENERGY LLC-UNITS	184,800	6,928,152

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
LIPPO KARAWACI TBK PT	1,468,125	111,184
LOBLAW COMPANIES LTD	42,400	1,722,627
LOCKHEED MARTIN CORP	(5,713)	(399,396)
LOJAS RENNER S.A.	14,034	476,818
LONGFOR PROPERTIES	322,967	449,532
LONGTOP FINANCIAL TECHNO — ADR	28,312	1,024,328
LORILLARD INC	31,400	2,576,684
LSR GROUP OJSC GDR REGS	56,500	520,365
LUKOIL OAO SPON ADR	20,317	1,147,911
LUMBER LIQUIDATORS HOLDINGS	16,400	408,524
LUPIN LTD	94,430	1,017,052
LYONDELLBASELL INDU-CL A	40,810	1,403,864
M & T BANK CORP	10,464	910,891
MACERICH CO/THE	(3,300)	(156,321)
MACYS INC	(2,595)	(65,654)
MAGELLAN HEALTH SERVICES INC	43,100	2,037,768
MAGIC HOLDINGS INTERNATIONAL	177,000	141,409
MAGNIT CLS	14,484	1,906,094
MAIDENFORM BRANDS INC	22,400	532,448
MAKHTESHIM AGAN	26,605	136,219
MAN SE	4,324	514,583
MARATHON OIL CORP	50,037	1,852,870
MARFRIG ALIMENTOS SA	63,314	591,185
MARSH + MCLENNAN COS	8,970	245,240
MARVELL TECHNOLOGY GROUP LTD	136,569	2,533,355
MASSEY ENERGY CO	20,511	1,100,415
MATERIALS SELECT SECTOR SPDR	(19,159)	(735,897)
MAXIM INTEGRATED PRODUCTS	(3,139)	(74,143)
MAZDA MOTOR CORP	(88,000)	(252,512)
MB FINANCIAL INC	24,100	417,412
MCDONALD S CORP	60,807	4,667,545
MCKESSON CORP	50,588	3,560,383
MEAD JOHNSON NUTRITION CO	40,135	2,498,404
MEAD JOHNSON NUTRITION CO-A	1,959	121,948
MEDCO HEALTH SOLUTIONS INC	20,620	1,263,387
MEDIATEK INC	88,644	1,269,318
MEDICINES COMPANY	15,100	213,363
MEDICIS PHARMACEUTICAL CORP	(20,130)	(539,283)
MEDIDATA SOLUTIONS INC.	5,840	139,459
MEDIFAST INC	15,500	447,640
MEDTRONIC INC	12,904	478,609
MEGACABLE HOLDINGS CPO	152,974	396,264
MEGASTUDY CO LTD	2,783	432,077
MELLANOX TECHNOLOGIES LTD	3,096	81,022
MERCATOR MINERALS LTD	71,800	283,632
MERCK + CO. INC.	11,875	427,975
MEREDITH CORP	(16,979)	(588,322)
METALLURGICAL CORP OF CHINA-H	160,000	70,603
METLIFE INC	11,300	502,172
MGIC INVESTMENT CORP	456,800	4,654,792
MICROCHIP TECHNOLOGY INC	(1,883)	(64,417)
MICROSEMI CORP	41,800	957,220
MICROSOFT CORP	168,720	4,710,803
MINDRAY MEDICAL INTL LTD ADR	34,500	910,800
MIPS TECHNOLOGIES INC	32,200	488,152
MITSUBISHI ESTATE CO LTD	(9,000)	(166,921)
MITSUBISHI UFJ FINANCIAL GRO	48,500	262,211
MITSUI FUDOSAN CO LTD	80,000	1,596,942
MIZUHO FINANCIAL GROUP INC	122,300	230,442
MOL HUNGARIAN OIL AND GAS NY	20,431	2,047,197
MOL HUNGARIAN OIL SP ADR	4,313	238,078
MOMENTA PHARMACEUTICALS INC	9,100	136,227
MONGOLIAN MINING CORP	171,000	199,533
MONSANTO CO	52,602	3,663,203
MONSTER WORLDWIDE INC	(24,761)	(585,102)
MOOG INC CLASS A	11,685	465,063
MORTON S RESTAURANT GROUP	76,300	494,424
MOTOROLA INC	147,527	1,338,070
MOTOROLA INC-NEW-W/I	(7,324)	(278,678)
MOTOROLA MOBILITY HOLDINGS-W	(18,101)	(526,739)
MPG OFFICE TRUST INC	24,406	67,117
MULTI FINELINE ELECTRONIX IN	10,400	275,496
MURPHY OIL CORP	(523)	(38,990)
MYLAN LABS INC	(4,353)	(91,979)
NABORS INDUSTRIES LTD	(3,532)	(82,861)
NAGOYA RAILROAD CO LTD	(11,000)	(29,938)
NANOMETRICS INC	2,000	25,660
NARA BANCORP INC	8,554	84,300
NATIONAL ENERGY	27,154	—
NATIONAL INSTRUMENTS CORP	4,300	161,852
NETAPP INC	6,233	342,566

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
NETBANK INC	3,362	—
NETFLIX INC	(3,180)	(558,726)
NEW GOLD INC	17,000	165,920
NEW WORLD DEPT STORE CHINA	383,840	316,013
NEWCREST MINING LTD	58,886	2,441,003
NEWELL RUBBERMAID INC	(3,441)	(62,557)
NEWMARKET CORP	4,100	505,817
NHN CORP	4,907	981,486
NIKE INC CL B	37,411	3,195,648
NIPPON YUSEN	(1,830)	(8,113)
NISSAN MOTOR CO LTD	92,500	880,573
NOBLE GROUP LTD	(1,063,480)	(1,796,755)
NOKIA CORP — SPON ADR	(24,109)	(248,805)
NOKIA OYJ	4,381	45,346
NORDSTROM INC	49,359	2,091,834
NORFOLK SOUTHERN CORP	51,900	3,260,358
NORTHROP GRUMMAN CORP	(5,337)	(345,731)
NOVARTIS AG-ADR	(7,466)	(440,121)
NOVATEK OAO SPONS GDR REG S	14,424	1,723,668
NOVOLIPET STEEL-GDR REG S	(2,027)	(96,688)
NOVOROSSIYSK GDR REG S	73,911	739,110
NPS PHARMACEUTICALS INC	6,600	52,140
NTT DOCOMO INC	1,085	1,896,961
NUVASIVE INC	29,381	753,623
NVIDIA CORP	15,084	232,294
NYSE EURONEXT	(10,464)	(313,711)
OASIS PETROLEUM INC	(2,093)	(56,762)
OCCIDENTAL PETROLEUM CORP	8,086	793,237
OCEANEERING INTL INC	(2,060)	(151,678)
OCWEN FINANCIAL CORP	63,800	608,652
OFFICE DEPOT INC	114,700	619,380
OFFICEMAX INC	36,900	653,130
OGX PETROLEO E GAS PARTICIPA	135,800	1,636,145
OIL SERVICES HOLDRS TRUST	(3,549)	(498,741)
OLIN CORP	28,600	586,872
OMEGA PROTEIN CORP	23,000	186,300
OMNICARE INC	158,100	4,014,159
ONYX PHARMACEUTICALS INC	7,100	261,777
OPTO CIRCUITS INDIA LTD	78,303	471,762
ORACLE CORP	117,069	3,664,260
ORASCOM CONSTRUCTION GDR	16,000	783,840
ORASCOM CONSTRUCTION INDS	32,656	1,615,136
ORIENT PAPER INC	(6,793)	(43,203)
ORIX CORP	(3,450)	(339,477)
OSHKOSH CORP	52,400	1,846,576
OTP BANK PLAC	(22,418)	(540,660)
OTSUKA HOLDINGS CO LTD	25,000	615,764
OVERSEA CHINESE BANKING CORP	196,000	1,511,635
OWENS CORNING	29,720	925,778
PACIFIC BIOSCIENCES, INC	6,420	102,142
PAGESJAUNES GROUPE SA	(28,768)	(261,606)
PANASONIC CORP	104,400	1,484,165
PANIN FINANCIAL TBK PT	15,326,800	357,228
PAREXEL INTERNATIONAL CORP	35,300	749,419
PARKER HANNIFIN CORP	4,275	368,933
PARKSON RETAIL GROUP LTD	528,680	813,351
PARMALAT SPA	14,313	39,239
PATRIOT COAL CORP	8,800	170,456
PAUL Y. ENGINEERING GROUP	43,283	3,564
PDF SOLUTIONS INC	29,100	140,262
PEABODY ENERGY CORP	(3,124)	(199,874)
PEARSON PLC	120,238	1,897,567
PENN NATIONAL GAMING INC	5,600	196,840
PENN VIRGINIA CORP	19,600	329,672
PEPSICO INC	6,480	423,338
PERSIMMON PLC	165,754	1,081,650
PETROCHINA CO LTD-H	(68,000)	(88,882)
PETROFAC LTD	60,592	1,505,522
PETROLEUM DEVELOPMENT CORP	58,900	2,486,169
PETROLEUM GEO-SERVICES	3,648	56,908
PETRONAS CHEMICALS GROUP BHD	80,300	143,751
PFIZER INC	126,055	2,207,223
PHARMACEUTICAL HOLDRS TRUST	(8,769)	(569,547)
PHARMASSET INC	22,900	994,089
PHH CORP	44,696	1,034,712
PICK N PAY STORES LTD	93,631	684,993
PIER 1 IMPORTS INC	63,430	666,015
PING AN INSURANCE GROUP CO-H	(200,000)	(2,235,945)
PINNACLE FINANCIAL PARTNERS	47,100	639,618
PIONEER NATURAL RESOURCES CO	(12,106)	(1,051,043)
PLAINS EXPLORATION & PRODUCT	172,500	5,544,150

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
PLATINUM UNDERWRITERS HLDGS	24,000	1,079,280
PMC — SIERRA INC	28,830	247,650
PMI GROUP INC/THE	411,900	1,359,270
PNC FINANCIAL SERVICES GROUP	35,713	2,168,493
PORTLAND GENERAL ELECTRIC CO	35,300	766,010
POTASH CORP OF SASKATCHEWAN	3,064	474,399
POTASH ONE INC	78,238	354,342
POWELL INDUSTRIES INC	7,500	246,600
POWER ONE INC	42,400	432,480
PRICELINE.COM INC	5,774	2,307,002
PROCTER + GAMBLE CO/THE	7,090	456,100
PROGRESSIVE CORP.	44,521	884,632
PROLOGIS	986	14,238
PROMOTORA DE INFO-B-ADR (COR EUR)	36,528	348,477
PROVIDENT NEW YORK BANCORP	53,130	557,334
PRUDENTIAL FINANCIAL INC	5,210	305,879
PRUDENTIAL PLC	159,504	1,668,180
PT BANK DANAMON	1,280,766	810,252
PT TELEKOMUNIKASI	2,555,917	2,255,221
PUBLIC STORAGE	837	84,889
PUDA COAL INC.	(5,021)	(71,549)
PYI CORP LTD	4,400,786	181,172
QBE INSURANCE GROUP LIMITED	—	—
QIAGEN N.V.	(16,530)	(323,670)
QIAGEN N.V.- ADR	(15,770)	(308,304)
QLIK TECHNOLOGIES INC	18,834	486,330
QLOGIC CORP	(6,278)	(106,852)
Q-MED AB	7,112	80,810
QUALCOMM INC	54,606	2,702,451
QUEST DIAGNOSTICS	4,650	250,961
QUEST SOFTWARE INC	23,600	654,664
RACKSPACE HOSTING INC	6,945	218,142
RADIAN GROUP INC	38,900	313,923
RADIOSHACK CORP	(28,741)	(531,421)
RAIFFEISEN BANK INTERNATIONA	(2,175)	(119,254)
RALCORP HOLDINGS INC	(14,020)	(911,440)
RAMAYANA LESTARI SENTOSA PT	2,547,697	240,349
RASPADSKAYA	193,560	1,358,791
RAYTHEON COMPANY	4,745	219,883
RED HAT INC	3,139	143,295
REED ELSEVIER NV	243,646	2,081,844
REED ELSEVIER NV COR GBP	7,349	90,976
REGAL BELOIT CORP	5,600	373,856
REGAL ENTERTAINMENT GROUP-A	129,600	1,521,504
REGENERON PHARMACEUTICALS	22,600	741,958
REHABCARE GROUP INC	21,400	507,180
RESMED INC	(24,990)	(865,654)
RESOLUTE ENERGY CORP	12,500	184,500
RESONA HOLDINGS INC	(41,400)	(248,298)
REYNOLDS AMERICAN INC	(18,434)	(601,317)
RHB CAPITAL BERHAD	177,400	501,679
RHODIA SA	30,963	1,028,076
RICHTEK TECHNOLOGY CORP	25,000	208,358
RICOH CO LTD	102,000	1,496,579
RIGEL PHARMACEUTICALS INC	47,100	354,663
RIO TINTO PLC-SPON ADR	(4,143)	(296,887)
RIVERBED TECHNOLOGY INC	17,278	607,667
ROBBINS + MYERS INC	13,500	483,030
ROCHE HOLDING AG GENUSSCHEIN	1,631	239,724
ROCHE HOLDING AG-GENUSSCHEIN COR CHF	5,698	836,057
ROCHE HOLDING AG-GENUSSCHEIN COR USD	2,003	293,896
ROCK TENN COMPANY CL A	13,200	712,140
ROCKWOOD HOLDINGS INC	40,835	1,597,465
ROGERS COMMUNICATIONS -CL B	(5,602)	(194,647)
ROGERS COMMUNICATIONS INC-B	(15,390)	(533,561)
ROGERS CORP	32,000	1,224,000
ROMARCO MINERALS INC	82,900	192,597
ROSETTA RESOURCES INC	50,800	1,912,112
ROYAL BAFOKENG PLATINUM LTD	15,200	153,361
ROYAL BANK OF CANADA	(35,264)	(1,846,851)
ROYAL BANK OF SCOTLAND GROUP	1,272,303	775,111
ROYAL DUTCH SHELL PLC B SHS	59,986	1,986,347
ROYAL DUTCH SHELL PLC-A SHS	4,637	153,352
RREEF CHINA COMMERCIAL TRUST	798,800	40,079
RWE AG	(370)	(24,686)
SABMILLER PLC	117,426	4,174,291
SAFRAN SA	19,113	677,335
SAIC INC	(3,139)	(49,785)
SAIPEM SPA	12,555	618,536
SALESFORCE.COM INC	15,576	2,056,032
SALIX PHARMACEUTICALS LTD	9,500	446,120

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
SAMSUNG ELECTRONICS CO LTD	8,454	7,089,242
SAMSUNG FIRE + MARINE INS	9,139	1,811,856
SANDISK CORP	21	1,047
SANDVIK AB	70,296	1,373,300
SANDY SPRING BANCORP INC	7,456	137,414
SANOFI AVENTIS	47,259	3,029,763
SAP AG-SPONSORED ADR	(2,888)	(146,162)
SAPIENT CORPORATION	128,078	1,549,744
SARA LEE CORP	154,868	2,711,739
SASOL LTD	69,000	3,611,581
SBERBANK OF RUSSIA	922,751	3,143,813
SCANIA AB-B SHS EUR COR	(14,819)	(341,619)
SCBT FINANCIAL CORP	10,400	340,600
SCHNEIDER ELECTRIC SA	7,834	1,177,087
SCHOLASTIC CORP	(5,830)	(172,218)
SEARS HOLDING CORP	(20,620)	(1,520,725)
SEATTLE GENETICS INC	81,100	1,212,445
SEKISUI HOUSE LTD	144,000	1,457,666
SELECT MEDICAL HOLDINGS CORP	89,900	657,169
SEMBCORP MARINE LTD	(15,000)	(62,714)
SEMEN GRESIK (PERSERO) PT	505,240	529,913
SEMGROUP CORP-CLASS A	82,603	2,244,324
SES	149,127	3,746,391
SEVERSTAL — GDR REG S	12,395	208,856
SHANGHAI INDUSTRIAL URBAN DEV GRP	46,000	17,280
SHANGRI-LA ASIA LTD	2,000	5,429
SHINHAN FINANCIAL GROUP LTD	50,035	2,332,233
SHORE BANCSHARES INC	8,100	85,374
SHRIRAM TRANSPORT FINANCE	92,480	1,623,545
SIEMENS AG REG	22,016	2,739,874
SIERRA BANCORP	5,801	62,245
SIGNATURE BANK	8,220	411,000
SIGNET JEWELERS LTD	13,603	590,370
SIGNET JEWELERS LTD-ADR	5,280	229,152
SIHUAN PHARMACEUTICAL HLDGS	187,000	136,647
SILGAN HOLDINGS INC	28,800	1,031,328
SILICON LABORATORIES INC	(1,870)	(86,057)
SILICONWARE PRECISION-SP ADR	32,349	192,477
SIMON PROPERTY GROUP INC	(2,407)	(239,472)
SINA CORP	(23,558)	(1,621,262)
SINGAPORE PRESS HOLDINGS LTD	(145,570)	(451,433)
SINOFERT HOLDINGS LTD	(178,900)	(92,523)
SIRIUS XM RADIO INC	924,800	1,516,672
SJM HOLDINGS LTD	1,162,000	1,844,575
SK TELECOM	30	4,627
SKANDINAVISKA ENSKILDA BAN-A	(31,112)	(260,090)
SKS MICROFINANCE LTD	13,631	195,785
SKYWORKS SOLUTIONS INC	35,802	1,025,011
SLM CORP	900,800	11,341,072
SMITH (A.O.) CORP	8,700	331,296
SMURFIT-STONE CONTAINER CORP	37,659	964,070
SOCIETE GENERALE	21,552	1,159,200
SOHU.COM INC ADS	(8,360)	(530,776)
SOLAR CAPITAL LTD	18,200	450,996
SOLARFUN POWER HOLD-SPON ADR	5,028	41,079
SOLARWINDS INC	46,766	900,246
SOLUTIA INC	60,539	1,397,240
SONGA OFFSHORE SE	19,922	107,413
SOTHEBYS	(3,560)	(160,200)
SOUFUN HLDINGS LTD — ADR	1,830	130,882
SOURCEFIRE INC	10,600	274,858
SOUTHERN CROSS MEDIA GROUP LTD	404,851	861,963
SPDR GOLD TRUST	30,840	4,278,125
SPDR S&P RETAIL ETF	(40,304)	(1,949,101)
ST JOE CO/THE	(8,371)	(182,906)
STALLION EQUITY	48,951	1,431,817
STANDARD BANK GROUP LTD	134,818	2,191,690
STANLEY BLACK & DECKER INC	24,314	1,625,877
STEC INC.	(41,982)	(740,982)
STEREOTAXIS INC	178,720	684,498
STERICYCLE INC	(10,938)	(885,103)
STERLING BANCSHARES INC/TX	32,800	230,256
STEWART INFORMATION SERVICES	64,400	742,532
STIFEL FINANCIAL CORP	16,800	1,042,272
STILLWATER MINING CO	14,960	319,396
STORA ENSO OYJ-R SHS	(79,981)	(822,653)
STRAITS ASIA RESOURCES LTD	526,000	1,022,396
STURM RUGER & CO INC	(8,440)	(129,048)
STX OSV HOLDINGS LTD	316,000	280,473
SUBSEA 7 INC	9,361	244,159
SUMITOMO MITSUI FINANCIAL GR	93,345	3,327,100

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
SUMITOMO TRUST & BANKING CO	55,000	346,798
SUN KING POWER ELECTRONICS	182,000	51,278
SUN PHARMACEUTICAL INDUS	236,450	2,554,601
SUNCOR ENERGY INC	48,000	1,849,182
SUNPOWER CORP-CLASS A	437	5,607
SUSQUEHANNA BANCSHARES INC	57,200	553,696
SUZUKI MOTOR CORP	88,000	2,169,219
SVB FINANCIAL GROUP	(1,212)	(64,297)
SVENSKA HANDELSBANKEN-A SHS	(5,499)	(176,097)
SWATCH GROUP AG-B	2,258	1,007,962
SWISSCOMM AG-REG	(202)	(88,939)
SYDBANK A/S	261	7,085
SYMANTEC CORP	14,278	239,014
SYNTHES INC.	(4,426)	(597,737)
SYSCO CORP	9,880	290,472
TAIWAN SEMICONDUCTOR MANUFAC	2,794,496	6,804,974
TAKEDA PHARMACEUTICAL CO LTD	(6,000)	(295,197)
TALBOTS INC	119,009	1,013,957
TALLINK GROUP LTD	476,270	504,763
TARGACEPT INC	1,700	45,050
TATA MOTORS LTD-SPON ADR	(22,105)	(648,561)
TDC A/S	229,964	1,998,987
TEAM HEALTH HOLDINGS INC	18,663	290,023
TECHNICOLOR	91,889	436,850
TECHNIP	(300)	(27,722)
TECHNIP SA	21,844	2,024,964
TECHNOLOGY SELECT SECT SPDR	(2,281)	(57,458)
TECNICAS REUNIDAS SA	10,129	644,970
TEJON RANCH CO	7,800	214,890
TELEDYNE TECHNOLOGIES INC	14,090	619,537
TELENET GROUP HOLDING NV	118,700	2,756,203
TELEVISION FRANCAISE (T.F.1)	(19,899)	(346,227)
TELIASONERA AB	(10,990)	(87,289)
TENCENT HOLDINGS LTD	25,300	549,738
TENET HEALTHCARE CORP	68,283	456,813
TERADATA CORP	1,046	43,053
TESCO PLC	97,045	2,860,013
TETHYS OIL AB	21,261	179,797
TEVA PHARMACEUTICAL SP ADR	175,511	4,762,967
TEXAS INSTRUMENTS INC	(3,140)	(102,050)
TEXAS ROADHOUSE INC	42,400	728,008
TEXTRON INC	(88,876)	(2,101,029)
TFS FINANCIAL CORP	11,510	103,820
THAI BEVERAGE PCL	4,190,809	932,345
THERMO FISHER SCIENTIFIC INC	8,670	479,971
THL CREDIT INC	5,600	72,856
THOMSON REUTERS CORP	(7,883)	(294,801)
THORATEC CORP	14,500	410,640
TIBCO SOFTWARE INC	30,370	598,593
TIME WARNER CABLE	55,790	3,683,814
TIME WARNER INC	71,232	2,291,533
TINGYI (CAYMAN ISLN) HLDG CO	(98,000)	(250,894)
TOMTOM	(89,085)	(940,735)
TORONTO-DOMINION BANK	(11,580)	(861,818)
TOTVS SA	9,012	917,487
TOWER BANCORP INC	3,340	73,614
TRACTEBEL ENERGIA SA	57,384	948,910
TRANSOCEAN LTD	42,500	2,954,175
TRAVELERS COS INC/THE	28,870	1,608,348
TRIUMPH GROUP INC	7,408	662,349
TRONOX BACKSTOP FEE EQUITY	2,215	189,347
TRX RIGHTS SUBSCRIPTION	263,975	263,975
TSINGTAO BREWERY CO LTD-H	(2,000)	(10,472)
TUI AG	(169,449)	(2,379,344)
TULLOW OIL PLC	135,446	2,674,091
TURKIYE GARANTI BANKASI	421,164	2,140,028
TYSON FOODS CL A	(57,106)	(983,365)
UMB FINANCIAL CORP	3,250	134,615
UMPQUA HOLDINGS CORP	28,300	344,694
UNION PACIFIC CORP	50,550	4,683,963
UNISOURCE ENERGY CORP CO	42,900	1,537,536
UNITED BANKSHARES INC	(5,337)	(155,840)
UNITED CONTINENTAL HOLDINGS	218,385	5,201,931
UNITED RENTALS INC	28,000	637,000
UNITED TECHNOLOGIES CORP	7,350	578,592
UNITEDHEALTH GROUP INC	84,552	3,053,173
UNIVERSAL HEALTH SERVICES-B	11,836	513,919
UNUM GROUP	(5,232)	(126,719)
UPM-KYMMENE OYJ	3,003	53,090
URBAN OUTFITTERS INC	49,560	1,774,744
US AIRWAYS GROUP INC	55,700	557,557

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
US BANCORP	148,303	3,999,732
USA TRUCK INC	14,600	193,158
VALE SA-SP PREF ADR	(12,120)	(366,266)
VALIDUS HOLDINGS LTD	44,347	1,357,462
VANCEINFO TECHNOLOGIES ADR	18,166	627,454
VANTAGE DRILLING CO	96,300	195,489
VARIAN MEDICAL SYSTEMS INC	(8,710)	(603,429)
VARIAN SEMICONDUCTOR EQUIP	1,300	48,061
VEECO INSTRUMENTS INC	(33,671)	(1,446,506)
VERIFONE SYSTEMS INC	2,093	80,706
VERIZON COMMUNICATIONS	(48,790)	(1,745,706)
VESTAS WIND SYSTEMS A/S	(18,340)	(580,000)
VIACOM INC-CLASS B	78,745	3,119,089
VIENNA INSURANCE GROUP AG	14,639	763,857
VIMPELCOM LTD-SPON ADR	8,434	126,847
VINCI SA	17,600	3,256,359
VITRAN CORP INC	51,252	672,426
VIVENDI	24,200	3,538,353
VMWARE INC — CLASS A	(7,586)	(674,471)
VODAFONE GROUP PLC	1,259,800	4,677,482
VODAFONE GROUP PLC-SP ADR	54,000	5,813,642
VOLCANO CORP	17,370	474,375
VOLVO AB-B SHS	155,512	2,746,088
VORNADO REALTY	619	51,581
VTB BANK OJSC-GDR-REG S/WI	(42,856)	(282,421)
VULCAN MATERIALS CO.	(3,400)	(150,824)
WABASH NATIONAL CORP	26,900	318,765
WADDELL + REED FINANCIAL A	10,900	384,661
WAL MART STORES INC	54,155	2,920,579
WALT DISNEY CO.	(6,278)	(235,488)
WANT WANT CHINA HOLDINGS LTD	747,455	658,277
WASTE MANAGEMENT INC	(23,196)	(855,237)
WATSCO INC	8,200	517,256
WATSON PHARMACEUTICALS INC	(11,806)	(609,780)
WATTS WATER TECHNOLOGIES A	14,300	523,237
WEBSTER FINANCIAL CORP	897	17,671
WELLCARE HEALTH PLANS INC	39,300	1,187,646
WELLPOINT INC	100,953	5,740,188
WELLS FARGO & CO	98,595	3,055,459
WELSPUN CORP LTD	68,317	259,579
WERNER ENTERPRISES INC.	(25,408)	(574,221)
WESCO INTERNATIONAL INC	8,200	432,960
WESTERN COAL CORP	52,609	649,820
WHITING PETROLEUM CORP	11,230	1,316,044
WILLIAMS COS INC	161,000	3,979,920
WILMAR INTERNATIONAL LTD	(51,700)	(226,620)
WINN-DIXIE STORES INC	(10,419)	(74,808)
WINNEBAGO INDUSTRIES	7,084	107,677
WINTRUST FINANCIAL CORP	5,383	177,800
WIPRO LTD-ADR	(58,317)	(902,164)
WORLD WIDE TOUCH TECHNOLOGY	1,072,000	131,018
WRIGHT EXPRESS CORP	19,949	917,654
WSFS FINANCIAL CORP	6,900	327,336
WUXI PHARMATECH INC ADR	60,900	982,926
WYNDHAM WORLDWIDE CORP	(114,805)	(3,439,558)
WYNN RESORTS LTD	14,710	1,527,486
X 5 RETAIL GROUP NV REGS GDR	38,715	1,790,569
XENOPORT INC	26,430	225,184
XL GROUP PLC	231,000	5,040,420
XSTRATA PLC	111,372	2,625,135
YAHOO! INC	122,700	2,040,501
YAPI VE KREDI BANKASI	203,042	641,185
YASKAWA ELECTRIC CORP	60,000	567,488
YELLOW MEDIA INC.	(90,130)	(559,926)
YUEXIU PROPERTY CO LTD	742,000	198,554
ZHUZHOU CSR TIMES ELECTRIC-H	(12,000)	(47,163)
ZIONS BANCORP	(15,649)	(379,175)
ZTE CORP-H	(228,285)	(907,489)
ZURICH FINANCIAL SERVICES AG	2,050	531,766

Total Common Stock	125,099,666.82	852,897,543.58

Cash and Short Term Investments
ARCELOR MITTAL 7.25% CB UNT	145,752	6,340,557
AUSTRALIAN DOLLAR	49,767	52,500
AUSTRALIAN ENERGY TRANS & DISTRIBUTION OPTION	2,188,425	0
BRAZILIAN REAL	210,904	127,050
CANADIAN DOLLAR	9,604	9,666
CAPS 2006-2A C FLT 09/20/2022	250,000	210,625
CAPS 2006-2A D FLT 09/20/2022	388,000	283,240
CHINA CNR CORP USD PNOTE CS	32,900	35,398

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
CHINA CONSTRUCTION BANK-A USD PNOTE CS	270,924	188,710
CREDIT SUISSE FIRST BOSTON	2,800,000	2,800,000
DANISH KRONE	42,972	7,736
DREYGUS GOVT CASH MGMT	6,922,107	6,922,107
EGYPTIAN POUND	346	60
EURO CURRENCY	75,204	100,890
EUROPEAN MONETARY UNIT	(57,956)	(77,569)
GREENWHICH FUTURES CASH	34,000	34,000
HONG KONG DOLLAR 102	(1,622,996)	(208,797)
HUNGARIAN FORINT	1	(0)
INDIAN RUPEE	1,562,401	34,941
INDONESIAN RUPIAH	51,766,198	5,746
JAPANESE YEN	278,614	2,387
MEXICAN PESO (NEW)	25,722	2,085
MORGAN STANLEYPRIME INSTITUTIONAL CLASS	12,272,217	12,272,217
NEW TAIWAN DOLLAR	262,681	9,009
NORWEGIAN KRONE	(613,441)	(105,538)
NWSTR 2006-1A A1 FLT 03/30/2022	1,128,277	1,005,577
NWSTR 2006-1A C FLT 03/30/2022 144A	342,000	228,285
NWSTR 2007-1A B FLT 09/30/2022	194,000	144,530
NWSTR 2007-1A C FLT 09/30/2022	372,000	251,100
NWSTR 2007-1A D FLT 09/30/2022	194,000	116,400
PING AN INSURANCE GROUP CO-A USD PNOTE CS	48,500	413,336
POUND STERLING	159	9,710
ROCKW 2006-1A A1LA FLT 08/01/2021 144A	1,079,376	812,230
ROCKW 2007-1A A1LA FLT 08/01/2024 144A	453,823	376,673
SAPPHIRE INDUSTRIALS C-UNITS ESCROW	43,813	0
SEM GROUP CASH HOLD	23,488	23,488
SINGAPORE DOLLAR	—	0
SOUTH AFRICAN RAND	111	17
SOUTH INDIAN BANK P-NOTE CITI	72,800	39,327
SOUTH KOREAN WON	22,389	20
SWAP BANK OF AMERICA COC	60,000	60,000
SWEDISH KRONA	1,742,486	259,631
SWISS FRANC	—	(0)
TRIAN ACQUISITION I — UNITS ESCROW	70,967	0
TRIAN ACQUISITION I — UNITS ESCROW	70,967	0
TUI AG 5.5% 17NOV2014	18,848	2,851,364
US DOLLAR	29,571,682	29,571,682
VALEO 2.375% 01/2011	15,536	986,874

Total Cash and Short Term Investments	112,819,568	66,197,267

Fixed Income Securities

AAI 5.25 11/01/2016	206,000	293,293
ABBOT GROUP LTD TL 2 USD	5,508	4,792
ABBOT GROUP LTD TL B 2 USD	11,015	9,583
ABBOT GROUP LTD TL C 3 USD	5,508	4,792
ABN AMRO BANK NV	700,000	961,548
ADECCO INVESTMENT BERMUD 6.5 11/26/2012	7,250,000	9,143,060
ADELPH COM 10.25 11/1/06 NA ESC	23,947	359
ADELPHIA COMM 7.5% 01/04 NA ESCROW	8,100	122
ADLAC 3.25 05/01/21 NA ESCROW	2,031,000	—
AERO INVENTORY RCF USD	2,296,809	367,489
AFRISAM INVESTMENT FLT 02/04/2012	478,000	479,422
AGN 1.5 04/01/2026	(1,165,000)	(1,316,971)
AHM 2007-1 GIOP FLT 05/25/2047	24,687,386	1,671,336
ALAMEDA CNTY CALIF JT PWRS	300,000	296,769
ALCOA INC 5.25 03/15/2014	451,000	1,123,629
ALERIS INTERNATIONAL INC 10 12/15/2016 (DEFAULTED)	90,000	9
ALGOSAIBI TL SYNDICATE	25,100	6,150
ALLIANCE MEDICAL TL B1 EUR	36,687	28,946
ALLIANCE MEDICAL TL C1 EUR	36,687	28,946
ALTAS ENERGY 12 1/8% 8/1/17	768,000	96,928
AMD 5.75 08/15/2012	500,000	514,375
AMER INTL GRP	500,000	669,604
AMERICAN HOME MTG ASSET	278,158	151,850
AMERICAN MUN PWR OHIO INC	300,000	319,393
AMO ESCROW CORP 11.5 12/15/2017 144A	610,000	649,650
AMSI 2004-R3 M1 FLT 05/25/2034	64,204	48,474
ANGLO AMERICAN PLC 4 05/07/2014	6,500,000	12,631,125
ANGLO IRISH BANK CORP FLT 01/25/2012	413,000	382,931
ANGLO IRISH BANK CORP FLT 04/26/2012	10,000,000	80,973
ANGLO IRISH BANK CORP FLT 06/28/2012	268,000	286,256
ANGLO IRISH BANK CORP FLT 11/02/2011	419,000	293,300
ARM 4.625% 3/1/26	1,221,000	1,563,993
ARRMF 2010 1A A1B	400,000	536,161
ARSI 2004-W5 AV3B FLT 04/25/2034	24,932	20,426
ARTEMI 4.25% 01/01/2015	(7,030)	(544,331)

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
ATLAS PIPELINE 8.75 06/15/18 144A	2,514,000	102,588
ATP OIL & GAS 11 7/8% 5/1/2015	561,000	268,640
AVIATION CAPITAL GROUP	400,000	409,457
AVIS BUDGET GROUP INC 3.5 10/01/2014	2,201,000	2,645,890
BA COVERED BD	200,000	274,463
BAA FUNDING LIMITED	400,000	544,874
BAFC 2005-E 8A1 FLT 06/20/2035	45,538	24,461
BAFC 2007-A 2A1 FLT 02/20/2047	72,280	51,916
BAFC 2007-E 8A5 0.5 09/20/2047	2,290,401	14,143
BAFC 2007-E 9A1 FLT 09/20/2037	943,489	572,698
BAFC 2010-R10 1A1 0.5 10/26/2045	3,112,728	44,512
BALL 2009-UB2 A4B8 FLT 07/24/2044	100,000	93,840
BALL 2010-HLTN HLTN FLT 11/15/2015 144A	3,242,545	2,898,025
BALTA 2004-10 1A3 FLT 09/25/2034	252,105	194,222
BANC AMER MTG SECS INC	400,000	321,340
BANC OF AMERICA	85,072	78,024
BANCO POPOLARE SC 4.75 03/24/2014	544,112	801,351
BANK AMER CORP	180,000	187,313
BANK OF AMERICA CORP	600,000	698,468
BCAP LLC TR	290,683	165,379
BEAR STEARNS ALT A TR 2006 6	523,651	324,944
BEAR STEARNS ARM TR	984,111	948,892
BEAR STEARNS STRUCT PRODS INC	166,912	108,927
BEST BUY 2.25 01/15/2022	(760,000)	(811,259)
BL SUPERSTORE FINANCE FLT 10/04/2015	33,322	48,581
BNCMT 2007-2 M2 FLT 05/25/2037	77,402	929
BNP PARIBAS	300,000	428,875
BNP PARIBAS HOME LOAN	300,000	411,602
BNP PARIBAS HOME LOAN COVERED	300,000	411,387
BOAMS 2007-1 2A12 6% 01/25/2037	51,008	18,904
BOND STREET HOLDINGS LLC-A	60,000	1,206,000
BOND STREET HOLDINGS LLC-B	40,000	800,000
BP CAPITAL PLC	300,000	402,520
BRAR STEARNS ADJUSTABLE RATE M	107,133	94,091
BRITISH AIRWAYS 5.8 08/13/2014	2,100,000	5,161,478
BSABS 2006-AC2 22A4 FLT 03/25/2036	160,678	23,057
BSABS 2007-HE6 1A1 FLT 08/25/2037	459,365	308,923
BSARM 2005 2 A2	149,004	142,136
BSMF 2007-AR5 2A1 FLT 06/25/2037	560,941	368,594
BUNDESREP DEUTSCHLAND ANL	700,000	1,005,526
BUNDESREPUBLIK DEUTSCHLAND	700,000	1,007,278
BUNDESSCHATZANWEISUNGEN	200,000	268,764
BURLINGTON NORTHN SANTA FE	254,000	286,193
BWA 3.5 04/15/2012	1,451,000	3,243,103
CALLAHAN NRH WESTF 14.125 07/15/11 (NON-ACC) ESC	9,000	—
CAMBR 7A B FLT 06/12/2042 144A	96,752	—
CAMERON INTL CORP 2.5 06/15/2026	500,000	728,285
CANADIAN IMPERIAL BK TORONTO	900,000	916,090
CAPITALAND LTD 2.875 09/03/2016	1,500,000	1,195,597
CAPMARK REVOLVER CAD	278,313	112,369
CAPMRK TL 1L USD L+92.5	7,898,661	3,258,198
CCU 10.75 08/01/2016	500,000	445,000
CEMEX SAB DE CV 4.875 03/15/2015	669,000	733,491
CENTP 2007-1 A1 FLT 10/10/2018	334,000	498,672
CENTP 2007-1 C FLT 10/10/2018	18,000	24,208
CENTP 2007-1 D FLT 10/10/2018	9,000	11,543
CEPH 2% 06/01/15	1,000,000	1,408,866
CEVA GROUP PLC 8.375 12/01/2017 144A	200,000	202,500
CFLX 2007-2 A1 FLT 05/25/2037	146,476	101,370
CFLX 2007-M1 2F4 6.35 08/25/2037	894,000	610,416
CFS RETAIL PROPERTY TRUST 5.075% 21AUG14 CVB	600,000	596,503
CHINA HIGH SPEED TRANSMI 0% CVB 05/14/2011	300,000	49,168
CHINA MEDICAL TECH INC 4 08/15/2013	1,128,000	956,920
CHIQUITA BRANDS INTL 8.875 12/01/2015	(185,000)	(189,686)
CHK 2.5 05/15/2037	302,000	269,774
CIE FIN FONCIE CFF	1,000,000	1,353,460
CIE FINANCEMENT FONCIER	500,000	504,255
CIENA CORP 4 03/15/2015 144A	670,000	841,684
CITIGROUP INC	1,496,000	1,855,879
CLEVELAND ELEC ILLUM CO	363,000	388,414
CMLTI 2006-NC2 A2B FLT 09/25/2036	106,743	50,881
CMS 2.875% 12/1/2024	863,000	1,251,251
CMSI 2004-5 B2 08/25/2034	34,068	22,485
CMSI 2006-5 1A11 FLT 10/25/2036	125,940	99,814
COLT DEFENSE/FINANCE 8.75 11/15/2017 144A	248,000	183,520
COM HEM 2 LN SEK-D RECAP	875,257	117,384
COMDISCO 6.125% 01/15/03	117,000	0
COMDISCO 6.13% 8/01/01	56,000	0
COMDISCO 7.25% 9/01/02	98,000	0
COMDISCO 9.5% 08/15/03	65,000	0
COMMONWEALTH BANK AUST	1,400,000	1,406,182

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
CON WAY INC	1,500,000	1,618,328
CQB 4.25 08/15/2016	875,000	848,282
CRNMZ 2006-2A A2B FLT 02/13/2047 144A	258,006	—
CSFB 2005-7 2A3 FLT 08/25/2035	69,619	11,200
CSMC 2007-3 AX 6 04/25/2037	212,407	36,799
CSMC 2007-TFLA A1 FLT 02/15/2022	220,297	210,384
CWALT 2005-14 3A1 FLT 05/25/2035	814,132	404,339
CWALT 2005-36 2A1A FLT 08/25/2035	126,415	65,433
CWALT 2005-62 2X1 12/25/2035	352,375	13,902
CWALT 2006-29T1 2A13 FLT 10/25/2036	382,354	206,070
CWALT 2006-36T2 2A4 6.25 12/25/2036	244,000	162,724
CWALT 2006-39CB 1A2 FLT 01/25/2037	34,827	19,329
CWALT 2006-J5 1A1 6.5 09/25/2036	220,526	142,085
CWALT 2006-OA16 M1 FLT 10/25/2046	144,483	14
CWALT 2007-OA3 1A1 FLT 04/25/2047	1,033,904	619,981
CWALT 2007-OH1 A1D FLT 04/25/2047	201,716	102,421
CWALT ALTERNATIVE LN TR	321,492	167,424
CWHL 2005-7 3X 0 03/25/2035	1,910,297	49,620
CWHL 2006-TM1 A1 FLT 03/25/2046	3,491,219	1,721,171
CWHL 2007-HY7 2AX 0.60338 12/25/2037	3,294,378	24,873
CWHL 2007-HY7 3AX FLT 11/25/2037	886,716	10,383
CWL 2005-8 M2 FLT 12/25/2035	139,000	78,375
CWL 2005-AB1 M2 FLT 9 08/25/2035	154,804	21,564
CWL 2006-S9 A5 FLT 08/25/2036	45,006	20,986
CWL 2007-1 M2 FLT 07/25/2037	154,804	3,542
CWL 2007-8 2A2 FLT 11/25/2037	441,000	337,365
CWL 2007-S1 A5 FLT 11/25/2036	97,638	45,787
CWMBS INC	169,603	132,579
DAEWOO INTL 3.25% 06JUL14 CVB REGS	300,000	402,000
DBALT 2007-OA3 A1 FLT 07/25/2047	267,732	173,314
DBSD DIP FKA ICO	58,300	58,300
DEVELOPERS DIVERSIFIED REALTY 1.75 11/15/2040	403,000	426,763
DEXIA CREDIT LOCAL	1,000,000	999,807
DEXIA MUNICIPALE AGENCY	100,000	136,073
DNB NOR BOLIGKRED	100,000	140,172
DOLLAR GENERAL 10.625 7/15/15	980,000	530,145
DONBASS — ISD TL	25,411	13,468
DONBASS LNDMNT TL	79,409	42,087
DONNELLEY R R + SONS	500,000	625,756
DRYDEN CLO SUB 9/20/2019 2005-9X DFN	1,440,000	191,817
DUBAI HOLDING COMM OP 4.75 01/30/2014	779,458	844,319
DUBAI HOLDING COMM OP 5.25 07/14/2011	548,000	554,632
DUBAI HOLDING COMM OP 6 02/01/2017	350,000	406,587
DUBAI HOLDING COMM OP FLT 02/01/2012	100,000	88,500
EASTMAN KODAK 9.75% 3/01/2018 (144)	821,000	665,250
EMFNL 2008-1X A2 FLT 10/17/2041	124,000	144,268
EMLT 2004-2 M2 FLT 10/25/2034	23,303	16,166
ENERGY XXI GULF 10% 6/15/2013	1,143,000	798,340
EPICP BROD A FLT 01/22/2016	92,508	112,577
EPRE 1-X A FLT 04/27/2014	489,474	682,409
ESAIL 2006-1X B1A FLT 06/10/2044	100,000	93,611
ESAIL 2006-2X B1A FLT 12/15/2044	100,000	92,942
ESAIL 2007-3A A2B FLT 06/13/2045 144A	85,506	67,977
ESAIL 2007-3X A2A FLT 06/13/2045	266,968	283,828
ESAIL 2007-3X A2C FLT 06/13/2045	198,563	246,148
ESAIL 2007-4X A2A FLT 06/13/2045	1,639,000	1,517,846
ESAIL 2007-5X A1A FLT 09/13/2045	1,049,525	849,135
ESAIL 2007-5X A1A FLT 09/13/2045 EUR COR	135,040	109,257
ESAIL 2007-6NCX A1A FLT 12/13/2029	185,835	231,121
ESAIL 2007-6NCX A2A FLT 09/13/2045	558,000	529,812
ESAIL 2007-PR1X A FLT 09/13/2045	476,784	401,690
ESAIL 2007-PR1X A FLT 09/13/2045 GBP COR	954,441	804,116
ESCROW COMDISCO MTN 0.00 I	44,000	—
ESCROW COMDISCO MTN 0.00 II	29,000	—
ETRADE 12.5% 11/30/17	2,716,502	837,420
ETRADE 7.375% 9/15/13	2,836,000	975,360
EUMF 2008-1X A2 FLT 03/13/2046	599,584	738,119
EUMF 2008-1X A3 FLT 03/13/2046	295,000	205,576
EUMF 2008-1X A3 FLT 03/13/2046 GBP COR	2,437,000	1,698,265
EURAZEO DANONCE CB 6.25% 10JUN2014	(10,490)	(831,175)
EUROPEAN INVESTMENT BANK	800,000	1,095,934
EUROPEAN MEDIA 10% 2015	335,417	234,792
EVRAZ GROUP SA 7.25 07/13/2014	2,000,000	3,795,834
EVRAZ GROUP SA 8.25 11/10/2015	(575,000)	(613,094)
EXP IMP BANK KOREA	145,000	207,076
FAIRPOINT COMMUNICATIONS TLB USD	22,020	14,864
FALCON MEZZ 1	50,101	66,665
FALCON MEZZ 2	55,563	73,933
FALCON MEZZ 3	33,278	44,280
FEDERAL NATL MTG ASSN MTN	363,000	397,885
FHAMS 2006-FA8 1A7 6 02/25/2037	93,691	72,142

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
FHR 3138 SK FLT 02/15/2036	330,112	46,731
FHR 3415 SD FLT 11/15/2036	359,531	37,645
FHS 246 S29 FLT 05/15/2037	186,648	25,656
FISHER SCIENTIFIC INTL 3.25 03/01/2024	(363,000)	(505,681)
FMC 2005-1A A1 FLT 07/27/2045 144A	20,744	18,255
FNMA TBA SINGLE FAMILY MORTGAG	8,000,000	7,957,504
FNR 2004-17 ST FLT 04/25/2034	66,807	13,278
FNR 2004-24 CS FLT 01/25/2034	104,396	18,328
FNR 2004-60 SW FLT 04/25/2034	99,049	16,692
FNR 2004-92 S FLT 08/25/2034	177,815	25,673
FNR 2005-29 SY FLT 04/25/2035	95,023	15,560
FNR 2005-57 CI FLT 04/25/2035	190,223	29,841
FNR 2005-57 DI FLT 5 03/25/2035	136,586	17,501
FNR 2005-85 SC FLT 10/25/2035	189,000	26,418
FNR 2006-43 SJ FLT 06/25/2036	199,041	27,772
FNR 2006-45 XS FLT 06/25/2036	532,134	77,159
FNR 2006-62 SB FLT 04/25/2036	196,850	30,266
FNR 2009-101 NS FLT 12/25/2039	1,248,726	137,747
FNR 2009-90 QI 6.34375 08/25/2036	1,595,522	217,280
FNR 2010-56 AS FLT 06/25/2040	885,332	115,978
FNR 2010-67 SD FLT 06/25/2040	395,836	45,336
FORMULA 1 RCF (ALPHA TOPCO)	4,393	(143)
FRANCE (GOVT)	1,900,000	2,680,477
FRANKLIN SERIES 5A CLASS B 6/15/2018	1,260,000	282,465
FRANKLIN SERIES 5A CLASS C 6/15/2018	760,000	592,066
FRANKLIN SERIES 5A CLASS D 6/15/2018	370,000	675,650
FRANKLIN SERIES 5A CLASS E 6/15/2018	270,000	964,800
FRANKLIN SERIES 5A SUB 6/15/2018	1,070,000	1,070,168
FREMF K-007I C 0 05/25/2020	996,000	217,136
FRESENIUS FINANCE LTD 5.625 08/14/2011	1,300,000	2,131,823
FSTAR 2007-1A AF4 FLT 01/25/2035 144A	258,006	104,518
GAMBRO A3 SEK	173,381	23,770
GAMBRO MEZZANINE L+425	114,555	108,920
GAMBRO PIK A EUR	150,676	171,275
GAMBRO PIK C EUR	191,353	217,512
GATEHOUSE DD TL 08/28/2014	268,048	104,405
GATEHOUSE INCREMENTAL TL	1,136,429	442,639
GATEHOUSE TL L+200 08/28/2014	595,454	231,930
GATX FINL CORP	363,000	375,915
GAZ CAPITAL SA	200,000	225,400
GEBL 2006-2A A FLT 11/15/2034 144A	440,378	335,238
GENERAL MOTORS 7.2% 1/15/2011	283,000	1,074,325
GENERAL MOTORS 8.375% 7/15/2033	283,000	1,104,776
GERMAN POSTAL PENS	1,600,000	2,147,039
GERMANY (FED REP OF)	4,500,000	6,893,435
GM 6.75 05/01/2028 NA	432,000	146,880
GM 7.375 05/23/2048 NA	161,000	54,740
GM 7.4 09/01/2025 (NON-ACC)	164,000	54,940
GM 8.1 06/15/2024 NA	376,000	128,780
GM 8.8 03/01/2021	23,000	7,878
GM 9.4 07/15/2021 (NON-ACC)	139,000	45,175
GMAC INC	1,100,000	1,143,000
GMAC INTERNATIONAL FINANCE BV	200,000	268,310
GMAC LLC	200,000	206,173
GMACM MTG LN TR	76,449	66,398
GNR 2007-26 SG FLT 04/20/2037	292,359	36,364
GNR 2008-36 SA FLT 04/20/2038	198,963	27,047
GNR 2008-36 SB FLT 04/20/2038	175,041	18,106
GNR 2008-94 SF FLT 12/20/2038	178,251	17,880
GNR 2009-100 SB FLT 05/16/2039	225,658	24,258
GNR 2009-65 LS FLT 07/16/2039	569,798	59,493
GOME ELECTRICAL APPL 3% 25SEP14	4,600,000	849,887
GPMF 2006-AR2 4X 1 03/25/2036	585,672	8,602
GPMF 2006-AR3 3A1 FLT 04/25/2036	222,813	92,980
GRANITE MASTER ISSUER PLC	371,867	346,042
GREYL 2006-6A A1AL FLT 03/20/2014 144A	1,316,000	1,159,791
GSAA 2007-1 M1 FLT 02/25/2037	18,029	4
GSAMP 2007-NC1 M2 FLT 12/25/2046	13,949	36
GSCSF 2006-4A A1 FLT 11/06/2046 144A	258,006	—
GSR 2004-15F 2A3 6 12/25/2034	72,396	12,870
GSR 2005-HEL1 A1 FLT 11/25/2030	38,392	14,013
HASC 2005-I1 2A3 FLT 11/25/2035	591,248	427,916
HBOS CAPITAL FDG	109,000	131,405
HBOS PLC	254,000	237,831
HCA INC	200,000	214,000
HEAT 2006-6 M1 FLT 9 11/25/2036	75,616	756
HEMT 2006-4 A1 5.6713 11/25/2036	125,482	27,136
HERTZ GLOBAL HOLDINGS IN 5.25 06/01/2014	174,000	331,826
HILTON MEZZANINE C 1M LIBOR +275 BPS 11/12/2015	991,346	852,558
HILTON MEZZANINE D 1M LIBOR + 300BPS 11/12/2015	715,972	608,576
HILTON MEZZANINE E 1M LIBOR + 325BPS 11/12/2015	936,270	786,467

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
HILTON MEZZANINE F 1M LIBOR + 350BPS 11/12/2015	3,101,494	2,543,225
HMI 2010 1A A3	400,000	535,925
HOST HOTELS & RESORTS LP 2.5 10/15/2029	1,000,000	1,410,994
HVMLT 2004-8 2A4A FLT 11/19/2034	54,909	38,574
HVMLT 2004-9 3A FLT 12/19/2034	77,020	44,672
HVMLT 2005-12 2A11 FLT 10/19/2035	413,883	256,607
HVMLT 2005-9 2A1C FLT 06/20/2035	132,720	86,268
HVMLT 2006-12 B2 FLT 01/19/2038	258,006	403
HVMLT 2006-7 2A1A FLT 09/19/2046	244,152	145,270
HVMLT 2006-8 2A1A FLT 07/21/2036	90,058	53,584
HVMLT 2007-3 2A1A FLT 05/19/2047	1,106,469	658,349
HVMLT 2007-4 2A1 FLT 07/19/2047	314,032	191,167
HVMLT 2007-7 2A1A FLT 11/25/2047	684,997	445,462
HYNIX SEMICONDUCTOR INC 2.65 05/14/2015	1,500,000	1,490,625
ICM 2006-S2A A1LB FLT 10/12/2045 144A	258,006	3,870
ICO NORTH AMERICA 7.5 08/18/09 PIK EXP NA	19,714	—
ICO NORTH AMERICA INC 7.5 8/15/09 NA	927,700	946,254
IGT 3.25 05/01/2014 144A	942,000	1,095,295
IMM 2005-6 2M2 FLT 10/25/2035	91,365	61,557
IMMEO RES FIN	106,893	129,667
INABS 2007-B M2 FLT 07/25/2037	126,373	600
INCAPS FUNDING I LTD/CRP FLT 06/01/2033 144A	227,414	170,560
INDX 2006-AR3 3X FLT 04/25/2036	735,648	2,549
INDX 2006-FLX1 A1 FLT 11/25/2036	96,483	63,457
INDX 2007-FLX3 A1 FLT 06/25/2037	532,690	324,941
INDYMAC MBS INC	318,201	264,588
ING BANK (AUSTRALIA) LTD	1,000,000	1,030,636
ING BANK NV	1,100,000	1,140,481
ING CAP FNDG VAR 12/49-PREF (8.439%)	292,000	1,158,470
INGERSOLL-RAND CO LTD 4.5 04/15/2012	1,386,000	3,678,654
INTERPUBLIC GROUP COS 4.25 03/15/2023	212,000	236,038
INTL LEASE FIN CORP MTN	800,000	820,000
INVESTEC BK AUSTRA	600,000	599,037
IPG 4.75 03/15/2023	1,184,000	1,385,543
J P MORGAN MTG TR	245,267	215,752
JAPAN TREASURY DISC BILL	180,000,000	2,218,604
JPALT 2005-S1 1A8 FLT 12/25/2035	280,139	40,552
JPMCC 2006-FL1A F FLT 02/15/2020 144A	95,227	71,420
JPMCC 2006-FL1A G FLT 02/15/2020 144A	112,541	78,779
JPMCC 2010 C2 A1	495,512	489,883
JPMMT 2004-S2 4A2 FLT 11/25/2034	128,389	22,571
JPMORGAN CHASE + CO	300,000	330,308
KABEL DEUTSCHLAND REVOLVER	21,805	20,076
KAUFMAN & BROAD S.A. HOLD TL	306,276	245,749
KAUPTHING BOND TRADE CLAIMS 4 — USD	181,373	48,064
KAUPTHING LOAN TRADE CLAIMS 1 — EUR	269,547	94,622
KAUPTHING LOAN TRADE CLAIMS 2 — EUR	269,547	94,622
KAUPTHING LOAN TRADE CLAIMS 3 — EUR 2	269,547	94,622
KAUPTHING LOAN TRADE CLAIMS 5 — EUR	630,000	221,156
KCC CORP 3.5% 06MAY14	100,000	218,250
KFW 1.5 07/30/2014	(200,000)	(306,242)
KHAZANAH / PARKSON 0% CVB 12MAR13	1,400,000	1,435,000
KION 2ND LIEN EUR	71,809	65,109
KOMMUNALBANKEN AS	400,000	409,350
L 3.75% 02/15/30	1,239,000	681,450
L 8.5% 07/15/29	(95,000)	(93,143)
LBG CAPITAL NO 1 PLC	300,000	273,000
LBG CAPITAL NO.1 PLC 7.5884 05/12/2020	1,058,000	1,418,776
LBG CAPITAL NO.1 PLC 7.8673 12/17/2019	103,000	139,729
LBG CAPITAL NO.1 PLC 7.869 08/25/2020	271,000	367,636
LBG CAPITAL NO.2 PLC 15 12/21/2019	300,000	591,754
LBG CAPITAL NO.2 PLC 6.385 05/12/2020	39,000	42,202
LBMLT 2003-2 M1 FLT 06/25/2033	388,627	303,129
LBMLT 2006-5 M1 FLT 06/25/2036	169,899	858
LCERT 2006-1A A1 FLT 02/15/2046 144A	77,402	8
LEASEPLAN CORPORATION NV	300,000	380,258
LEH 0 01/12/2012 (NON-ACC)	363,000	84,851
LEH 0 12/23/2010 (NON-ACC)	441,000	103,084
LEH 4.8 03/13/2014 (NON-ACC)	224,000	53,200
LEH 5.25 02/06/2012 (NON-ACC)	147,000	34,913
LEH 5.5 04/04/2016 (NON-ACCRUAL)	464,000	110,200
LEH 6 07/19/2012 (NON-ACC)	706,000	167,675
LEH 6.2 09/26/2014 NA	2,009,000	477,138
LEH 6.625 01/18/2012 NON ACCRUAL	3,402,000	807,975
LEHMAN BROS HLDGS 5.625 01/24/2013 (NON-ACC)	5,643,000	1,368,428
LEHMAN BROS HLDGS 6.875 05/02/2018 (NON-ACC)	1,879,000	460,355
LEHMAN BROTHERS HOLDINGS 0 05/25/2010 (NON ACC)	645,000	150,769
LEHMAN BROTHERS HOLDINGS 0% 12/23/08 (NON-ACC)	200,000	46,750
LEHMAN BROTHERS HOLDINGS 7.875 08/15/2010 (NA)	220,000	52,250
LENNAR CORP 2 12/01/2020 144A	750,000	743,703
LENNAR CORP 2.75 12/15/2020 144A	211,000	230,857

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
LGATE 2006-1X A2A FLT 12/01/2060	262,414	341,668
LIBERTY GLOBAL INC 4.5 11/15/2016	848,000	1,265,978
LIBERTY MEDIA LLC 3.125 03/30/2023	508,000	575,531
LIFE TECHNOLOGIES CORP 3.25 06/15/2025	(56,000)	(66,887)
LINCARE HOLDINGS INC 2.75 11/01/2037 B ROR	264,000	289,003
LLOYDS TSB BANK PLC	500,000	541,393
LNCR 2.75 11/01/2037	468,000	512,324
LNR 2006-1A A FLT 05/28/2043 144A	750,000	63,188
LOCAL INSIGHT TL	62,889	22,326
LOS ANGELES CALIF CMNTY COLLEG	200,000	207,142
LOS ANGELES CNTY CALIF PUB WKS	300,000	296,772
LUM 2006-6 A1 FLT 10/25/2046	208,572	118,006
LXS 2005-5N 1A1 FLT 11/25/2035	66,443	47,008
LXS 2005-7N 1A1B FLT 12/25/2035	30,707	10,748
LXS 2006-14N 1A1B FLT 09/25/2046	442,661	217,110
LXS 2007-16N 2A2 FLT 09/25/2047	1,270,929	764,345
LXS 2007-7N 1A1A FLT 06/25/2047	375,358	236,739
LXS 2007-7N 1A2 FLT 06/25/2047	338,451	154,260
MACES 2006-2A 3 4.7 03/20/2013 144A	241,000	289,094
MACH 2005-CDN1 A FLT 07/21/2037	561,852	273,903
MACH 2ND LIEN DBT WP ROAMING	206,987	221,443
MACQUARIE BANK LTD	100,000	105,658
MACQUARIE BK LTD SR	1,000,000	1,019,116
MALLF 1 A FLT 04/22/2014	403,775	530,411
MANA 2007-F1 IO2 6.25 03/25/2037	185,762	30,169
MANA 2007-OAR1 A1 FLT 02/25/2037	89,664	58,694
MANA 2007-OAR2 A1 FLT 04/25/2037	349,306	193,865
MANA 2007-OAR3 A3 FLT 07/25/2047	193,265	6,944
MANSD 2006-1X M1 FLT 10/15/2048	250,000	278,725
MARM 2007-1 IX3 0.5 01/25/2047	4,385,118	62,576
MARSH + MCLENNAN COS INC	362,000	389,634
MATALAN FINANCE LTD 9.625 03/31/2017 REGS	(84,000)	(139,495)
MAXIS 2009 1 A1	309,819	320,627
MERRILL LYNCH + CO	600,000	819,018
MERRILL LYNCH MTG INVS INC	217,190	194,199
MESDG 1 F FLT 07/25/2016	90,314	51,632
MFD 2008-1 A 1.75 03/13/2046 GBP COR	7,003,657	5,564,960
MFD 2008-1 A FLT 03/13/2046	5,012,835	3,983,094
MICROSOFT CORP 0 06/15/2013 144A	(134,000)	(143,979)
MKP 6A A2 FLT 06/15/2051 144A	232,205	2
ML CFC COML MGT	399,000	412,980
MLFT 2006-1 J FLT 06/15/2022 144A	356,000	263,440
MLST IV-A A1A FLT 08/04/2047 (NON-ACC)	6,663,564	0
MLST IV-A A1B FLT 08/04/2047 (NON-ACC)	6,663,564	0
MLST IV-A A1C FLT 08/04/2047 (NON-ACC)	6,663,564	0
MMR 4% CONVERTIBLE SENIOR NOTE	2,500,000	196,945
MORGAN STANLEY	800,000	999,887
MORGAN STANLEY CAPITAL I INC	160,272	152,208
MORGAN STANLEY MTG LN 2007 6XS	280,433	171,852
MORNINGSIDE PARK CLO 1A SUB 10/14/20	2,180,000	2,054,650
MSAC 2006-HE6 M2 FLT 09/25/2036	38,701	581
MSAC 2007-HE1 M1 FLT 11/25/2036	154,804	2,833
MSAC 2007-NC1 M1 FLT 11/25/2036	64,501	1,513
MUZ2 1A B1 FLT 03/15/2011 144A	881,052	594,710
MUZ2 1A B2 9 03/15/2011 144A	231,797	193,551
MUZC 1 B 9.51 05/08/2012	1,316,870	734,155
NATIONWIDE BUILDING SOCIETY	100,000	139,123
NATL ENERGY 10.375% UNIT FROM REORG	3,671,034	6
NDS TL M1 MEZZ USD	715,581	712,003
NETHERLANDS (GOVT OF)	2,500,000	3,449,226
NEW JERSEY ST TPK AUTH TPK REV	200,000	220,636
NEWPORT TV/NTV FINANCE C 13 03/15/2017 (TGL)	383,858	360,827
NGATE 2007 3X A3	300,000	339,587
NIBC BANK NV	800,000	824,599
NIPPON YUSEN KABU 0% 24SEP26 CVB	15,000,000	184,267
NOBLE GROUP LTD 0 06/13/2014	1,649,000	2,920,791
NORTHSIDE TEX INDPT SCH DIST	300,000	288,416
NSTAR 1A B2 FLT 08/28/2038	27,000	20,250
NUMERICABLE TLC EUR	75,300	79,160
OCR 3.25% 12/15/35	795,000	734,381
OCWEN FINANCIAL TERM LIBOR+7%	1,096,071	1,096,071
OFFICE DEPOT INC	400,000	400,000
OMNICARE INC 6.875 12/15/2015	197,000	201,427
ONTARIO PROV CDA	1,100,000	1,134,481
OOMLT 2007-1 M2 FLT 01/25/2037	141,903	851
OOMLT 2007-4 M2 FLT 04/25/2037	64,501	645
OOMLT 2007-5 M2 FLT 05/25/2037	103,202	805
OPERA CMH A FLT 01/15/2015	300,000	276,821
ORIX CORP 1% CVB 31MAR14	90,000,000	1,413,177
PALOMAR CALIF CMNTY COLLEGE	300,000	292,299
PARAGON MTGS PLC	189,858	155,023

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
PEARSON DLR FIN TWO PLC	725,000	805,722
PHH CORP 4 09/01/2014	1,850,000	2,086,899
PKD 2.125 07/15/2012	500,000	485,000
PLD 2.625 05/15/2038	279,000	277,429
PMI GROUP 4.5% 4/15/20 CONVERT @7.84	238,000	3,178,125
PMI GROUP 6% 9/15/2016	1,645,000	1,187,291
PMI GROUP 8.309% 2/1/2027	887,000	1,385,913
PREFERRED TERM SECS XVI FLT 03/23/2035	135,000	46,575
PREFERRED TERM SECS XX CL A-2 FLT 03/22/2038	547,381	194,320
PREFERRED TERM SECS XX FLT 03/22/2038 144A	271,742	102,583
PREFERRED TERM SECS XXI FLT 03/22/2038 144A	1,349,700	492,640
PREFERRED TERM SECS XXVII LTD FLT 12/22/2037 144A	96,021	53,292
PREFERRED TERM XXII FLT 09/22/2036 144A	858,487	321,933
PREFERRED TERM XXIII FLT 12/22/2036	1,077,961	582,387
PREFERRED TERM XXIII FLT 12/22/2036 144A	1,000,103	522,554
PRIMA 2006-CR1A A1 5.417 12/28/2048	2,513,389	2,275,208
PRIMA 2006-CR1A A2 5.533 12/28/2048	348,000	282,750
PROLOGIS 3.25 03/15/2015	231,000	255,111
PUMA MASTERFUND11	252,700	247,623
PXD 2.875 01/15/2038	1,197,000	1,806,592
PYI CORPORATION LTD 2% 2011	12,392	23,754
QBE FUNDING TRUST 0% 12MAY30 REGS	2,500,000	1,525,000
QUINN GROUP 5.62% 10/31/2012	12,550	5,020
RADIOSHACK CORP 2.5 08/01/2013 144A	1,709,000	1,820,162
RALI 2006-QO3 A1 FLT 04/25/2046	103,057	42,253
RALI 2006-QO7 1A1 FLT 09/25/2046	222,170	93,034
RALI 2006-QS10 AV FLT 08/25/2036	9,939,699	158,836
RALI 2007-QH7 1A2 FLT 08/25/2037	547,679	153,980
RALI 2007-QS10 AV FLT 09/25/2037	10,348,603	109,695
RALI 2007-QS6 AV FLT 04/25/2037	19,192,270	142,119
RAMP 2005-RS7 M1 FLT 07/25/2035	41,926	11,530
RAMP 2006-NC1 M2 FLT 01/25/2036	83,852	6,708
RASC 2006-KS1 M2 FLT 02/25/2036	90,302	18,512
RASER TECHNOLOGIES INC 8 04/01/2013 ROR	30,000	10,425
RAST 2006-A14C 2A7 FLT 12/25/2036	1,434,140	53,260
RAST 2006-A3CB AX 6 01/25/2046	409,696	85,534
RAST 2006-A5CB AX 6.25 06/25/2036	464,617	247,205
RAST 2007-A1 A4 FLT 03/25/2037	2,222,070	250,974
REALKREDIT DANMARK	900,000	162,021
REG DIVERSIFIED FUNDING 9.25 03/15/2030 144A	340,431	217,876
RFMSI 2006-S1 1A2 FLT 01/25/2036	56,826	77,226
RFMSI 2006-S7 AV FLT 08/25/2036	897,227	4,598
RIG 1.5 12/15/2037 SERIES B	98,000	96,589
RIG 1.5 12/15/2037 SERIES C	4,450,000	4,305,375
RIVERSIDE CALIF ELEC REV	200,000	202,136
ROBE2 2A B1L FLT 08/30/2013	538,000	461,335
ROYAL BANK OF SCOTLAND	300,000	411,159
ROYAL BK OF SCOTLAND PLC	1,500,000	1,510,460
ROYAL BK SCOTLND GRP PLC 144A	400,000	409,464
SAAD SA INVEST FLT 08/24/2012	25,100	4,769
SABR 2007-BR3 M1 FLT 9 04/25/2037	129,003	1,290
SABR 2007-BR4 M2 FLT 05/25/2037	59,713	269
SABR 2007-NC1 M2 FLT 12/25/2036	34,374	34
SACO 2006-9 A1 FLT 08/25/2036	105,416	34,835
SAMI 2004-AR5 2A3 FLT 10/19/2034	36,503	23,682
SAMI 2005-AR8 A2 FLT 02/25/2036	244,384	146,631
SAMI 2006-AR3 12X 1 04/25/2036	3,723,030	62,510
SAMI 2006-AR7 A1A FLT 08/25/2036	498,059	298,213
SARM 2006-2 5A1 FLT 03/25/2036	95,494	70,347
SARM 2007-1 1A1 FLT 02/25/2037	282,565	142,342
SASC 2005-S7 A2 FLT 12/25/2035	36,950	23,675
SASC 2006-BC4 M2 FLT 12/25/2036	127,770	64
SASC 2006-BC6 M2 FLT 01/25/2037	236,540	1,183
SASC 2006-OW1 A6M FLT 12/25/2035 144A	214,058	1,391
SASC 2007-BC1 M2 FLT 02/25/2037	232,205	2,903
SASC 2007-EQ1 M2 FLT 03/25/2037	25,801	258
SEM GROUP 1 LIEN	204,772	206,308
SEM GROUP 2ND LIEN	340,896	343,453
SFEF	100,000	136,049
SINA 0% 07/15/23	738,000	1,971,569
SLOSO 2005-1A A1L FLT 10/15/2035	1,268,980	520,282
SNDK 1% 05/15/13	461,000	447,724
SNS BANK NV	300,000	421,177
SOCIETE GENERALE SCF	300,000	422,751
SOMF 1 A2 FLT 04/22/2014	173,046	185,509
SOTHEBYS 3.125 06/15/2013	150,000	219,818
SOTHEBYS 7.75 06/15/2015	(41,000)	(44,496)
SSP A1 GBP TL	1,187	1,536
SSP AMERICA (USA), LLC A11 USD TL	2,571	2,134
SSP FINANCING LIMITED, LONDON (B1) D SEK TL	25,672	1,913
SSP FINANCING LIMITED, LONDON (B1) E NOK TL	50,296	4,318

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
SSP FINANCING LIMITED, LONDON A13 USD TL	1,887	1,566
SSP FINANCING LIMITED, LONDON B1 A GBP TL	11,107	8,659
SSP FINANCING LIMITED, LONDON B1 B EUR TL	2,712	1,814
SSP FINANCING LIMITED, LONDON B1 C USD TL	2,470	1,235
SSP FINANCING SPAIN SL, MADRID A6 EUR TL	2,659	2,951
SSP FINANCING UK LTD, LONDON A2 GBP TL	18,862	24,412
SSP FINLAND FINANCING OY, HELSINKI A7 EUR TL	1,882	2,089
SSP FRANCE FINANCING SAS, PARIS A4 EUR TL	512	568
SSP NORWAY FINANCING AS, OSLO A9 NOK TL 2	93,964	13,392
SSP SWEDEN FINANCING AB, STOCKHOLM A10 SEK TL	47,772	5,909
STALLION OILFIELD HLDNGS 10.5 02/15/2015 144A	676,000	703,040
STAR ASIA FINANCIAL LTD-144A	108,299	140,789
STAR ASIA SPV	37,730	56,218
SUNCORP METWAY LTD	400,000	658,052
SUNPOWER CORP 4.5 03/15/2015	144,000	132,291
SUNPOWER CORP 4.75 04/15/2014	578,000	533,501
SURF 2007-BC1 M2 FLT 01/25/2038	109,652	1,031
SWAN 2010 1 A	403,592	413,876
SWEDBAN HYPOTEK AB	100,000	135,775
SYMC 0.75 06/15/2011	596,000	617,278
SYMC 1 06/15/2013	(1,305,000)	(1,484,943)
TATA MTR CARS 0% 12JUL12 CVB	1,000,000	1,390,000
TCH PP 9.00% BLT 03/31/2016	22,900	28,480
TCH PP 9.35% AMRT 05/26/2017	201,770	187,646
TCH PP 9.35% BLT 03/31/2016	350,600	326,058
TCW HIGH INCOME PARTNERS 8.104 08/24/2013	466,000	459,010
TECFP 0.5% 01/01/2016	(1,435)	(175,879)
TENNESSEE VALLEY AUTHORITY	1,126,000	1,293,226
TEVA 1.75 02/01/2026	(1,302,000)	(1,420,281)
TEXTRON INC 4.5 05/01/2013	1,458,000	2,771,128
THOMSON SA TL A1 EUR	315,235	384,677
THOMSON SA TL A2 USD	27,038	24,672
THOMSON SA TL B1 EUR	839,183	1,024,044
THOMSON SA TL B2 USD	57,938	52,869
TITN 2006-2X A FLT 01/23/2016	154,223	160,702
TITN 2006-4FSX A2 FLT 09/03/2013	196,000	281,937
TITN 2007-1X A FLT 01/20/2017	837,245	1,099,898
TITN 2007-1X B FLT 01/20/2017	291,000	335,780
TITN 2007-1X C FLT 01/20/2017	177,000	189,057
TITN 2007-1X E FLT 01/20/2017	155,000	99,698
TMAN 6 A FLT 10/22/2016	352,290	360,405
TMF TL A3 USD	33,013	29,546
TMF TLA 1 EUR	162,158	187,578
TMF TLA 1 USD	86,156	74,525
TMTS 2003-6HE M1 FLT 11/25/2033	31,272	24,823
TNK BP FINANCE SA	200,000	226,760
TOBACCO SETTLEMENT AUTH IOWA	435,000	346,443
TORR 2009 3 A	376,760	384,521
TRIBUNE TL B L+300 NA	28,351	18,286
TRONOX WORLDWIDE/FINANCE 9.5 12/01/2012 NR	24,000	39,924
TROPC 2004-1A A1L FLT 07/15/2034	333,691	130,140
TROPC 2004-4A A2L FLT 04/15/2035 144A	1,479,000	295,800
TROPC 2006-5A A1L2 FLT 07/15/2036	2,037,867	825,336
TRX 9.5 12/01/2012 (IN DEFAULT)	559,000	1,523,387
TSY 2 3/4PCT 2015	3,000,000	4,826,823
TSY 4 1/2PCT 2019	2,200,000	3,763,042
TSY 4 1/2PCT 2034	100,000	163,457
TSY 4 1/4PCT 2036	300,000	472,983
TSY 4 3/4PCT 2015	900,000	1,568,228
TSY 4 3/4PCT 2038	300,000	513,330
TSY 4PCT 2016	1,200,000	2,025,176
TYSON FOODS INC 3.25 10/15/2013	1,392,000	1,705,725
UBS_BBVA 3.22% 07/31/2012	8,600,000	5,319,111
UDR 4% 12/15/35	454,000	457,405
UK TREASURY 5 09/07/2014	(730,000)	(1,266,468)
UMC/UNIMICRON TECH 0% 02DEC14 CVB	300,000	385,500
UNITE (USAF) PLC	200,000	288,080
UNITED STATES TREAS BDS	1,574,073	1,810,276
UNITED STATES TREAS BILLS	260,000	259,832
UPCB FINANCE LTD	200,000	281,726
US FOOD 10.25% 06/30/15 (144A)	1,147,000	2,620,845
US TREASURY BILL 0 07/28/2011	2,000,000	1,997,780
US TREASURY N/B 2.75 02/28/2013	(10,000,000)	(10,456,250)
UT2 FUNDING PLC 5.321 06/30/2016 (FLAT)	774,000	770,265
VALE OVERSEAS LTD	200,000	220,986
VALEO	400,000	543,650
VALEO 1A A2 FLT 01/15/2013 144A	366,567	327,161
VCWHE 2009-1 VAE9 FLT 11/26/2035	107,193	28,004
VEDANTA RESOURCES 5.5% 07/13/2016	2,700,000	3,342,719
VEDANTA RESOURCES JERSEY 4 03/30/2017	1,050,000	1,076,606
VELA 2006-1A A FLT 12/10/2046 (NON ACCRUAL)	440,006	118,802

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
VIVENDI	254,000	273,975
WACHOVIA MTG LN TR LLC	300,000	244,432
WAL MART STORES INC	100,000	113,842
WAMU 2004-AR10 X 0 07/25/2044	958,473	46,672
WAMU 2004-AR12 X 0 10/25/2044	1,252,320	57,095
WAMU 2005-AR1 A1A FLT 01/25/2045	23,319	19,221
WAMU 2005-AR1 X 0 01/25/2045	673,737	27,034
WAMU 2005-AR2 2A23 FLT 01/25/2045	446,433	284,356
WAMU 2005-AR2 X 0 01/25/2045	759,485	25,514
WAMU 2005-AR9 A1A FLT 07/25/2045	246,060	207,363
WAMU 2006-AR1 B2 FLT 01/25/2046	62,433	1,155
WAMU 2006-AR3 B2 FLT 02/25/2046	62,669	909
WAMU 2006-AR4 1A1A FLT 05/25/2046	131,791	104,774
WAMU 2007-OA3 2A1A FLT 04/25/2047	608,168	395,401
WAMU 2007-OA3 B1 FLT 04/25/2047	86,529	52
WAMU MTG PASS THROUGH CTFS	345,421	265,162
WAMU MTG PASS THRU CTFS	283,694	222,633
WASH MUTUAL PFD 6.534 03/29/49 144A (NON-ACC)	124,000	2,480
WASH MUTUAL PFD FDG III 6.895 06/49 144A (NON-ACC)	120,000	2,400
WELLS FARGO MTG BACKED SEC	918,156	822,629
WESTPAC BANKING CORP	1,200,000	1,197,402
WESTPAC SECURITIES NZ LT	400,000	409,316
WFMBS 2006-2 1A4 FLT 03/25/2036	115,540	132,978
WFMBS 2006-AR14 2A3 FLT 10/25/2036	68,154	55,705
WFMBS 2006-AR16 A1 FLT 10/25/2036	190,435	151,608
WFMBS 2007-7 A9 FLT 06/25/2037	61,712	84,449
WHITE NIGHTS GAZPROM	300,000	359,220
WI TREASURY SEC	401,204	410,795
WILMAR INTERNATIONAL LTD 0% 12/18/12 CVB	300,000	384,750
WIND ACQUISITION 11 3/4 7/15-17 (144A)	716,000	2,821,820
WIND ACQUISITION 12.25 7/15-17 144A PIK	960,675	3,178,307
WINDERMERE SER I CL D FLT 01/31/2023	95,096	92,200
WM COVERED BOND PR	800,000	1,101,562
WMABS 2006-HE1 M4 FLT 04/25/2036	8,904	14
WMABS 2007-HE2 M1 FLT 02/25/2037	105,814	254
WMALT 2005-6 2A3 FLT 08/25/2035	12,547	19,469
WMALT 2005-7 CX 5.5 09/25/2035	242,977	37,504
WMALT 2006-AR4 DA FLT 06/25/2046	785,523	342,699
WMALT 2006-AR4 X4 1.25 06/25/2046	181,413	6,612
WMALT 2007-OA3 MB1 FLT 04/25/2047	130,169	52
WORLD DIRECTORIES PIK	244,146	408
WYNDHAM WORLDWIDE 3.5 05/01/2012	1,495,000	3,614,233

Total Fixed Income Securities	748,487,570	313,101,649

Derivatives
+NCMCCS 2011 SEP 47 CALL 09/20/2011	20,200	41,158
10YR SWAP FUTURE MAR11	1	94
10YR US TREASURY NOTE FTR OPTN	(8,000)	(2,875)
317512RD5 ECAL EUR VS USD BOA	(320,000)	(7,326)
317512WA5 OTC ECAL USD VS KRW	(800,000)	(6,538)
317513FX2 CDX.O IG15 5Y FBF	(1,700,000)	(1,033)
317513GK9 ITRAXX EUR14 5Y MYC	(1,500,000)	(2,605)
317513GS2	(300,000)	(2,432)
317514RW9 ITRAXX.O EUR14 5Y	(700,000)	(1,684)
317514RX7 ITRAXX.O EUR14 5Y	(4,200,000)	(7,350)
317515GR9 CDX.O IG15 5Y MYC	(3,200,000)	(1,945)
317517J92 ITRAXX 5YP 1.6	(200,000)	(350)
317517R93 ITRAXX 1.2 5Y BPS	(300,000)	(1,620)
317517S92 ITRAXX P 1.3 5Y UAG	(200,000)	(140)
31751A4A8 ITRAXX 1.3 5YP MYC	(700,000)	(2,971)
31751A6D0 ITRAXX EUR14 5Y UAG	(900,000)	(4,860)
317526CD1 CDX.O IG15 5Y MYC	(1,200,000)	(4,977)
317526CR0 ITRAXX P 1.30 5Y BPS	(400,000)	(281)
317U374B6 IRO USD 10Y SWAPTION	(800,000)	(545)
317U693B0 SWAPTION 3YP 3.0 JPM	(900,000)	(11,363)
317U694B9 SWAPTION 3Y P 3 CBK	(1,100,000)	(13,888)
317U695B8 IRO 3Y RYL	(1,000,000)	(12,626)
317U696B7 IRO USD 3Y P3 BOA	(1,500,000)	(18,939)
317U698B5 IRO USD 3Y P3 DUB	(900,000)	(11,363)
317U699B4 IRO USD P3 BRC	(600,000)	(7,575)
317U701B0 IRO USD 3Y P2.75 DUB	(900,000)	(13,593)
317U702B9 IRO USD 3Y P2.75 RYL	(800,000)	(12,082)
317U744B9 IRO 2Y RYL	(6,000,000)	(81,296)
317U745B8 SWAPTION 2Y 2.25 BOA	(3,300,000)	(44,713)
317U861B6 IRO USD 1Y DUB	(3,900,000)	(2,826)
317U862B5 IRO USD 1Y DUB	(3,900,000)	(3,334)
90DAY EURO$ FUTR JUN11	(5)	(1,688)
90DAY EURO$ FUTR 17DEC2012	(5)	(888)
90DAY EURO$ FUTR 17SEP2012	(5)	2,950
90DAY EURO$ FUTR 18JUN2012	(5)	1,650

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
90DAY EURO$ FUTR 18MAR2013	(1)	63
90DAY EURO$ FUTR 19DEC2011	(5)	(713)
90DAY EURO$ FUTR 19SEP2011	(5)	(1,438)
90DAY EURO$ FUTR DEC13	(1)	188
90DAY EURO$ FUTR DEC14	(1)	38
90DAY EURO$ FUTR DEC15	(1)	(688)
90DAY EURO$ FUTR JUN13	(1)	125
90DAY EURO$ FUTR JUN14	(1)	125
90DAY EURO$ FUTR JUN15	(1)	(50)
90DAY EURO$ FUTR MAR11	(5)	(1,463)
90DAY EURO$ FUTR MAR12	(5)	300
90DAY EURO$ FUTR MAR14	(1)	163
90DAY EURO$ FUTR MAR15	(1)	(13)
90DAY EURO$ FUTR SEP13	(1)	175
90DAY EURO$ FUTR SEP14	(1)	88
90DAY EURO$ FUTR SEP15	(1)	(88)
AA 2012 JAN 5 PUT	128	896
AAPL Jan11 220 PUT	(157)	(45,143)
AAPL Jan11 250 PUT	(86)	(25,854)
AAPL Jan11 260 PUT	(71)	(24,786)
AAPL Jan11 280 PUT	(38)	(17,955)
ABX.HE.PENAAA.06-2 11BPS 05/25/2046	324,683	68,990
ACER INC (2353.TT)	(179,726)	(39,683)
ACL 2011 JAN 185 CALL	4	6
ACL.N 2011 JAN 170 CALL 01/22/2011	36	126
ADM 2012 JAN 45 CALL	59	1,888
ADS / USD FORWARD, 01-04-11	(634)	(6.79)
AFRICAN BARRICK GOLD LTD SWP CS	821	1,015
AFRICAN MINERALS LTD SWP CSFB	(3,645)	(1,170)
AGN 2011 JAN 65 CALL	189	79,380
AGRICULTURAL BANK OF CHINA- A SHS USD SWP MS	1,516,500	12,187
AIG 2011 JAN 43 PUT 01/22/2011	48	312
ALCON INC SWP DB	12,364	86,298
AMD DFT 100 09/20/2012 DB	500,000	687
AMGN A L+45 DB ASW	100,000	0
AMP LTD AUD SWP CS	(25,906)	(3,058)
AMP LTD AUD SWP ML	(20,680)	(2,385)
AMR 2011 MAY 10 CALL 05/21/2011	416	14,352
ANGANG NEW STEEL CO SWP DB	210,500	(83,197)
ANGLO AMERICAN DFT 100 20JUN2014	2,000,000	(12,790)
ANGLO AMERICAN PLC MS SWP USD	(207,262)	(2,144,126)
ANHUI CONCH CEMENT CO LTD HKD SWP CS	(1,035)	(491)
ANNALY MORTGAGE MANAGEMENT SWP CS	(8,257)	(3,345)
ANNALY MORTGAGE MANAGMENT DB SWP USD	(24,035)	(47,294)
ANTOFAGASTA PLC SWP BARC	(1,104)	(3,488)
ANTOFAGASTA PLC SWP MS	(12,248)	(76,531)
ARCELORMITTAL DFT 100 20JUN2014 BOA	1,500,000	57,637
ARCELORMITTAL DFT 100 20MAR2016 JPM	419,000	33,383
ARM DFT 500 03/20/2016 BAC	500,000	(18,074)
ARM DFT 500 03/20/2016 DB	500,000	(17,849)
ARM.N 2012 JAN 20 CALL	(71)	(31,950)
ASIA CEMENT CORP USD SWP DB	(41,000)	(2,466)
ASTRAZENECA PLC SWAP	(4,910)	21,256
ASUSTEK COMPUTER INC	(90,000)	(180,603)
AUD RTR FIX 4.50% 14AUG2012 SWAPTION UBS 3	7,300,000	12,102
AUD RTR FIX 4.55% 14AUG2012 SWAPTION UBS 3	7,300,000	12,510
AUD RTR FIX 4.87% 08MAR2012 SWAPTION	3,400,000	5,717
AUD RTR FIX 4.87% 09MAR2012 SWAPTION	3,400,000	5,373
AUSTRALIAN DOLLAR Forward	(2,000,000)	(17,887)
AVB DFT 100 03/20/2015 BARC	500,000	(5,839)
AVIVA PLC SWP BARC	5,315	1,502
AXA ASIA PACIFIC HOLDINGS AUD SWP CS	3,370	2,417
AXA ASIA PACIFIC HOLDINGS AUD SWP DB	28,590	20,590
AXA ASIA PACIFIC HOLDINGS AUD SWP ML	22,600	16,235
B2W COM GLOBAL DO VAREJO	23,719	(21,917)
BANCO BILBAO VIZCAYA ARGENTA SWP BARC	(10,850)	10,985
BANCO BILBAO VIZCAYA ARGENTA UBS CFD	(76,805)	59,893
BANCO COMERCIAL PORTUGUES-R JPM SWAP	(99,473)	4,807
BANCO POPULAR SWP UBS	(33,609)	41,732
BANCO SANTANDER SA SWP BZW	(11,486)	3,958
BANCO SANTANDER SWP CSFB	(28,228)	27,770
BANK NIFTY NSE JAN11 INR SWP DB (X25)	(600)	(4,571)
BANK NIFTY NSE JAN11 USD FUT SWP UBS (X25)	(300)	(3,449)
BANK OF AMERICA CORP-WRTS 10/28/18	66,498	177,882
BANK ZACHODNI WBK SA SWP CS	537	672
BANK ZACHODNI WBK SA SWP DB	400	491
BANKINTER SA SWP MS	(11,937)	11,204
BARRATT DEVELOPMENTS ML SWAP	123,749	(27,479)
BBT 2011 JAN 26 CALL 01/22/2011	175	16,188
BBT 2011 JAN 27 CALL 01/22/2011	52	2,496
BBVA SM 2012 SEP 14.41 CALL 09/21/2012	3,850	10,709

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
BBY 1 C45 2012 JAN 45 CALL	164	19,352
BBY Feb11 34 CALL	(131)	(276,360)
BC DFT 500 06/20/2014 BARC	500,000	(47,381)
BCM AU DFT 500 20DEC2012 BARC 2	55,000	29,630
BCM AU DFT 500 20DEC2012 DB	146,000	78,653
BCM AU DFT 500 20DEC2012 DB 6	66,000	35,556
BCM AU DFT 500 20DEC2012 DB3	146,000	78,653
BCM AU DFT 500 20DEC2012 DB4	122,000	65,724
BCM AU DFT 500 20DEC2012 JPM 6	83,000	44,714
BCM AU DFT 500 20DEC2012 JPM 7	87,000	46,869
BCM AU DFT 500 20DEC2012 JPM 8	88,000	47,407
BCM AU DFT 500 20DEC2012 MS4	35,000	18,855
BCM AU DFT 500 20DEC2012 MS5	53,000	28,552
BCM AU DFT 500 20DEC2015 BARC 3	(55,000)	(38,086)
BCM AU DFT 500 20DEC2015 DB2	(146,000)	(101,101)
BCM AU DFT 500 20DEC2015 DB5	(88,000)	(60,937)
BCM AU DFT 500 20DEC2015 DB7	(66,000)	(45,703)
BCM AU DFT 500 20DEC2015 JPM	(88,000)	(60,937)
BCM AU DFT 500 20DEC2015 MS3	(35,000)	(24,236)
BCM AU DFT 500 20DEC2015 MS6	(53,000)	(36,701)
BCM AU DFT 500 20JUN2015 JPM	(300,000)	(202,941)
BCM AU DFT 500 20JUN2015 MS	(50,000)	(33,824)
BGC 2011 JAN 10 PUT	3	8
BK Jan11 28 CALL	(777)	(183,761)
BLACKROCK INC SWP CSFB	(28,989)	(631,652)
BMRN 2011 JAN 7.5 PUT	33	165
BOSTON PROPERTIES INC SWP DB	84	220
BoughtAUD/SoldUSD	—	23,927.30
BoughtBRL/SoldUSD	—	5,759.16
BoughtCAD/SoldUSD	—	16,506.07
BoughtCNY/SoldUSD	—	35,116.79
BoughtDKK/SoldUSD	—	3,073.11
BoughtEUR/SoldUSD	—	(42,369.81)
BoughtIDR/SoldUSD	—	(2,948.86)
BoughtINR/SoldUSD	—	(856.43)
BoughtJPY/SoldUSD	—	1,161.18
BoughtKRW/SoldUSD	—	(2,979.96)
BoughtMXN/SoldUSD	—	24,566.91
BoughtNOK/SoldUSD	—	3,971.33
BoughtPHP/SoldUSD	—	(1,033.39)
BP 2011 APR 35 PUT 04/16/2011	(228)	(8,436)
BP 2011 APR 40 CALL 04/16/2011	228	118,560
BP 2011 APR 46 CALL 04/16/2011	(228)	(38,532)
BP 2011 FEB 45 CALL 02/19/2011	45	6,210
BP 2011 JAN 43 CALL 01/22/2011	34	6,035
BP 2011 JAN 44 CALL 01/22/2011	27	3,078
BP Apr11 41 PUT	(186)	(17,550)
BP PLC SWP CSFB	44,421	8,280
BPIM DFT 100 20JUNE2014 DB	108,000	7,050
BPIM DFT 100 20JUNE2014 JPM	108,000	7,050
BPIM DFT 100 20JUNE2014 MS	102,000	6,658
BPIM DFT 100 20JUNE2014 UBS	90,000	5,875
BRE 4.125 26 L+60 DB ASW	125,000	725
BRENT CRUDE FUTR FEB11	(1)	(3,720)
BRIDGESTONE 1345.227 PUT 11MAR11 ML	(10,900)	(843)
BRIDGESTONE 1503.489 PUT 11MAR11 ML	10,900	4,099
BRITISH AIRWAYS CSFB SWAP	(31,208)	3,099
BRITISH AIRWAYS DFT 500 20SEP2014 JPM	650,000	(76,341)
BRITISH AIRWAYS EUR SWP ML	(90,741)	(99,920)
BRITISH AIRWAYS EUR SWP UBS	(49,611)	(60,839)
BRITISH AIRWAYS PLC EUR SWP MS	(260,764)	(55,716)
BRITISH AIRWAYS PLC SWP JPM	(42,330)	(2,976)
BRITISH AIRWAYS PLC SWP UBS	(52,679)	8,427
BRITISH AIRWAYS SWP EUR CS	(1,181)	65
BRITISH AIRWAYS SWP MS	(775,144)	(313,563)
BRITISH AMERICAN TOBACCO PLC	22,840	29,415
BRITISH POUND Forward	(7,600,000)	161,801
BRITISH POUND Forward	(18,100,000)	(41,464)
BRITISH SKY BROADCASTING GROUP SWP BARC	71,679	35,609
BSY LN SWP CSFB	28,202	12,398
BWA 2011 JAN 30 CALL	(69)	(293,595)
BWA DFT 100 06/20/2012 BAC	500,000	(4,964)
BWA DFT 370 06/20/2012 BAC	500,000	(25,344)
BXP 2.875 37 L+57 DB ASW	100,000	0
BXP 3.625 144A SWP DB 1	1,267,000	411,157
BXP CS SWP USD	(3,274)	(13,554)
BXP DFT 172 03/20/2014 CS	500,000	(17,955)
BXP DFT 420 03/20/2014 JPM	500,000	(57,491)
C.N 2012 JAN 5 CALL	325	19,338
CABLE & WIRELESS WORLDWIDE SWP CS 2	18,449	(2,889)
CAC 2011 MAR 3350 PUT 03/18/2011	(48)	(25,612)

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
CAC 2011 MAR 3750 PUT 03/18/2011	48	82,100
CAC40 10 EURO FUT JAN11	(22)	32,898
CAM DFT 100 06/20/2011 BOA	500,000	(2,324)
CAM.O 2011 MAY 35 PUT	(140)	(8,400)
CAR 1 C17.5 2012 JAN 17.5 CALL	(94)	(20,915)
CAR 2011 JAN 17.5 CALL	(74)	(370)
CAR DFT 500 12/20/2014 BAC3	500,000	(28,972)
CAR DFT 500 12/20/2014 DB	500,000	(28,972)
CCU DFT 500 09/20/2016 DB	500,000	106,843
CDX MAIN HY SER14 500 06/20/2015 BARC	2,000,000	(87,966)
CDX MAIN HY SER14 500 06/20/2015 CITI	500,000	(21,991)
CDX MAIN HY SER14 500 06/20/2015 CSFB	1,000,000	(43,983)
CDX MAIN HY SER14 500 06/20/2015 JPM	1,000,000	(43,983)
CECE COMPOSITE INDEX EUR SWP CS	(108)	(2,212)
CEMEX SAB-SPONS ADR SWP CITI	(35,401)	(5,311)
CEPH 2011 JAN 30 PUT	125	625
CEPH 2012 JAN 30 PUT	48	1,560
CFS RETAIL PROPERTY TRUST AUD SWP UBS	(125,380)	7,494
CFS RETAIL PROPERTY TRUST SWAP CSFB	(40,407)	787
CHE 1.875 14A ASW 15MAY14	100,000	5,848
CHESAPEAKE ENERGY SWP CSFB	(4,600)	66,838
CHINA CNR CORP ML USD SWP	150,000	16,063
CHINA CNR CORP MS USD SWP	44,000	209
CHINA CUSTOM MIDCAP HKD SWP MS	(12,029)	8,617
CHINA MERCHANTS BANK A SHS SWAP DB	172,890	(21,166)
CHINA MERCHANTS BANK USD SWP MS	299,880	(60,720)
CHINA RENMINBI Forward	23,187,500	16,462
CHINA RENMINBI Forward	(56,365,000)	(45,948)
CHIQUITA BRANDS SWP CS	(1,192)	(513)
CHK DFT 06/20/2017	250,000	27,853
CIEN 1 C20 2012 JAN 20 CALL	(168)	(67,620)
CIEN 2012 JAN 10 PUT	316	11,692
CIEN 2012 JAN 7.5 PUT	31	558
CITIGROUP INC 0% PFD SWP DB	23,690	497,074
CITIGROUP SWP CS	(32,700)	(26,798)
CITIGROUP SWP DB	(580,393)	89,292
CLARIANT DFT 470 20JUN2014 DB	100,000	(17,839)
CLARIANT DFT 490 20MAR14 GS	100,000	(17,614)
CMBX BBB- SER 1 134 MS 10/12/52	1,000,000	704,739
CMBX NA BBB- SER 2 CDX 87 15MAR49 BARC	500,000	399,915
CMED 2012 JAN 7.5 PUT	714	67,830
CMED ADR SWP CS	(9,062)	168,877
CMED ML SWP USD	(4,439)	6,506
CNP DFT 390 12/20/2013 ML	1,000,000	(108,304)
COAL OF AFRICA LTD SWP CSFB	71,091	26,202
COMPASS GRP CS SWP	(4,556)	(1,028)
CQB 2012 JAN 15 CALL	(127)	(25,718)
CQB 2012 JAN 7.5 PUT	384	15,360
CRH PLC SWP CSFB	(9,295)	(14,828)
CROWN LTD AUD SWP MS	(15,985)	(2,760)
CS PRIME RMBS 2010-1 DFT 07/20/2047 CS	(1,058,000)	176
CSAPMIDC — HK/SG MID CAP BASKET USD SWP CS	(3,861)	8,082
CTX DFT 325 03/20/2014 CS	500,000	(20,167)
CTX DFT 365 03/20/2014 CS	500,000	(26,319)
CX US 2012 JAN 4.81 PUT	254	5,679
CX US 2013 JAN 5 PUT 01/19/2013	731	33,261
DAEWOO INTERNATIONAL CORP USD SWP ML	(300)	809
DAEWOO INTL USD SWP UBS	(8,000)	(23,232)
DANISH KRONER Forward	(16,000,000)	(54,971)
DAX 2011 MAR 5850 PUT 03/18/2011	(65)	(14,647)
DAX 2011 MAR 6500 PUT 03/18/2011	65	51,677
DAX INDEX FUTURE MAR11	(3)	11,033
DBK GY 2011 FEB 35 PUT 02/18/2011	(90)	(4,694)
DBK GY 2011 FEB 40 CALL 02/18/2011	90	15,045
DBK GY 2011 FEB 44 CALL 02/18/2011	(90)	(3,490)
DDR DFT 100 12/20/2015 BOA	500,000	23,251
DEBEHNAMS PLC MS SWP GBP	289,056	(34,919)
DEBENHAMS CS SWP	(1,604,273)	37,772
DEBENHAMS PLC SWP ML	1,203,740	85,374
DEBENHAMS PLC SWP UBS	1,014,142	75,905
DENA BANK USD UBS SWP	400	(75)
DENTSU INC	(13,711)	(16,046)
DIXONS RETAIL PLC DFT 500 20MAR2016 BOA	118,000	5,612
DIXONS RETAIL PLC DFT 500 20MAR2016 JPM	186,000	8,846
DIXONS RETAIL PLC DFT 500 20MAR2016 UBS	196,000	9,321
DJ EURO ST BANK P INDEX ML SWP EUR	(3,529)	(7,309)
DJ EUROSTOXX 600 IDX CS SWP	(596)	4,289
DJ EUROSTOXX 600 INDEX ML SWAP	(4,091)	(5,145)
DOW DFT 272 12/20/2013 BAC	500,000	(30,063)
DOW DFT 640 03/20/2014 DB	500,000	(90,564)
DRE 3.75 11A L+50 DB ASW	150,000	0

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
DROGASIL DVD,EX DATE 12/15/10	4,121	—
DROGASIL DVD,EX DATE 9/17/10	8,793	—
DROGASIL SA	14,043	31,397
DTV Jan11 34 PUT	(96)	(17,500)
DTV Jan11 40 CALL	(172)	(155,844)
EEM 2011 FEB 46 PUT 02/19/2011	21	2,142
EEM 2011 JAN 46 PUT 01/22/2011	20	910
EOP DFT 06/20/2013	500,000	(4,432)
EOP DFT 06/20/2013	500,000	(12,508)
EOP DFT 06/20/2013 MS	500,000	(3,562)
EOP DFT 100 03/20/2017 CITI	4,000,000	23,389
EOP DFT 100 09/20/2016 DB	3,000,000	11,583
EOP DFT 100 12/20/2016 DB	500,000	2,279
EOP DFT 100 12/20/2016 UBS	2,000,000	9,116
EOP DFT 65 03/20/2019 BOA	1,000,000	35,569
EQR DFT 100 03/20/2015 JPM	500,000	(2,180)
EQUINOX MINERALS LTD-CDI AUD SWP CS	26,632	6,556
EUR / USD FORWARD, 01-03-11	(40,056)	(616)
EUR / USD FORWARD, 01-04-11	97,338	1,157
EUR FX 3/14/11 FWD (JALC)	(2,900,000)	(43,560)
EUR FX 3/16/11 FWD (JA)	(480,000)	(1,404)
EUR FX 3/23/11 FWD (MKS)	(960,000)	(16,104)
EUR FX 3/24/11 FWD (MKLC)	(3,810,000)	(63,930)
EUR FX 3/25/11 FWD (BCLC)	(1,270,000)	(22,004)
EUR FX 3/28/11 FWD (BRC)	(4,880,000)	(81,965)
EURO CHF 3MO LIFF JUN12	(1)	(187)
EURO CHF 3MO LIFFE DEC11	(1)	(402)
EURO CHF 3MO LIFFE JUN11	(1)	(348)
EURO CHF 3MO LIFFE MAR11	(1)	(241)
EURO CHF 3MO LIFFE MAR12	(1)	(321)
EURO CHF 3MO LIFFE SEP11	(1)	(402)
EURO STOXX 50 MAR11	(29)	21,196
EURO-BOBL FUTURE MAR11	(10)	6,820
EURODOLLAR FTR OPTN	(65,000)	(10,725)
EURODOLLAR FTR OPTN	(65,000)	(15,275)
EUROPEAN MONETARY UNIT Forward	(42,100,000)	(913,948)
EURO-SCHATZ FUT MAR11	(1)	160
EXPE.N 2012 JAN 27.5 CALL	(9)	(2,340)
EXPEDIA B WARRANTS 05/07/2012	1,800	2,097
FAIRFAX MEDIA AUD SWP CSFB	(34,861)	10,071
FAIRFAX MEDIA LTD AUD SWAP DB	(53,364)	431
FAIRFAX MEDIA MS AUD SWP	(141,667)	47,235
FE 2011 JAN 37.5 PUT 01/22/2011	18	1,485
FEDERAL BANK LIMITED USD SWP UBS	5,860	(4,019)
FEDERAL BANK LTD USD SWP JPM	12,100	487
FTSE 100 IDX FUT MAR11	(9)	(7,929)
FTSE 250 INDEX ML SWP	(36)	(53,778)
FTSE 250 INDEX UBS SWP	(9)	(23,678)
FTSE 350 GEN RETAIL IDX ML SWP	(126)	(2,831)
FTSE 350 GEN RETAIL IDX SYN BASKET SWP ML	(43)	(21,560)
FTSE 350 GEN RETAIL INDEX UBS	(99)	3,307
FTSE/MIB IDX FUT MAR11	(2)	4,547
GATEHOUSE LDS 0% 06/20/2011 MS	(500,000)	(97,940)
GATEHOUSE LDS 0% 12/20/2011 MS 2	(500,000)	(169,805)
GBP / USD FORWARD, 01-04-11	(3,201)	(38)
GBP / USD FORWARD, 01-05-11	(2,540)	(57)
GBP EUR OTF 03/14/2011	(30,172)	(2,288)
GBP FX 3/17/11 FWD (LCMH)	(330,000)	5,567
GBP FX 3/21/11 FWD (BCPD)	(540,000)	9,106
GBP FX 3/22/11 FWD (LC)	(2,950,000)	53,764
GBP FX 3/25/11 FWD (BCLC)	(650,000)	11,844
GBP FX 3/28/11 FWD (BRC)	(1,730,000)	31,513
GBP/EUR 14DEC11 OTF MS	(37,818)	(2,872)
GBP/EUR 14JUN11 OTF MS	(33,253)	(2,522)
GBP/EUR 14JUN12 OTF MS	(34,759)	(2,704)
GBP/EUR 14MAR12 OTF MS	(42,729)	(3,379)
GBP/EUR 14SEP11 OTF MS	(32,529)	(2,484)
GBP/EUR 17DEC12 OTF MS	(32,163)	(2,603)
GBP/EUR 17SEP12 OTF MS	(35,055)	(2,821)
GENZ 2011 JAN 65 PUT	62	2,914
GERMAN EURO BOBL FUTURES	100,000	(13,402)
GERMAN EURO BUND FUTURES	3,700,000	1,422
GG 2011 JAN 10 PUT	295	295
GG 2011 JAN 12.5 PUT	98	98
GGP JAN11 14 CALL (ADJ $11.20)	(2)	(132,240)
GGP JAN11 15 CALL (ADJ $12)	(39)	(123,487)
GGP JAN11 16 CALL (ADJ $12.80)	(7)	(88,440)
GGP JAN11 17.50 CALL (ADJ $14)	(20)	(64,019)
GLD1 2011 JAN 138 CALL 01/22/2011	20	5,400
GLE FP 2011 MAR 32 PUT 03/18/2011	(103)	(9,091)
GLE FP 2011 MAR 34 PUT 03/18/2011	(103)	(13,361)

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
GLE FP 2011 MAR 40 PUT 03/18/2011	100	37,043
GLOBALSTAR INC SWP ML	(14,519)	(6,973)
GM Mar11 34 PUT	(195)	(13,320)
GOLD FIELDS LTD SWP	(4,957)	3,722
GOLDCORP INC SWP CSFB	(2,269)	4,266
GOLDCORP INC SWP EXP	8,316	(16,129)
GOLDEN AGRI-RESOURCES-CW12	1,801,600	340,149
GRYPHON MINERALS LTD AUD SWP UBS	121,668	53,424
GVK POWER & INFRASTRUCTURE LTD MS USD SWP	109,641	(10,019)
HANG SENG IDX FUT JAN11	(4)	(12,299)
HANKYU DEPT DFT 16SEP2011 UBS	30,000,000	(946)
HEBEI TAIHANG CEMENT CO-A USD SWP MS	28,400	4,798
HKD / USD FORWARD, 01-03-11	97,467	14
HKD / USD FORWARD, 01-04-11	1,525,529	186
HOME RETAIL GROUP SWP CS	(33,332)	4,559
HONG KONG DOLLAR Forward	(25,000,000)	4,776
HONG KONG DOLLAR Forward	(60,000,000)	(5,627)
HOST HOTELS & RESORTS INC CS SWP USD	(20,664)	(63,283)
HPQ May11 41 PUT	(195)	(10,735)
HPQ May11 47 CALL	(195)	(30,475)
HPT 3.8 27 L+60 DB ASW	250,000	0
HSBC HOLDINGS PLC MS GBP SWP	8,762	(3,954)
H-SHARES IDX FUT JAN11	(16)	(34,993)
HSI 25000 CALL 28JAN11 ML	1,500	5,078
HSI 26000 CALL 28JAN11 ML	(1,500)	(996)
HST 2012 JAN 12.5 CALL	(39)	(23,400)
HST DFT 500 12/20/2015 UBS	500,000	(64,141)
HST DFT 500 12/20/2015 UBS	500,000	(64,141)
HTC CORPORATION	(48,155)	(792,965)
HTZ DFT 500 06/20/2014 CS	250,000	(23,077)
HYNIX DFT 20JUN13 500 BOA	200,000	(2,593)
HYNIX DFT 20JUN13 500 BOA2	100,000	(1,296)
HYNIX DFT 20JUN13 500 BOA3	100,000	(1,296)
HYNIX DFT 20JUN13 500 CS	200,000	(2,593)
HYNIX DFT 500 20JUN13 CS2	400,000	(5,185)
HYNIX SEMICONDUCTOR SWP USD DB	(360)	(392)
HYNIX SEMICONDUCTOR USD SWP CS	(25,781)	(6,525)
HYNIX SEMICONDUCTOR USD SWP ML	(13,040)	1,253
HYUNDAI HEAVY INDUSTRIES SWP UBS	(555)	(46,259)
IBERDROLA SA SWP BARC	(70,568)	6,764
IBERIA LINEAS AER DE ESPANA SWP CSFB	10,734	(334)
IBERIA LINEAS AER DE ESPANA SWP UBS	8,150	(515)
IBEX 35 INDX FUTR JAN11	(7)	31,614
IBM Apr11 130 PUT	(114)	(6,734)
IBM Apr11 140 PUT	(50)	(4,636)
IBM Jan11 120 PUT	(18)	(3,572)
IBM Jan11 130 PUT	(208)	(3,281)
IBM Jan11 135 PUT	(259)	(3,040)
IGT 2012 JAN 20 CALL	(75)	(13,125)
IGT 2013 JAN 20 CALL	(73)	(19,710)
IGT DFT 100 06/20/2014 BAC	500,000	2,335
IGT DFT 100 06/20/2014 MS	500,000	2,335
ILUKA RESOURCES LTD SWP MS	10,350	13,078
IMPALA PLATINUM CS SWP	(1,001)	(12,937)
IMPALA PLATINUM UBS CFD SWP	(253)	(4,796)
IND & COMM BK OF CHINA — A SWP DB	48,800	(4,324)
IND & COMM BK OF CHINA 0.5 08/31/2016 CBS USD DB	25	(3,646)
IND & COMM BK OF CHINA 0.5 08/31/2016 CBS USD MS	167	(24,352)
IND & COMM BK OF CHINA SWP MS	327,200	(27,208)
INMARSAT PLC SWP CSFB	69,587	12,601
INPALA PLATINUM HLDGS DB SWP ZAR	(2,508)	(39,260)
IPG 2012 JAN 10 CALL	(341)	(68,200)
IPG 2012 JAN 12.5 CALL	(270)	(24,300)
IPG DFT 500 03/20/2012 CS	500,000	(29,010)
IPG DFT 500 03/20/2013 JPM	1,000,000	(96,235)
IR 2011 JAN 10 PUT	34	85
IR 2012 JAN 17.5 PUT	(161)	(2,415)
IR DFT 100 06/20/2012 DB2	500,000	(6,456)
ISE 30 FUTURES FEB11 FRS CSFB	(103)	(6,552)
ITRX EUR SUB FIN S14 5Y 100 20DEC2015 CS	1,048,000	141,065
ITRX EUR SUB FIN S14 5Y 100 20DEC2015 JPM	419,000	56,399
ITRX EUR SUB FIN S14 5Y 100 20DEC2015 JPM	419,000	56,399
ITRX EUR SUB FIN S14 5Y 100 20DEC2015 JPM 3	571,000	76,859
ITRX EUR SUB FIN S14 5Y 100 20DEC2015 ML	524,000	70,532
ITRX EUR SUB FIN S14 5Y 100 20DEC2015 MS	524,000	70,532
JAPANESE YEN Forward	(650,000,000)	(164,643)
JCP 2011 JAN 30 CALL	(153)	(38,786)
JCP 2011 JAN 35 CALL	153	3,978
JCP DFT 100 12/20/2015 UBS	500,000	20,459
JCP DFT 100 12/20/2015 UPB	500,000	20,459
JPM Jan11 37.50 PUT	(103)	(2,485)

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
JPMORGAN CHASE BANK NA WTS	330,036	1,316,844
JPY FX 03/23/11 FWD (MKS)	(50,000,000)	(19,219)
KAMAN CORP SWP ML	(1,137)	(3,354)
KCC DFT 20JUN12 130 ML	600,000	(200)
KEYCORP SWP CS	(24,069)	(15,564)
KINTETSU CORP	(104,285)	16,623
KOMATSU DFT 105 20DEC13 UBS	10,000,000	(2,565)
KOMATSU DFT 140 20DEC13 CS	10,940,000	(4,222)
KOREAN WON Forward	(689,360,000)	(9,293)
KOSPI2 240 PUT 13JAN11 UBS (MULTIPLIER 100K)	(2,300,000)	(825)
KOSPI2 255 PUT 13JAN11 UBS (MULTIPLIER 100K)	2,300,000	840
KOSPI2 INX FUT MAR11 USD SWP CS	(2,500,000)	(37,095)
KOSPI2 INX FUT MAR11 USD SWP MS	(1,000,000)	(17,286)
KOSPI2 INX FUT MAR11 USD SWP UBS	(1,500,000)	(25,793)
KSS Jan11 50 CALL	(201)	(27,500)
KSS Jan11 52.5 CALL	(43)	(22,152)
LANXESS DFT 228 20JUN2014 BARC	100,000	(6,930)
LANXESS DFT 235 20JUN14 BOA	100,000	(7,246)
LANXESS DFT 250 20JUN2014 BOA	100,000	(7,922)
LAS VEGAS SANDS CORP 10% SER U PFD SWP DB	9,217	5,262,622
LAS VEGAS SANDS CORP SWP DB	(153,637)	(1,765,325)
LBTYA.N 2013 JAN 17.5 PUT	141	7,050
LBTYA.N 2013 JAN 35 CALL	(71)	(44,020)
LDK SOLAR CO LTD — ADR SWP MS	(1,191)	(72)
LEIGHTON EUR SWP CS	(1,497)	1,840
LEIGHTON SWP DB EUR	(2,848)	4,470
LEN DFT 500 12/20/2013 BOA	500,000	(33,497)
LG PHILIPS LCD CO LTD DB USD SWP	(7,884)	(9,291)
LIBERTY DFT 500 06/20/2013 BAR	750,000	(69,920)
LIBERTY DFT 500 09/20/2016 RBS	500,000	(55,484)
LIC HOUSING FINANC JAN11 USD STK FUT SWP CS (X250)	(20,000)	(4,463)
LIFE 2011 MAY 50 CALL 05/21/2011	11	8,360
LIGAND PHARM 46.917 WAR 04/19/2012	135	1
LINCARE SWP CSFB	(565)	(2,913)
LLOYDS BANKING GROUP PLC SWP BARC	(204,946)	9,487
LME COPPER 3MO ($) APR 2011 SWP MS	(1)	(9,350)
LNCR 2012 JAN 15 PUT	64	1,760
LNCR 2012 JAN 16.67 PUT	4	285
LNCR 2012 JAN 32.5 CALL	(32)	(4,080)
LOGICA PLC SWP CS	(15,014)	(759)
LOJAS AMERICANAS SA-PREF	767,931	384,618
MACARTHUR COAL LTD AUD SWP CS	(600)	(840)
MACARTHUR COAL LTD AUD SWP MS	(4,089)	(3,431)
MAS DFT 540 03/20/2014 DB	500,000	(55,734)
MAZDA MOTOR CORP JPM JPY SWP	(121,000)	(30,372)
MCLEOD RUSSEL INDIA LTD USD ML SWP	4,400	(2,869)
MDAX INDEX UBS SWP	(6)	(5,646)
MDT 1.5% 04/11 144A SWP DB	200,000	0
MDT DFT 44 06/20/2013 DB	2,500,000	(10,835)
MEDIATEK INC 2454.TT	(101,102)	62,319
MEGGITT PLC SWAP CS	103,255	88,907
MELROSE DFT 100 20SEP14 BOA (162)	88,000	(332)
MELROSE DFT 100 20SEPT14 (155)	64,000	(241)
MELROSE PLC DFT 125 20JUN14 BOA	88,000	(1,378)
MELROSE PLC DFT 130 20JUN14 MS	94,000	(1,683)
MERRILL LYNCH 3PXA BASKET SWP ML	(114)	(19,918)
MET Mar11 38 PUT	(76)	(2,288)
MITSUBISHI CHEMICAL HLDG 21OCT11 ASW	60,000,000	7
ML CECEEUR CUSTOM INDEX SWP ML	(356)	(33,180)
ML RPXT INDEX SWP ML	(473)	(6,060)
ML STXE 600 TRAVEL/LEISURE BASKET SWP ML	(360)	27
MLEIREXD BASKET SWP ML	(258)	(75,509)
MMM Jan11 85 PUT	(113)	(1,720)
MMR Jan11 15 CALL	(273)	(21,060)
MMR Jan11 17.50 CALL	(118)	(20,567)
MMR Jan11 19 CALL	(118)	(19,500)
MORRISON SUPERMARKETS CS SWP GBP	59,439	(14,690)
MSCI DAILY TR GROSS EM CZECH REP USD SWP MS	(185)	1,671
MSCI DAILY TR NET EMERGING MARKETS INDO USD SWP CS	(87)	(5,693)
MSCI SING IX ETS JAN11	(6)	(5,465)
MSCI SINGAPORE MID CAP SGD SWP MS	(213)	(8,887)
MSCI TAIWAN INDEX JAN11	(7)	(2,940)
MSCI TR GROSS EMERGING MKTS INDEX INF DB USD SWP	(129)	3,388
MSCI TR GROSS EMRG MKTS INDX 06JAN11 MS USD SWP	(104)	4,692
MSFT 2013 JAN 32.5 CALL 01/19/2013	34	8,296
MSFT Apr11 28 PUT	(162)	(1,339)
MSTAR SEMICONDUCTOR INC USD SWP MS	36,000	(54,276)
MUR 2011 JAN 75 CALL	18	2,835
MVELAPHANDA RESOURCES DB SWAP 1	27,592	108,854
MVELAPHANDA RESOURCES SWP ML	16,201	(3,623)
MVELAPHANDA RESOURCES UBS CFD SWAP	4,828	18,786

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
MYL 2011 JAN 15 PUT	879	2,637
MYL 2011 JAN 17.5 PUT	75	263
MYLAN LABS INC SWP DB	6,269	17,865
NAGOYA ASW 40 30MAR12 BAR	30,000,000	1,478
NDBB 3M 22MAY2011 K=3.60 NOM	21,100,000	33,361
NEW ZEALAND DOLLAR Forward	(150,000)	(3,288)
NEWCREST MINING 47.915 CALL 23SEP11 UBS	15,240	23,599
NEWCREST MINING 49.5523 CALL 20SEP11 MS	12,300	17,424
NEXT PLC CSFB SWP	806	(1,105)
NEXT PLC SWP MS	(3,934)	(927)
NFG 2011 JAN 65 CALL 01/22/2011	9	1,553
NHN CORP	5,048	181,883
NIFTY 5300 PUT 27JAN11 MS	(2,800)	(134)
NIFTY 5800 PUT 27JAN10 MS	2,800	1,076
NIKKEI 225 (SGX) MAR11	(18)	12,306
NIPPON YUSEN DFT 61 20OCT11 DB	10,000,000	(632)
NISSAN MTR 749.70 CALL 04JAN11 CS	(49,300)	(16,108)
NKY 2011 FEB 10750 CALL 02/10/2011	11	6,271
NKY 2011 JAN 10000 PUT 01/14/2011	5	2,240
NKY 2011 JAN 10500 CALL 01/14/2011	15	3,861
NKY 2011 JAN 9250 PUT 01/14/2011	(3)	(50)
NLY 4 02/15/2015 SWP DB	787,000	143,770
NLY 6% PFD DB SWP	4,511	75,067
NLY P7.5 2012 JAN 7.5 PUT	378	6,426
NOBLE DFT 13JUL11 MS	200,000	(3,586)
NOBLE GROUP DFT 13JUL11	100,000	(2,718)
NORTHAM PLATINUM LTD SWP DB	(10,608)	9,819
NOVARTIS AG-ADR SWP DB	(12,778)	(36,240)
NWL 5.25 PFD 12/01/27 SWP DB	5,189	63,695
NWL DFT 275 06/20/2014 BAC	500,000	(33,669)
OBX INDEX ML SWP	(382)	(47)
OCD001077 FVA USD 1Y2Y MYC	(1,500,000)	(25,177)
OCR DFT 100 12/20/2015 DB	500,000	33,522
OCR DFT 500 12/20/2015 BARC	500,000	(56,982)
OCR DFT 500 12/20/2015 BARC 2	500,000	(56,982)
ORIX ASW L+225 31MAR14 DB	20,000,000	81,527
ORIX DFT 100 30APR14 ML	60,000,000	4,977
OSK Apr11 33 PUT	(74)	(1,035)
OTP BANK SWP ML	29,598	(99,078)
OZ MINERALS LTD AUD SWP CS	(44,200)	(1,902)
PAUL Y. ENGINEERING CORP SES UBS2	500,523	(1,288)
PAY 1.7025% FIXED REC LIBOR 3M 16SEPT2015 CSFB	600,000	7,029
PAY 1.705% FIXED REC LIBOR 3M 16SEPT2015 ML	600,000	6,956
PERSEUS MINING SWP UBS	47,860	55,174
PERSIMMON CFD UBS	25,196	22,638
PHH DFT 500 09/20/2014 JPM	500,000	10,809
PHH DFT 500 09/20/2014 JPM	500,000	10,809
PING AN INSURANCE A SWP USD MS	61,833	(9,218)
PING AN INSURANCE GRP-A USD SWP DB	147,100	171,363
PING AN INSURANCE GRP-A USD SWP UBS	118,000	214,745
PING AN INSURANCE HKD SWP CS	(6,000)	1,807
PING AN INSURANCE SWP USD ML	19,000	34,999
PKD DFT 500 09/20/2012 JPM	500,000	(30,092)
PLD 2.25 37 L+43 ASW	250,000	0
PLD 2.625 5/15/2038 CBS DB 1	28,000	18,836
PLD DFT 275 06/20/2013 ML	500,000	(24,942)
POT 2011 JAN 145 CALL 01/22/2011	35	38,588
PRETORIA PORTLAND CEMENT SWP CS	(24,630)	(23,615)
PROLOGIS TRUST SWP CS USD	(7,863)	(21,647)
PROMOTORA DE INFOM SA -PRISA SWP CSFB	(8,031)	2,278
PROMOTORA DE INFORMACIONES-A WRT SWP CS	(8,834)	(3,203)
PUNCH TAVERNS PLC	87,983	6,935
PUNCH TAVERNS PLC	60,120	6,235
PXD 2012 JAN 70 CALL	(104)	(223,080)
PXD DFT 100 03/20/2013 BARC	500,000	(1,812)
PXD DFT 100 03/20/2013 RBS	500,000	(1,812)
PXP Jan11 28 CALL	(658)	(16,224)
PXP Jan11 29 CALL	(468)	(11,868)
PXP Jan11 30 CALL	(503)	(10,560)
PXP Jan11 31 CALL	(96)	(9,675)
QBE DFT 100 20JUN13 JPM2	1,000,000	2,088
RAIA SA	7,740	175
RAKUTEN INC	(717)	(25,516)
RASER TECHNOLOGIES INC SWP ML	—	(0)
REC 1.6775% SGD FLT 6M 16SEPT2015 CSFB	800,000	(4,766)
REC 1.68% SGD FLT 6M 16SEPT2015 ML	800,000	(4,641)
REC 4.015% PAY 3M NZD BBR 27AUG2012 CSFB	4,100,000	3,887
REED ELSEVIER PLC SWP CSFB	30,213	5,986
REED ELSEVIER PLC SWP EUR CSFB	8,025	1,343
REED ELSEVIER PLC SWP MS	25,281	1,325
REED ELSEVIER PLC SWP USD CSFB	5,264	(1,072)

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
REED ELSEVIER PLC SWP USD MS	61,148	6,786
REED ELSEVIER PLS SWP MS EUR	21,379	(4,216)
RESMED INC — CDI	(45,380)	13,352
RESMED INC — CDI	(69,955)	(3,093)
RESONA HOLDINGS INC SWP CSFB	(47,700)	14,932
RESONA HOLDINGS INC SWP DB	(117,715)	179,405
RESONA HOLDINGS JPY SWP JPM	(47,900)	(10,759)
RESONA HOLDINGS JPY SWP MS	(5,800)	1,503
RESONA HOLDINGS JPY SWP UBS	(18,800)	5,571
REXAM PLC SWP CS	12,149	4,400
RHA FP DFT 500 03/20/2016 UBS	839,000	(125,448)
RIG DFT 100 12/20/2012 BARC	3,000,000	(10,388)
RIG DFT 12/20/2012 JPM	1,500,000	5,249
RIG Jan11 57.5 PUT	(304)	(628)
RIG Jan11 60 PUT	(193)	(528)
RIGHTMOVE PLC	29,999	135,746
RIO LN 2011 JUN 40.00 PUT 06/17/2011	8	30,749
RIO TINTO LDN AUD SWP JPM	3,410	28,821
RIO TINTO LIMITED AUD SWP UBS	(5,800)	(72,530)
RIO TINTO LIMITED SWP JPM	(2,710)	(27,498)
RIO TINTO PLC AUD SWP UBS	7,230	69,486
RIO TINTO PLC SWP CSFB GBP	3,603	4,056
ROCKHOPPER EXPLORATION PLC SWP CS	2,320	1,987
ROYAL BANK OF SCOT SWAP	1,402,072	(14,174)
ROYAL BANK OF SCOTLAND CS SWP GBP	916,659	(12,896)
ROYAL BANK OF SCOTLAND GROUP SWP BARC	(1,211,646)	22,645
ROYAL DUTCH SHELL PLC-B SHS SWP EUR CS	(4,698)	(7,010)
RSH DFT 216 09/20/2013 DB	500,000	(15,806)
RSH DFT 222 09/20/2013 CS	500,000	(16,615)
RSH DFT 245 09/20/2013 BOA	500,000	(19,716)
RTS INDEX FUTURE MAR 11 FRS SWP CSFB	159	7,558
RTS INDEX FUTURE MAR 11 FRS SWP CSFB	(80)	(9,291)
RUSSELL 2000 MINI MAR11	(3)	(3,225)
RUSSIA EX OIL UBS CFD	(224)	(23,519)
RUSSIAN DEPOSITARY (USD) MS SWP	552	8,804
RUSSIAN DEPOSITARY (USD) MS SWP	(17)	(3,474)
RYANAIR HOLDINGS PLC	239,195	154,773
RYANAIR HOLDINGS PLC	7,200	274
S&P MID 400 EMINI MAR11	(8)	(5,201)
S&P 500 EMINI FUT MAR11	(317)	(191,848)
SAINSBURYS JPM SWAP	22,220	346
SAINSBURYS SWP CS	26,624	(3,864)
SAMSUNG ELECTRONICS USD SWP CS	10	1,324
SAN FP 2011 FEB 44 PUT 02/18/2011	92	5,044
SAN FP 2011 FEB 47 PUT 02/18/2011	77	11,739
SBAC 2011 JAN 12.5 PUT	248	1,240
SBERBANK SWP UBS	524,879	(35,315)
SEM GROUP LITIGATION TRUST	1	—
SGX S&P CNX NIFTY JAN11	(13)	(2,795)
SHANGHAI ZHENHUA HEAVY IND-A USD SWP MS	130,400	(12,849)
SILICONWARE PRECISION IND SWP USD ML	(113,870)	(16,297)
SILICONWARE PRECISION ML USD SWP	(39,980)	(1,728)
SILICONWARE PRECISION USD SES UBS	(7,895)	(1,778)
SINA 2011 JAN 25 CALL	(47)	(207,505)
SINA CS SWP USD	(161)	(4,466)
SINA.N 2011 JAN 20 PUT	60	150
SINGAPORE DOLLAR Forward	2,000,000	4,846
SINGAPORE DOLLAR Forward	(7,000,000)	(102,351)
SINOCHEM HK HLDGS 07AUG11 113.41 475 DB	1,720,000	17,393
SINOPEC 70 ASW 24APR11 ML	500,000	2,258
SK TELECOM ADR SWP MS	3,386	6,365
SK TELECOM USD SWP ML	(613)	(3,075)
SKS / USD FORWARD, 01-03-11	(681,510)	(2,476)
SKS / USD FORWARD, 01-04-11	(585,288)	(1,226)
SKS / USD FORWARD, 01-05-11	(475,688)	(510)
SL TELECOM ADR SWP CS	1,861	4,361
SLE 2011 JAN 17.5 CALL 01/22/2011	21	998
SLM Jan11 12.50 CALL	(426)	(8,850)
SNDK 2012 JAN 15 PUT	250	6,125
SOCO INTERNATIONAL PLC SWP CSFB	67,563	48,178
SOLARFUN SWP MS	(5,028)	754
SoldAUD/BoughtUSD	—	(214,457.98)
SoldCAD/BoughtUSD	—	(9,185.41)
SoldCNY/BoughtUSD	—	(32,303.07)
SoldEUR/BoughtUSD	—	472,925.16
SoldGBP/BoughtUSD	—	120,013.64
SoldJPY/BoughtUSD	—	(91,113.98)
SoldKRW/BoughtUSD	—	(14,165.91)
SoldSEK/BoughtUSD	—	14.27
SOUTH AFRICAN RAND Forward	(2,000,000)	(2,161)
SOUTH INDIAN BANK USD MS SWP	63,500	(6,825)

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
SOUTHERN CROSS MEDIA GROUP AUD SWP JPM2	109,660	(5,086)
SOUTHERN CROSS MEDIA GROUP AUD SWP UBS	20,376	8,676
SOUTHERN CROSS MEDIA GROUP SWP DB	94,560	97,260
SOUTHERN CROSS MEDIA GROUP SWP JPM	452,456	36,371
SPI 200 FUTURES MAR11	(23)	19,428
SPWR CS SWP USD	(20,798)	368,009
SPWRA 2011 JAN 10 PUT	138	690
SPWRA 2012 JAN 5 PUT	58	1,914
SPX 2011 FEB 1180 PUT 02/19/2011	67	72,360
SPX Dec11 1425 CALL	(62)	(269,115)
SPX Dec11 1450 CALL	(54)	(170,190)
SPX Dec11 800 PUT	(20)	(264,495)
SPX Dec11 825 PUT	(20)	(141,360)
SPX Dec11 850 PUT	(76)	(140,885)
SPX Feb11 1000 PUT	(15)	(52,520)
SPX Feb11 1025 PUT	(15)	(30,600)
SPX Feb11 1050 PUT	(141)	(28,200)
SPX Feb11 1075 PUT	(75)	(27,400)
SPX Feb11 1325 CALL	(152)	(116,100)
SPX Jan11 1050 PUT	(37)	(21,000)
SPX Jan11 975 PUT	(19)	(1,875)
SPX Jun11 1400 CALL	(231)	(95,305)
SPX Jun11 975 PUT	(231)	(1,650)
SPX Mar11 1050 PUT	(101)	(1,295)
SPX Mar11 1300 CALL	(49)	(93,600)
SPX Sep11 1400 CALL	(39)	(83,600)
SPX Sep11 1450 CALL	(56)	(76,440)
SPX Sep11 900 PUT	(95)	(190)
SPY 2011 JAN 125 CALL 01/22/2011	39	9,614
STANDARD CHARTERED HK SWP CSFB	(4,631)	6,770
STANDARD CHARTERED PLC USD SWAP CS	51,422	(4,995)
STANLEY BLACK & DECKER INC SWP CITI	(2,700)	783
STATE BANK INDIA JAN11 USD STK FUT SWP DB (X 125)	(2,625)	(6,344)
STM DFT 195 20MAR2014 DB	100,000	(6,549)
SUNING APPLIANCE CO LTD-A USD SWP ML	33,000	(5,707)
SWEDISH KRONER Forward	7,500,000	7,440
SWEDISH KRONER Forward	(42,000,000)	(137,716)
SWISS FRANC Forward	7,000,000	28,747
SWISS FRANC Forward	(21,200,000)	(752,759)
SWK 2011 APR 65 CALL 04/16/2011	34	15,810
SWK DFT 170 12/20/2013 BARC	500,000	(18,625)
SWPC005H5 CDS USD P V 03MEVENT	(800,000)	—
SWPC005H5 CDS USD R F 1.00000	800,000	5,432
SWPC012F0 CDS USD P V 03MEVENT	(500,000)	—
SWPC012F0 CDS USD R F 1.00000	500,000	3,246
SWPC049H3 CDS USD P V 03MEVENT	(600,000)	—
SWPC049H3 CDS USD R F 1.00000	600,000	5,200
SWPC108F5 CDS USD P F 5.00000	(400,000)	—
SWPC108F5 CDS USD R V 03MEVENT	400,000	(19,495)
SWPC14FW2 CDS USD P V 03MEVENT	(500,000)	—
SWPC14FW2 CDS USD R F 2.93000	500,000	(1,138)
SWPC193C8 CDS USD P F 1.74250	(100,000)	—
SWPC193C8 CDS USD R V 03MEVENT	100,000	(2,724)
SWPC198C3 CDS USD P F 1.78000	(100,000)	—
SWPC198C3 CDS USD R V 03MEVENT	100,000	(2,818)
SWPC207H1 CDS USD P V 03MEVENT	(500,000)	—
SWPC207H1 CDS USD R F 1.00000	500,000	1,761
SWPC225C0 CDS USD P F 1.82000	(54,000)	—
SWPC225C0 CDS USD R V 03MEVENT	54,000	(1,575)
SWPC248H2 CDS USD P V 03MEVENT	(600,000)	—
SWPC248H2 CDS USD R F 1.00000	600,000	2,637
SWPC297H2 CDS USD P V 03MEVENT	(500,000)	—
SWPC297H2 CDS USD R F 1.00000	500,000	2,579
SWPC356K3 CDS USD P V 03MEVENT	(500,000)	—
SWPC356K3 CDS USD R F 2.10000	500,000	(1,736)
SWPC446J8 CDS USD P V 03MEVENT	(100,000)	—
SWPC446J8 CDS USD R F 1.00000	100,000	28
SWPC447J7 CDS USD P V 03MEVENT	(200,000)	—
SWPC447J7 CDS USD R F 1.00000	200,000	105
SWPC452J9 CDS USD P V 03MEVENT	(500,000)	—
SWPC452J9 CDS USD R F 1.00000	500,000	(112)
SWPC455J6 CDS USD P V 03MEVENT	(800,000)	—
SWPC455J6 CDS USD R F 1.00000	800,000	(721)
SWPC471J6 CDS USD P V 03MEVENT	(400,000)	—
SWPC471J6 CDS USD R F 1.00000	400,000	(233)
SWPC536C4 CDS USD P F .94000	(363,000)	—
SWPC536C4 CDS USD R V 03MEVENT	363,000	27,276
SWPC558J2 CDS USD P V 03MEVENT	(900,000)	—
SWPC558J2 CDS USD R F .25000	900,000	(10,069)
SWPC586B5 CDS USD P F 3.75000	(1,000,000)	—
SWPC586B5 CDS USD R V 03MEVENT	1,000,000	(85,473)

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
SWPC617J1 CDS USD P V 03MEVENT	(600,000)	—
SWPC617J1 CDS USD R F .25000	600,000	(7,656)
SWPC619J9 CDS USD P V 03MEVENT	(600,000)	—
SWPC619J9 CDS USD R F .25000	600,000	(7,948)
SWPC642E1 CDS EUR P F 1.00000	(400,000)	58,440
SWPC642E1 CDS EUR R V 03MEVENT	400,000	(86,373)
SWPC644C3 CDS USD P F 1.00000	(362,000)	—
SWPC644C3 CDS USD R V 03MEVENT	362,000	12,753
SWPC645B4 CDS USD P F 3.50000	(500,000)	—
SWPC645B4 CDS USD R V 03MEVENT	500,000	(28,419)
SWPC674J1 CDS USD P V 03MEVENT	(500,000)	—
SWPC674J1 CDS USD R F 1.00000	500,000	(4,465)
SWPC690C6 CDS USD P F .61000	(725,000)	—
SWPC690C6 CDS USD R V 03MEVENT	725,000	7,773
SWPC702J7 CDS USD P V 03MEVENT	(1,000,000)	—
SWPC702J7 CDS USD R F .25000	1,000,000	(16,814)
SWPC727J8 CDS USD P V 03MEVENT	(100,000)	—
SWPC727J8 CDS USD R F 5.00000	100,000	4,028
SWPC745B3 CDS USD P F 3.80000	(500,000)	—
SWPC745B3 CDS USD R V 03MLIBOR	500,000	(44,247)
SWPC754C9 CDS USD P F .60500	(363,000)	—
SWPC754C9 CDS USD R V 03MEVENT	363,000	(17,550)
SWPC786C1 CDS USD P F .51000	(254,000)	—
SWPC786C1 CDS USD R V 03MEVENT	254,000	(866)
SWPC832J0 CDS USD P V 03MEVENT	(600,000)	—
SWPC832J0 CDS USD R F 1.00000	600,000	(3,949)
SWPC834J8 CDS USD P V 03MEVENT	(300,000)	—
SWPC834J8 CDS USD R F 1.00000	300,000	(2,466)
SWPC962J2 CDS USD P V 03MEVENT	(200,000)	—
SWPC962J2 CDS USD R F 1.00000	200,000	5,081
SWPC967F5 CDS USD P F 1.00000	(100,000)	—
SWPC967F5 CDS USD R V 00MEVENT	100,000	850
SWPC993J5 CDS USD P V 03MEVENT	(400,000)	—
SWPC993J5 CDS USD R F 1.00000	400,000	8,076
SWU0054Q5 IRS USD P V 03MLIBOR	(2,100,000)	—
SWU0054Q5 IRS USD R F 4.00000	2,100,000	(63,435)
SWU0071Q4 IRS USD P V 03MLIBOR	(1,700,000)	—
SWU0071Q4 IRS USD R F 4.00000	1,700,000	(41,518)
SWU0107Q2 IRS GBP P V 06MLIBOR	(1,000,000)	49,498
SWU0107Q2 IRS GBP R F 2.00000	1,000,000	(49,593)
SWU0108Q1 IRS GBP P V 06MLIBOR	(1,000,000)	41,198
SWU0108Q1 IRS GBP R F 2.00000	1,000,000	(41,065)
SWU0117Q0 IRS GBP P V 06MLIBOR	(400,000)	10,180
SWU0117Q0 IRS GBP R F 2.00000	400,000	(10,302)
SWU0123L3 IRS CAD P V 03MCDOR	(1,300,000)	(132,050)
SWU0123L3 IRS CAD R F 5.80000	1,300,000	170,811
SWU0257Q0 IRS JPY P V 06MLIBOR	(190,000,000)	(51,254)
SWU0257Q0 IRS JPY R F 1.50000	190,000,000	73,199
SWU0269Q6 IRS JPY P V 06MLIBOR	(50,000,000)	(11,561)
SWU0269Q6 IRS JPY R F 1.50000	50,000,000	17,701
SWU026JC6 IRS BRL P V 12MLIBOR	(5,300,000)	(171,020)
SWU026JC6 IRS BRL R F 11.29000	5,300,000	155,528
SWU067899 IRS BRL P V 01MBRDCI	(700,000)	(14,094)
SWU067899 IRS BRL R F 11.24500	700,000	11,753
SWU0767N0 IRS JPY P V 06MLIBOR	(20,000,000)	(33,964)
SWU0767N0 IRS JPY R F 2.15000	20,000,000	48,589
SWU088AA9 IRS BRL P V 01MBRDCI	(1,200,000)	(24,161)
SWU088AA9 IRS BRL R F 11.25000	1,200,000	20,192
SWU093838 IRS BRL P V 00MBRCDI	(2,100,000)	(59,065)
SWU093838 IRS BRL R F 11.36000	2,100,000	59,788
SX5E 2011 MAR 2400 PUT 03/18/2011	(67)	(22,669)
SX5E 2011 MAR 2700 PUT 03/18/2011	67	74,815
SYMC 2011 APR 15 CALL	171	38,646
TABCORP HLDG AUD SWP CS	109,930	(9,206)
TAIWANESE DOLLAR Forward	12,128,000	11,832
TAIWANESE DOLLAR Forward	(12,128,000)	(17,858)
TAMSCI 323 CALL 28JAN11 DB	72,000	9,109
TATA MOTORS 1% DFT 27MAY11	250,000	(1,061)
TATA MOTORS DFT 100 20AUG12 CS	500,000	(556)
TATTS GROUP LTD AUD SWP MS	(17,812)	(1,484)
TAYLOR WIMPEY PLC WTS 30APR2014	5,689	1,401
TAYLOR WIMPEY UBS CFD SWP	(4,398)	234
TECHNICOLOR — REGR SWP BARC	(22,765)	18,024
TECHNICOLOR — REGR SWP JPM	(22,105)	17,891
TECHNICOLOR — REGR SWP ML	(6,789)	4,610
TECHNICOLOR — REGR UBS SWAP	(26,139)	24,808
TECHNICOLOR SWP CS	(23,381)	19,620
TECHNICOLOR SWP DB	(9,957)	11,078
TECHNICOLOR SWP MS	(4,505)	1,815
TECNICAS REUNIDAS SA CS SWAP	3,643	24,472
TESCO SWP MS	50,990	19,633

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
TEVA 2011 JAN 50 CALL	174	44,631
THOMAS COOK SWP CS	(3,740)	(395)
TMO 2011 MAR 40 PUT	56	1,400
TOBU RAILWAY CO LTD	(63,136)	12,826
TOPPAN PRINT DFT 12JULY11 DB	60,000,000	(77)
TRAVIS PERKINS MS SWP	3,084	7,627
TRAVIS PERKINS PLC SWP UBS	3,255	7,816
TRAVIS PERKINS SWP CSFB	(6,340)	(14,297)
TRV Jan11 55 CALL	(220)	(6,100)
TSN 2012 JAN 15 PUT	(143)	(20,735)
TSN DFT 100 12/20/2013 (191) CS	500,000	3,000
TSN DFT 100 12/20/2013 BARC	500,000	3,000
TUI TRAVEL PLC SWP	(2,929)	(455)
TXT 2012 JAN 15 CALL	(110)	(99,000)
TXT DFT 100 06/20/2013 BAC	750,000	(5,007)
UDR DFT 03/20/2011	100,000	(100)
UDR DFT 03/20/2011	250,000	(436)
UDR DFT 110 03/20/2011 CS	100,000	(259)
UFS Apr11 80 CALL	(304)	(3,540)
UFS Jan11 75 CALL	(115)	(3,115)
UMC/UNIMICRON ASW 02DEC11 CS	100,000	31,170
UNILEVER SWP CS	(9,361)	(9,062)
UNIMICRON TECHNOLOGY USD SWP CS	(43,000)	(7,958)
UNIMICRON TECHNOLOGY USD SWP UBS	(151,000)	(26,031)
UNITED BANK OF INDIA USD SWP DB	46,000	(11,956)
UNITED BANK OF INDIA USD SWP MS	29,780	(19,301)
UNITED BANK OF INDIA USD SWP UBS	39,600	(33,300)
US 10YR NOTE FUT MAR11	(3)	10,250
US 5YR NOTE (CBT) MAR11	(26)	47,129
US DOLLAR Forward	148,487,280	—
US LONG BOND (CBT) MAR11	(50)	196,875
USD CALL / JPY PUT K=120 19OCT20 NOM	1,500,000	34,880
USD CALL / JPY PUT K=120.00 02JUL20 NOM	4,000,000	91,137
USD CALL / JPY PUT K=120.00 16OCT20 NOM	1,500,000	34,833
USD CALL / JPY PUT K=120.00 02JUN20 UBS	4,000,000	89,574
USD CALL / JPY PUT K=120.00 04JUN20 ML	2,000,000	46,000
USD CALL / JPY PUT K=120.00 04JUN20 UBS	2,000,000	44,784
USD CALL / JPY PUT K=122.00 11JUN20 JPM	4,000,000	94,618
USD CALL / JPY PUT K=122.00 29JUN20 ML	4,000,000	87,200
USD CALL /JPY PUT 2013 MAR K=120 NOM	2,327,000	12,050
USD CALL/JPY PUT 2012 MAR K=115 NOM	2,327,000	4,573
USD CALL/JPY PUT 2012 OCT K=117.5 UBS	2,300,000	8,005
USD PUT / CNY CALL 6.49 14APR11 UBS	1,900,000	11,341
USD PUT / HKD CALL 7.7430 19OCT11 CS	3,000,000	7,907
USD PUT / HKD CALL K=7.6830 13NOV12 JPM	1,800,000	13,597
USD PUT / HKD CALL K=7.6840 13NOV12 NOM	5,300,000	42,437
USD PUT / HKD CALL K=7.7375 26OCT11 HSBC	3,000,000	7,622
USD PUT / HKD CALL K=7.7405 26OCT11 NOM	3,000,000	7,694
USD PUT / HKD CALL K=7.7410 26OCT11 UBS	1,000,000	2,503
USD PUT / HKD CALL K=7.7420 19OCT11 JPM	2,500,000	5,742
USD PUT / HKD CALL K=7.7420 19OCT11 UBS	3,000,000	7,366
USD PUT/ CNY CALL K= 6.39CNY 14APR11 UBS	(1,900,000)	(4,525)
USD PUT/ CNY CALL K=6.4050CNY 15APR11 NOM	(1,900,000)	(4,893)
USD PUT/ CNY CALL K=6.5050 PUT 15APR11 NOM	1,900,000	11,124
USD PUT/ HKD CALL K=7.6760 14NOV12 JPM	5,400,000	40,392
VALEBZ DFT 100 03/20/2015 DB	500,000	4,015
VEDANTA RESOURCES DFT 500 20SEP2014 BOA	2,100,000	32,570
VEDANTA RESOURCES PLC SWP ML USD	(61,641)	(251,618)
VINCI S.A. DB SWP EUR	3,157	8,987
VLOF DFT 100 03/20/2011 BOA 2	800,000	(2,491)
VNO DFT 20JUN12	500,000	(3,157)
VODAFONE GROUP PLC	404,279	82,704
VODAFONE GROUP PLC	261,491	37,441
VORNADO 3.875% 04/15/25 SWP CS	502,000	150,939
VORNADO 3.875% 04/15/25 SWP DB	57,000	3,127
VORNADO REALTY CS SWP	(3,576)	(10,254)
VORNADO REALTY DB SWP	(61)	(991)
WANT WANT CHINA HLDGS HKD SWP CS	(48,000)	(3,741)
WELLSTREAM HOLDINGS PLC SWP BARC	33,278	8,746
WELLSTREAM HOLDINGS PLC SWP CS	4,389	3,077
WELLSTREAM HOLDINGS PLC SWP MS	643	555
WEMBLEY PLC DB SWAP	20,188	2,289
WESTFIELD GROUP AUD SWP CS	96,620	5,923
WESTFIELD GROUP AUD SWP DB	77,200	(9,757)
WESTFIELD GROUP AUD SWP JPM	10,368	2,371
WESTFIELD GROUP AUD SWP ML	55,831	(493)
WESTFIELD RETAIL TRUST AUD SWP CS	41,100	(2,745)
WESTFIELD RETAIL TRUST AUD SWP DB	80,240	(3,474)
WESTFIELD RETAIL TRUST AUD SWP UBS	95,561	(908)
WESTFIELD RETAIL TRUST SWP JPM	10,368	(241)
WESTFIELD RETAIL TRUST SWP ML	55,831	(4,994)

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
WESTPAC BANKING CORP	(14,653)	4,829
WIPRO LTD ADR SWP CSFB	31,084	54,415
WIPRO LTD MS SWP USD	2,744	2,498
WIPRO LTD USD SWP DB	5,090	5,415
WIPRO LTD USD SWP ML	25,999	42,267
WM MORRISON SUPERMARKETS UBS SWAP	66,292	(23,443)
WMI DFT 105 03/20/2014 MS	500,000	(6,318)
WOOLWORTHS LIMITED AUD SWP CS	(7,931)	(6,302)
WOOLWORTHS LIMITED AUD SWP ML	(7,290)	(2,686)
WTI CRUDE FUTURE FEB11	(3)	(9,389)
XOM Jan11 55 PUT	(174)	(111)
XOM Jan11 57.50 PUT	(111)	(54)
XOM Jan11 60 CALL	(8)	(1,280)
XOM JAN11 60 PUT	(345)	(174)
YEN / USD FORWARD, 01-05-11	84,900	1

Total Derivatives	(1,084,208,292)	(420,318)

Preferred Stock
ADLAC 5.5% SERIES D ESC	3,100	—
ADLAC 7.5% 05 F ESCROW	182,700	0
ADLAC 7.5% 11/04 ESCROW	9,200	0
ADM 6.25 PFD 6/01/11	(8,500)	(331,534)
ANGLOGOLD HOLDINGS LTD 6% PFD	(7,000)	(387,926)
APACHE CORP 6% PFD	(24,900)	(1,647,078)
CANWEST EQUITY EXP	2,919	38,107
CITIGROUP INC 0% PFD	7,990	971,224
CITIGROUP INC PFD 7.50 CONVERT	1,820	248,776
CNP 2% 09/15/29	43,656	1,409,652
DOLE FOOD AUTOMATIC EXCH 7% CNV PFD 144A	104,300	1,347,556
EMBOTELLADORA ANDINA A PREF	35,000	138,743
EMBOTELLADORA ANDINA PREF B	20,400	103,275
ENERGY XXI BERMUDA	2,600	823,503
HARTFORD FINL SVCS GRP 7.25 PFD	(12,700)	(324,099)
MAGIC HOLDINGS INTERNATIONAL	1,047	836
MDM BANK CLS	491,200	240,688
MMR 5.75% CONV. PREF	2,500	3,100,000
NLY 6% PFD	9,000	429,485
NWL 5.25 PFD 12/01/27	3,553	151,143
RETAIL VENTURES INC (DSW) 6.625 PFD	3,774	225,512
ROYAL BK SCOTLAND PFD 5.75	3,410	59,436
ROYAL BK SCOTLAND PFD 6.6	4,390	65,148
ROYAL BK SCOTLAND PFD 6.75	3,740	56,212
ROYAL BK SCOTLAND PFD 7.25 T	8,250	133,320
ROYAL BK SCOTLND PFD 7.65	80	1,737
SAMSUNG ELECTRONICS PFD	4,918	2,812,391
SLM CORP	900	16,650
STANLEY BLACK & DECKER 4.75% PFD	3,600	391,009
ULTRAPAR PARTICIPACOES PREF	26,030	1,648,044
VALE CAPITAL II 6.75 PFD	4,000	390,234
WINTRUST FINANCIAL CORP 7.5% PFD	10,766	585,267

Total Preferred Stock	941,743	12,697,311

Real Estate Investments
AMERICAN CAMPUS COMMUNITIES	16,800	533,568
ASSOCIATED ESTATES REALTY CP	29,125	445,321
DIAMONDROCK HOSPITALITY CO	5,400	64,800
DOUGLAS EMMETT INC	34,206	567,820
DYNEX CAPITAL INC	24,400	266,448
FIRST INDUSTRIAL REALTY TR	27,200	238,272
GLIMCHER REALTY TRUST	104,600	878,640
HOST HOTELS & RESORTS INC	(34,540)	(617,230)
MACERICH CO/THE	(12,891)	(610,647)
MFA FINANCIAL INC	101,500	828,240
PEBBLEBROOK HOTEL TRUST	18,400	373,888
PLUM CREEK TIMBER CO. REIT	(16,150)	(604,818)
POST PROPERTIES INC	10,683	387,793
PS BUSINESS PARKS INC/CA	8,200	456,904
SAUL CENTERS INC	14,000	662,900
U STORE IT TRUST	23,800	226,814
WINTHROP REALTY TRUST	37,700	482,183

Total Real Estate Investments	392,433	4,580,897

Asset-backed Securities

BROADWAY CREDIT CARD TRUST	508,000	519,508
BUMPER	114,745	154,305

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of	Shares/ Par
Interest, Collateral, Par, or Maturity Value	Value	Current Value
CHLPA 2010-1 A 0 144A	1,374,603	802,768
FORD AUTO SECURITIZATION TRUST	100,000	102,764
FORD CREDIT AUTO OWNER TRUST	146,037	146,482
GLOBALDRIVE	255,870	344,258
GRANITE MASTER ISSUER PLC	275,258	256,141
INABS 2005 B M1	300,000	235,266
JP MORGAN CHASE COML MTG SECS	400,000	416,025
LANDMARK V CDO LTD	591,454	554,762
MID ST TR IV	106,557	109,992
NELNET STUDENT LN TR 2008 4	1,171	1,172
PLMR 2010 1A A	300,000	298,979
PLT 2004 1A A	234,232	226,780
ROMULUS FINANCE S.R.L FLT 02/20/2015	1,500,000	1,524,522
SLC STUDENT LN TR 2008 2	274,789	274,781
SLM STUDENT LN TR	822,802	849,331
SMALL BUSINESS ADMIN	425,488	459,229

Total Asset-backed Securities	7,731,006	7,277,065

Total Investments, at fair value	1,180,162,634	4,843,691,818

* Notes Receivable from Participants		24,325,710

Total Assets held at end of year		4,868,017,528

*	Denotes party in interest

Goldman Sachs 401(k) Plan
Schedule H, Line 4i — Schedule of Assets (Acquired and
Disposed of Within the Plan Year)
December 31, 2010

Identity of issue, borrower, lessor, or similar party including
Maturity Date, Rate of Interest, Collateral, Par, or Maturity	Shares/Par	Proceeds of
Value	Value	dispositions
Common Stock
LINN ENERGY LLC	1,949	48,627

Partner Joint Venture
LAZARD LTD	50,934	1,735,441
ATLAS PIPELINES PARTNERS LP	5,901	141,113
ENCORE ENERGY PARTNERS LP	5,610	102,866

Total	64,394	2,028,047

The above information was derived from data certified accurate and complete by State Street Bank, trustee

Goldman Sachs 401(k) Plan
Schedule G, Part 1 - Schedule of Loans or Fixed Income Obligations in Default or Classified as Uncollectible
December 31, 2010

			Amount received during			Detailed description of loan including dates of making
	(b)	(c)	reporting year		(e)	and maturity, interest rate, the type and value of collateral,	Amount overdue
	Identity and	Original amount	(d)	(e)	Unpaid balance	any renegotiation of the loan and the terms of the	(h)	(i)
(a)	address of obligor	of loan (par value)	Principal	Interest	at year end	renegotiation and other material matters	Principal	Interest	Steps Taken or Will Be Taken to Collect Overdue Amounts

	Aero Inventory Plc, 30 Lancaster Rd, New Barnet, Hertfordshire EN4 8AP	2,296,809	—	—	2,296,809	Issue Date: 2/15/08, Maturity Date: 2/15/13, Collateral Type: SR SECURED, Int Rate: L+3.0%	—	27,532	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Ahmad Hamad Algosaibi & Brothers Company, PO Box 707, Al-Khobar 31952, Kingdom of Saudi Arabia	25,100	—	—	25,100	Issue Date: 5/08/07, Maturity Date: 5/08/13, Collateral Type: SR SECURED, Int Rate: L+0.85%	—	76	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Capmark Financial Group, Inc., 200 Witmer Road, Horsham, PA 19044	278,313	—	—	278,313	Issue Date: 3/23/06, Maturity Date: 6/30/11, Collateral Type: SR UNSECURED, Int Rate: P+0.95%	—	2,033	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Capmark Financial Group, Inc., 200 Witmer Road, Horsham, PA 19044	7,898,661	—	979	7,898,661	Issue Date: 3/23/06, Maturity Date: 6/30/11, Collateral Type: SR UNSECURED, Int Rate: P+2.0%	—	57,698	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Industrial Union of Donbass, 48 Schors Street, Donetsk 83050, Ukraine	25,411	—	—	25,411	Issue Date: 6/27/06, Maturity Date: 6/27/14, Collateral Type: SR. SECURED, Int Rate: L+2.45%	—	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Industrial Union of Donbass, 48 Schors Street, Donetsk 83050, Ukraine	79,409	—	—	79,409	Issue Date: 6/27/06, Maturity Date: 6/27/14, Collateral Type: SR. SECURED, Int Rate: L+2.45%	—	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Fairpoint Communications, Inc., 521 E. Morehead St, Suite 250, Charlotte, NC 28202	22,020	—	—	22,020	Issue Date: 3/31/08. Maturity Date: 3/31/15, Collateral Type: SR SECURED, Int Rate: P+1.75%	—	356	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Local Insight Regatta Holdings, Inc.188 Inverness Drive West, Suite 800, Englewood, CO 80112	62,889	—	—	62,889	Issue Date: 4/23/08, Maturity Date: 4/23/15, Collateral Type: SR SECURED, Int Rate: P+4.0%	—	4,845	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Saad Investments Company Limited, PO Box 309GT, Ugland House, South Church St, Georgetown, Grand Cayman, Cayman Islands	25,100	—	—	25,100	Issue Date: 8/24/07, Maturity Date: 8/24/12, Collateral Type: SR SECURED, Int Rate: L+1.10%	—	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Tribune Company, 435 N. Michigan Ave, Chicago, IL 60611	28,351	—	—	28,351	Issue Date: 5/17/07, Maturity Date: 5/17/14, Collateral Type: SR SECURED, Int Rate: P+2.0%	—	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Truvo Intermediate LLC, De Keyserlei 5 box 7, Antwerp, Belgium 2018	182,500	—	—	182,500	Issue Date: 5/23/07, Maturity Date: 5/31/14, Collateral Type: SR UNSECURED, Int Rate: 13.75%	—	61,646	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Adelphia Communications Corp, 5619 DTC Parkway, Greenwood Village, CO 80111	3,100	—	—	3,100	Issue Date: 4/30/1999, Maturity Date: n/a, Collateral Type: NEW MONEY, Interest Rate: 5.5	—	1,473	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Old AII Inc, 25825 Science Park Drive, Suite 400, Beachwood, OH 44122-7392	90,226	—	—	90,000	Issue Date: 8/23/2007, Maturity Date: 12/15/2016, Collateral Type: COMPANY GUARNT, Interest Rate: 10	—	17,175	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Callahan Associates International, Gustav-Heinemann-Ufer 54,50968 Koeln,Germany	9,000	—	—	9,000	Issue Date: 7/16/2001, Maturity Date: 7/15/2011,Collateral Type:SENIOR NOTES,Interest Rate:14.125	—	10,901	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Motors Liquidation Co, 300 Renaissance Center, Detroit, MI 48265	432,000	—	—	432,000	Issue Date: 4/29/1998, Maturity Date: 5/1/2028,Collateral Type:SR UNSECURED,Interest Rate:6.75	—	46,818	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Motors Liquidation Co, 300 Renaissance Center, Detroit, MI 48265	161,000	—	—	161,000	Issue Date: 5/23/2003, Maturity Date: 5/23/2048,Collateral Type:SR UNSECURED,Interest Rate:7.375	—	19,064	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Motors Liquidation Co, 300 Renaissance Center, Detroit, MI 48265	164,000	—	—	164,000	Issue Date: 9/11/1995, Maturity Date: 9/1/2025,Collateral Type:SR UNSECURED,Interest Rate:7.4	—	19,485	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Motors Liquidation Co, 300 Renaissance Center, Detroit, MI 48265	376,000	—	—	376,000	Issue Date: 6/10/1996, Maturity Date: 6/15/2024,Collateral Type:SR UNSECURED,Interest Rate:8.1	—	48,899	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Motors Liquidation Co, 300 Renaissance Center, Detroit, MI 48265	26,296	—	—	23,000	Issue Date: 3/12/1991, Maturity Date: 3/1/2021,Collateral Type:SR UNSECURED,Interest Rate:8.8	—	3,250	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Motors Liquidation Co, 300 Renaissance Center, Detroit, MI 48265	139,095	—	—	139,000	Issue Date: 7/22/1991, Maturity Date: 7/15/2021,Collateral Type:SR UNSECURED,Interest Rate:9.4	—	20,978	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	ICO North America, 3468 Diablo Blvd., Suite B-115, Lafayette, CA 94549	927,700	—	—	927,700	Issue Date: 08/15/05, Maturity Date: 8/15/09,Collateral Type:n/a,Interest Rate:7.5	927,700	114,996	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	200,000	—	—	200,000	Issue Date: 12/21/2006, Maturity Date: 12/23/2008,Collateral Type:SR UNSECURED,Interest Rate:0	200,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	441,000	—	—	441,000	Issue Date: 12/21/2005, Maturity Date: 12/23/2010,Collateral Type:SR UNSECURED,Interest Rate:0	441,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	363,000	—	—	363,000	Issue Date: 1/12/2007, Maturity Date: 1/12/2012,Collateral Type:SR UNSECURED,Interest Rate:0	—	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	224,000	—	—	224,000	Issue Date: 2/25/2004, Maturity Date: 3/13/2014,Collateral Type:SR UNSECURED,Interest Rate:4.8	—	24,998	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	147,000	—	—	147,000	Issue Date: 1/12/2007, Maturity Date: 2/6/2012,Collateral Type:SR UNSECURED,Interest Rate:5.25	—	17,943	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	464,000	—	—	464,000	Issue Date: 3/29/2006, Maturity Date: 4/4/2016,Collateral Type:SR UNSECURED,Interest Rate:5.5	—	59,334	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	5,643,000	—	—	5,643,000	Issue Date: 1/22/2008, Maturity Date: 1/24/2013,Collateral Type:SR UNSECURED,Interest Rate:5.625	—	737,999	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	706,000	—	—	706,000	Issue Date: 7/19/2007, Maturity Date: 7/19/2012,Collateral Type:SR UNSECURED,Interest Rate:6	—	98,487	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	2,009,000	—	—	2,009,000	Issue Date: 9/26/2007, Maturity Date: 9/26/2014,Collateral Type:SR UNSECURED,Interest Rate:6.2	—	289,597	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	3,402,000	—	—	3,402,000	Issue Date: 1/10/2002, Maturity Date: 1/18/2012,Collateral Type:SR UNSECURED,Interest Rate:6.625	—	524,014	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	1,879,000	—	—	1,879,000	Issue Date: 4/24/2008, Maturity Date: 5/2/2018,Collateral Type:SR UNSECURED,Interest Rate:6.875	—	300,346	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	220,000	—	—	220,000	Issue Date: 8/15/2000, Maturity Date: 8/15/2010,Collateral Type:SR UNSECURED,Interest Rate:7.875	220,000	40,281	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	645,000	—	—	645,000	Issue Date: 5/25/2007, Maturity Date: 5/25/2010,Collateral Type:SR UNSECURED,Interest Rate:0	645,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Raser Technologies Inc., 5152 North Edgewood Drive, Suite 200, Provo, UT 84604	30,000	—	—	30,000	Issue Date: 6/13/2008, Maturity Date: 4/1/2013,Collateral Type:SR UNSECURED,Interest Rate:8	—	607	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Tronox Inc., 3301 NW 150th Street, Oklahoma City, OK 73134	559,000	—	—	559,000	Issue Date: 7/14/2006, Maturity Date: 12/1/2012,Collateral Type:COMPANY GUARNT,Interest Rate:9.5	—	112,111	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Tronox Inc., 3301 NW 150th Street, Oklahoma City, OK 73134	24,000	—	—	24,000	Issue Date: 7/14/2006, Maturity Date: 12/1/2012,Collateral Type:COMPANY GUARNT,Interest Rate:9.5	—	4,813	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Washington Mutual Inc., 1201 Third Avenue, Seattle, WA 98101	124,000	—	—	124,000	Issue Date: 3/7/2006, Maturity Date: 3/29/2049,Collateral Type:JR SUBORDINATED,Interest Rate:6.534	—	16,789	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Washington Mutual Inc., 1201 Third Avenue, Seattle, WA 98101	120,000	—	—	120,000	Issue Date: 5/24/2007, Maturity Date: 6/29/2049,Collateral Type:JR SUBORDINATED,Interest Rate:6.895	—	17,146	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security

*	Denotes party in interest

SIGNATURES
     The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrative Committee (or other persons who administer the employee benefit plan) has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

The GOLDMAN SACHS 401(k) PLAN Members of the Administrative Committee
By:	/s/ Christopher Ceder
Name:	Christopher Ceder

By:	/s/ Peter Johnson
Name:	Peter Johnson

By:	/s/ Edina Jung
Name:	Edina Jung

By:	/s/ Marguarite A. Carmody
Name:	Marguarite A. Carmody

     Date: June 29, 2011

INDEX TO EXHIBITS

Exhibit No.	Description
23	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm